Exhibit 99.1

EXECUTION VERSION

DATED	21 DECEMBER 2017

SALE AND PURCHASE AGREEMENT relating to the issued share capital of ZENIUM TOPCO LIMITED and ZENIUM MANAGEMENT LIMITED

The Sale and Purchase Agreement is being filed as an exhibit to this report in order to provide investors with information regarding its terms. It is not intended to provide any other financial or factual information about CyrusOne or the other others parties to the Sale and Purchase Agreement. The warranties and covenants contained in the Sale and Purchase Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Sale and Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Sale and Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of CyrusOne or other parties. Moreover, information concerning the subject matter of the warranties and covenants may change after the date of the Sale and Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by CyrusOne.

CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE	20
3	CONDITIONS TO COMPLETION	21
4	PERIOD TO COMPLETION	22
5	CONSIDERATION	26
6	ESCROW AMOUNT	27
7	WARRANTIES	29
8	SPECIFIED INDEMNITY MATTERS	32
9	SELLERS’ LIMITATIONS ON LIABILITY	34
10	COMPLETION	36
11	TERMINATION	40
12	TAX COVENANT	41
13	POST-COMPLETION	42
14	ACCESS	44
15	FINANCIAL STATEMENTS	45
16	CONFIDENTIALITY	45
17	NOTICES AND OTHER COMMUNICATIONS	47
18	THIRD PARTY RIGHTS	48
19	ASSIGNMENT	49
20	ENTIRE AGREEMENT	49
21	MISCELLANEOUS	49
22	GOVERNING LAW	50
23	JURISDICTION	51
24	SERVICE OF PROCESS	51
25	SELLERS’ REPRESENTATIVE	51
26	GUARANTEE	54

SCHEDULE 1*		56
	Part 1 The Sellers	56
	Part 2 The Sellers’ Consideration	58
	Part 3 The Manco Warrantors	59
SCHEDULE 2*		60
	Part 1 Details of the Company	60
	Part 2 Details of the Subsidiaries	62
	Part 3 Details of Manco	65
SCHEDULE 3*		66

Part 1 - Freehold Properties	66
Part 2 - Leasehold Properties	67
Part 3 : Customer Contracts	71
SCHEDULE 4	58
Part 1	58
Part 2	59
Part 3	59
SCHEDULE 5	61
Part 1	61
Part 2 Accounting Policies	63
Part 3 Pro forma Completion Accounts Amount in USD	66
Part 4 Pro forma Completion Accounts	67
SCHEDULE 6 INTERIM COVENANTS	68
SCHEDULE 7	73
SCHEDULE 8	111
SCHEDULE 9	121
Part 1 Manco Warranties	121

*    Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

THIS AGREEMENT is made the 21st day of December 2017

BETWEEN

(1)                             THOSE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (collectively the “Sellers” and individually a “Seller”);

(2)                             ZENIUM TOPCO LIMITED (company number 282936) whose registered office is at Walkers Corporate Limited, Cayman Corporate Centre, 5th Floor, 27 Hospital Road, Grand Cayman KY1-9008, Cayman Islands (the “Company”);

(3)                             CYRUSONE DUTCH HOLDINGS B.V. whose registered office is in Amsterdam, The Netherlands (the “Buyer”);

(4)                             ZTL SELLER REP, LLC, a Delaware limited liability company, whose registered office is in Delaware, United States of America, solely in its capacity as the representative of the Sellers (the “Sellers’ Representative”); and

(5)                             CYRUSONE LP, a Maryland limited partnership, whose registered address is in Maryland, United States of America (“Guarantor”).

INTRODUCTION

The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares which comprise all of the issued share capital of the Company (which is an exempted company pursuant to the Companies Laws (as amended) of the Cayman Islands), (i) directly by acquiring the Direct Shares held by certain shareholders; and (ii) indirectly by acquiring the Manco Shares (being all of the issued share capital of Zenium Management Limited (which is a private limited company incorporated in England and Wales)), which entity holds the balance of the share capital of the Company, further details of which are set out in Part 2 of Schedule 2.

AGREED TERMS

1                                       DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this agreement:

“Accounts” means the audited consolidated financial statements of the Company as at the Accounts Date, prepared in accordance with IFRS and Applicable Law as in force and applicable to the Company, including the balance sheet, profit and loss account and relevant reports and notes;

“Accounts Date” means December 31, 2016;

“Acquisition Transaction” has the meaning given to it in clause 4.8;

“Advisers” in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers, in each case, in such capacity and acting on behalf of such person;

“Affiliate Agreement” means any agreement to which a Target Group Company is party with any Seller or any member, manager, officer, director, employee or Associate of any Seller (other than any Target Group Company) including those pursuant to which (i) any such person has borrowed money, or (ii) any such person has any interest in any property, asset or right used by any Target Group Company, in each case, except for employment relationships and the payment of compensation and benefits in the ordinary course of business thereunder;

“Agent” means a party’s Associates and its and their respective directors, officers, employees, agents, partners, Advisers and contractors in each case acting on its or their behalf;

“Announcement of Transaction” means the press release in relation to the transaction, in the agreed form;

“Applicable Law” means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement of a Competent Authority or interpretation or administration of any of the foregoing by a Competent Authority;

“Associate” means in relation to a person:

(a)                             a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with section 435 of the Insolvency Act 1986 (whether or not an associate as so defined); or

(b)                             any Group Member of that person;

“Audit Expenses” has the meaning given to it in clause 15.2.

“AWV” has the meaning given to it in paragraph 1(a) of Part 3 of Schedule 4;

“Books and Records” has its common law meaning and includes any and all notices, correspondence, orders, inquiries, drawings, plans, books of account, ledgers, original documents, files, papers and other documents and all computer disks or tapes or other machine legible programmes or other records (excluding software);

“Business Day” means a day other than a Saturday, Sunday or public holiday in London, England or New York, NY, USA;

“Buyer” has the meaning given to it in the Preamble;

“Buyer Conditions” means the conditions precedent to Completion set out in Part 1 of Schedule 4;

“Buyer’s Group” means the Buyer, Guarantor, any holding company of the Buyer and all other subsidiaries and subsidiary undertakings of Buyer and any such holding company from time to time;

“Buyer’s Solicitors” means Sullivan & Cromwell LLP of 125 Broad Street, New York, New York 10004 – 2498;

“Capital Investments Schedule” means the Schedule in the form attached hereto, setting out the Estimated Funded Capital Investments as at the date of this agreement and to the extent it may be updated as at the Completion Date as agreed between the Buyer and the Sellers’ Representative;

“Cash” means the aggregate of the cash and cash equivalents owned by any member of the Target Group at the Effective Time calculated in accordance with the policies of Schedule 5, including, without limitation, cash at bank and in hand, but excluding any amount taken into consideration in calculating Debt, Working Capital, Company Expenses, London One Fit Out Expenditure and Funded Capital Investments;

“Cash Completion Payment” means an amount in U.S. dollars equal to the Completion Payment, less (a) the Escrow Amount, less (b) the Sellers’ Representative Reserve Amount;

“Citi Escrow Agreement” means that certain escrow agreement, dated as of November 16, 2017, by and among Zenium Holdings Limited, International Finance Corporation and Citibank, N.A.;

“Clearance Certificate” has the meaning given to it in paragraph 1(a) of Part 3 of Schedule 4;

“Clearance Condition” means the condition precedent to Completion set out in paragraph 1 of Part 3 of Schedule 4;

“Code” means the United States Internal Revenue Code of 1986;

“Companies Act” means the Companies Act 2006;

“Company” has the meaning given to it in the Preamble;

“Company Expenses” means any transaction costs and single-trigger bonuses (including retention bonuses) incurred and payable by any member of the Target Group and related to the transaction that is the subject matter of this agreement, in each case that are unpaid as of the Effective Time, but excluding any such payments arranged by the Buyer or any Associate of the Buyer;

“Competent Authority” means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction, any recognised investment exchange, and any local, national or supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement or any of the parties;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with the parties’ obligations under clause 10;

“Completion Accounts” means the consolidated balance sheet of the Target Group as at the Effective Time setting out the Cash, Debt and Working Capital of the Target Group in each case calculated in accordance with the accounting policies set out in Schedule 5 and in the form as set out in Schedule 5;

“Completion Accounts Amount” means the aggregate sum of the following (which can be either a positive or negative number):

(a)                             the Net Cash Balance; plus

(b)                             the Working Capital Surplus, if any; minus

(c)                             the Working Capital Shortage, if any; minus

(d)                             the Company Expenses; plus

(e)                             the Funded Capital Investments; plus

(f)                                the London One Fit Out Expenditure;

“Completion Date” means five (5) Business Days after satisfaction (or waiver by the Sellers’ Representative or the Buyer, as applicable) of the Conditions (other than those Conditions which, by their terms, are to be satisfied or waived at Completion, but subject to the satisfaction or waiver of such Conditions), or such later date as may be agreed in writing between the Sellers’ Representative and the Buyer;

“Completion Payment” has the meaning given to it in clause 10.2.2;

“Conditions” means the conditions precedent to Completion set out in Schedule 4;

“Confidential Information” has the meaning given to it in clause 16.2;

“Consideration” has the meaning given to it in clause 5.1;

“Consultant” means any individual engaged by the Target Group under a contract to provide services personally either on a self-employed basis or through a personal service company;

“Continuing Provisions” means clauses 1, 9, 11.1.4 through 11.1.6, 11.2, 16, 17 and 19 through 26;

“Corporate Seller” means Quantum Strategic Partners Limited;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Customer Contract” means any lease, licence, co-location or other contract entered into with any Tenant or occupier;

“D&O Tail Policy” has the meaning given to it in clause 10.5.7;

“Data Room” means the online data room containing certain documents relating to the transaction set up by the Company and to which the Buyer and its Advisers have been provided access prior to the date of this agreement and which was closed to new additions at 12:30 p.m. (local time in New York, New York) on December 20, 2017 (as verified in writing by Merrill Corporation (the Data Room provider)), a copy of which was subsequently provided by the Sellers to the Buyer on a USB on or about the date of this agreement and which is attached to the Disclosure Letter;

“Debt” means the Outstanding Indebtedness of each member of the Target Group at the Effective Time calculated in accordance with Schedule 5 expressed as a positive number, but excluding any amount taken into consideration in calculating Cash, Working Capital, Company Expenses, London One Fit Out Expenditure and Funded Capital Investments;

“Development Property” has the meaning given to it in paragraph 26.23 of Schedule 7;

“Direct Shares” means the 231,499,999 A preference shares of US$0.001 each, the 12,846,283 B preference shares of US$0.001 each, the 121,933 A ordinary shares of US$1.00 each and the 40,649 B ordinary shares of US$1.00 each in the Company referred to in Part 1 of Schedule 2;

“Disclosed” means fairly disclosed in the Disclosure Letter or in any document delivered with the Disclosure Letter (which shall include the contents of the USB of the Data Room) and/or the Supplementary Disclosure Letter in sufficient detail to enable a reasonable buyer to identify the nature and scope of the relevant matter;

“Disclosed Customer Contract” means any Customer Contract that has been Disclosed including those contracts set out under the heading “Customer Contracts” in Part 3 of Schedule 3;

“Disclosed Supplier Contract” means any Supplier Contract that has been Disclosed;

“Disclosure Letter” means the disclosure letter from the Sellers to the Buyer, dated with the date of this agreement, disclosing certain matters in relation to the Seller Warranties, in the agreed form and delivered to the Buyer prior to execution of this agreement;

“Effective Time” has the meaning given to it in Schedule 5;

“Employees” means all employees, directors, officers and workers employed or engaged by a member of the Target Group as of the date of this agreement, whose names are listed in a schedule to the Disclosure Letter;

“Encumbrance” includes any mortgage, charge, lien, pledge, easement, right of pre-emption, right of veto, option, covenant, debenture, claim, restriction, lease, trust, order, decree, title defect, security interest, conflicting claim of ownership, right to use, right to occupy, equitable right, power of sale, retention of title, right of first refusal or any other third party right or security interest or claim of any kind or an agreement, arrangement or obligation to create any of the above;

“Escrow Account” means the account of the Escrow Agent to be opened with the Escrow Agent for the sole purpose of receiving and holding the Escrow Amount;

“Escrow Agent” means a mutually agreed escrow agent acting pursuant to the terms of the Escrow Letter;

“Escrow Amount” means US$5,000,000;

“Escrow Letter” means an escrow agreement between the Sellers’ Representative, the Buyer and the Escrow Agent on the terms and conditions set forth herein and otherwise in form and substance reasonably satisfactory to the Buyer and the Sellers’ Representative;

“Estimated Adjustment” means the aggregate sum of the following (which can be either a positive or negative number):

(a)                             the Estimated Net Cash Balance; plus

(b)                             the Estimated Working Capital Surplus, if any; minus

(c)                             the Estimated Working Capital Shortage, if any; minus

(d)                             the Estimated Company Expenses; plus

(e)                             the Estimated Funded Capital Investments; plus

(f)                                the Estimated London One Fit Out Expenditure,

as notified by the Company to the Buyer in accordance with clause 10.2;

“Estimated Cash” means the amount of the Cash as estimated by the Company in good faith;

“Estimated Company Expenses” means the amount of the Company Expenses as estimated by the Company in good faith;

“Estimated Debt” means the amount of the Debt as estimated by the Company in good faith;

“Estimated Funded Capital Investments” means the amount of the Funded Capital Investments as estimated by the Company in good faith and determined based on the Capital Investments Schedule;

“Estimated London One Fit Out Expenditure” means the amount of capital expenditure incurred by the Target Group in relation to the London One Fit Out up to a maximum amount of US$18,500,000, as estimated by the Company in good faith and determined based on the London One Fit Out Expenditure Schedule;

“Estimated Net Cash Balance” means the Estimated Cash less the Estimated Debt, which may be a positive or a negative amount;

“Estimated Working Capital” means the amount of the Working Capital estimated by the Company in good faith;

“Estimated Working Capital Shortage” means an amount equal to the excess, if any, of the Target Working Capital over the Estimated Working Capital (and for the avoidance of doubt, if Estimated Working Capital is equal to or greater than Target Working Capital, such amount shall be zero);

“Estimated Working Capital Surplus” means an amount equal to the excess, if any, of the Estimated Working Capital over the Target Working Capital (and for the avoidance of doubt, if Target Working Capital is equal to or greater than Estimated Working Capital, such amount shall be zero);

“Freehold Property” means the properties set out in Part 1 of Schedule 3;

“Funded Capital Investments” means the aggregate amount of capital expenditure actually incurred by any member of the Target Group from the date hereof and prior to the Effective Time in accordance with the Capital Investments Schedule;

“German Authority” means the German Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie);

“German Land Purchase Agreement” means an agreement dated 30 November 2017 between DATA-Center Frankfurt West GmbH as seller, Max Baum Immobilien GmbH as the sole shareholder of the seller and Zenium Germany GmbH as buyer of the property registered in the land register of the local court of Frankfurt Außenstelle Höchst for Sossenheim folio 4779 (deed no. 623/2017 of notary Dr. Schmitz/Frankfurt am Main);

“German Land Purchase Price” means the amount of the purchase price paid, including all tax and interest in relation thereto (other than any real estate transfer tax imposed in connection with entry into the German Land Purchase Agreement, which shall not include any real estate transfer tax imposed in connection with the transfer to the Buyer of the Sale Shares), by a member of the Target Group pursuant to and in accordance with the terms of the German Land Purchase Agreement, to the extent such amount is paid by such member of the Target Group at or prior to Completion and the Sellers’ Representative provides written notice of such amount to the Buyer in connection with Completion;

“Group Member” means at any relevant time, in relation to any undertaking, a “subsidiary undertaking” or “group undertaking” (as defined in section 1161 and 1162 of the Companies Act) of that undertaking and “Member of its Group”, in relation to any undertaking, means any group undertaking as so defined of that undertaking;

“Guaranteed Obligations” has the meaning given to it in clause 26.1.1;

“Guarantor” means CyrusOne LP;

“IFRS” means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and associated interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002;

“Indemnified Person” has the meaning given to it in clause 8.1;

“Information Technology” means computer and technology hardware, equipment and devices, software and networks, including servers, workstations, routers, hubs, circuits, switches and data communications lines, but expressly excluding the data centres owned and operated by the Company and its Group Members and associated Infrastructure Agreements;

“Information Technology Supplier Contract” means a Supplier Contract relating to the Information Technology;

“Infrastructure Agreements” means each infrastructure agreement, conduit lease (and associated easements), dark fiber lease (and associated easements), pathway agreement, utility, HVAC, electricity connection agreement, colocation agreement, concession agreement, services agreement, service order, or similar agreement affecting the ability to use telecommunications equipment or services at the Real Properties, to which any member of the Target Group is a party, and all amendments, modifications, extensions or supplements thereto; provided, however, that “Infrastructure Agreements” shall not include any Customer Contracts or Supplier Contracts;

“ING Facility” means the EUR 100,000,000 Senior Facility Agreement entered into between: (1) Zenium Germany GmbH (as Borrower); (2) ING Bank (as Bookrunning Mandated Lead Arranger); (3) HSH Nordbank AG, NIBC Bank Deutschland AG and Banco Santander S.A. (as Mandated Lead Arrangers); (4) ING Bank N.V. (as Sole Coordinator and Hedging Coordinator) and (5) HSH Nordbank AG (as Agent and Security Agent) dated 24 August 2017;

“Intellectual Property” means all intellectual property, industrial and proprietary rights which may subsist anywhere in the world, including: (a) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content), and all copyrights therein and thereto; (b) trademarks, service marks, brand names, certification marks, collective marks, trading names, logos, symbols, trade dress, trade names, and other indicia of origin; (c) rights in designs (registered and unregistered); (d) patents and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (e) database rights, domain names, data, databases and other compilations of information; (f) all goodwill, applications and registrations for or associated with any of the foregoing and (g) all rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing;

“Interim Period” means the period between the signing of this agreement and the earlier of: (a) Completion; and (b) the termination of this agreement in accordance with clause 11;

“InvestorCo” means Zenium InvestorCo Limited, a company organized under the laws of the Isle of Man.

“InvestorCo Shareholders” means Mike Venables, Keith Cronshaw, Mark O’Keefe, Chester Reid, Matt Pullen, Julian King and PSFM Trustees Limited.

“Land Register Excerpts” means the current land register excerpts for the Freehold Property and for the Property Frankfurt 3 which are included at documents 17.4.1 and 17.4.2 of the Data Room;

“Leasehold Property” means the properties set out in Part 2 of Schedule 3;

“Lender Breakage Costs” means, without duplication to any amounts included in Outstanding Indebtedness, any applicable costs, fees and penalties that are due and payable at the Effective Time in connection with the breakage of any interest rate, currency or commodity derivatives or hedging transactions or similar arrangements relating to the Third Party Financing;

“Lombard Facility” means the £48,700,000 Multicurrency Term Facilities Agreement in connection with the financing of a data centre at ProLogis Park, Heathrow in the United Kingdom entered into between (1) ISDC Developments (No.3) Limited (changed its name to Zenium UK2 Limited) (as Original Borrower) and (2) Lombard North Central plc (as Arranger, Original Lender, Original Hedge Counterparty, Agent and Security Trustee) dated 20 March 2017;

“London One” means the data centre located at 12 Liverpool Road, Trading Estate, Slough, Berkshire SL1 4QZ;

“London One Fit Out” means the fit out works on various data halls in lieu of the leasing of first floor of London One;

“London One Fit Out Expenditure” means the aggregate amount of capital expenditure actually incurred by any member of the Target Group at any time prior to the Effective Time in connection with the London One Fit Out, including expenditure set out in the London One Fit Out Expenditure Schedule, up to a maximum of US$18,500,000;

“London One Fit Out Expenditure Schedule” means the applicable sections of the Capital Investments Schedule attached hereto, setting out the London One Fit Out

Expenditure as at the date of this agreement and to the extent it may be updated as at the Completion Date as agreed between the Sellers’ Representative and Buyer;

“London Two” means the data centre located at DC2, ProLogis Distribution Park, Stockley Road, West Drayton, UB7 9FN;

“Long Stop Date” means four (4) months after the date of this agreement;

“Loss” means any loss, damage, liability, fine, penalty, charge and any other documented out of pocket cost and expense that a party incurs;

“Management” means Franek Sodzawiczny, Matthew Pullen, Chester Reid, Julian King, Mark O’Keefe, Mike Venables and Keith Cronshaw;

“Management Accounts” means for the Target Group the profit and loss for the quarter ended on September 30, 2017 and balance sheet as at September 30, 2017;

“Management Services Agreements” means employment agreements (or binding term sheets) to be executed and delivered as at Completion;

“Manco” means Zenium Management Limited details of which are set out in Part 3 of Schedule 2;

“Manco Accounts” means the unaudited financial statements of Manco as at 31 December 2016, prepared in accordance with legislation as in force and applicable to Manco, including the balance sheet, profit and loss account and relevant reports and notes;

“Manco Shares” means the 1 Ordinary-A Share of US$1.00 each, and the 40,649 Ordinary-B Shares of US$1.00 each, being the entire issued share capital of Manco;

“Manco Title and Capacity Warranties” means the warranties set out in paragraphs 1, 2 and 3 of Part 1 of Schedule 9;

“Manco Warranties” means the warranties set out in Part 1 of Schedule 9;

“Manco Warrantor Relevant Percentage” means, in relation to each Manco Warrantor, the percentage set out against such Manco Warrantor’s name in column (2) of Part 3 of Schedule 1;

“Manco Warrantors” means the Corporate Seller, Julian King, Chester Reid, Mike Venables, Keith Cronshaw, Mark O’Keefe and Aslihan Güreşçier;

“Manco Warranty Claim” means a claim for any breach of any of the Manco Warranties;

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) and/or results of operations of the Target Group, taken as a whole; provided, however, any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) conditions or effects that generally affect the data center industry in the United Kingdom and Germany, (b) seasonal fluctuations of the businesses of the Target Group, (c) any regional, national or international economic, financial, social or political conditions (including changes therein), (d) effects resulting from changes in the financial, banking or securities markets, (e) any effects or conditions resulting from an outbreak or escalation of hostilities, disease, acts of terrorism, cyber terrorism, political instability or other national or international calamity, crisis or emergency, an act of God or any governmental or other response to any of the foregoing, in each case involving the United Kingdom or Germany, (f) effects arising from changes or proposed changes in Applicable Law or accounting principles or requirements, including any changes or proposed changes in standards, interpretations or enforcement thereof, (g) effects relating to the announcement, execution or consummation of this agreement or the transactions contemplated hereby, including the fact that the prospective owner of the Target Group is the Buyer or any Associate of the Buyer or related to the identity of any of the Buyer’s representatives, (h) effects resulting from compliance with the terms and conditions of this agreement by any Seller, the Company or any other member of the Target Group (including the failure to take any action restricted by this agreement) or otherwise consented to in writing by the Buyer, (i) any matters disclosed under clause 6, the “General Disclosures” (excluding the references to the Data Room documents contained therein other than the references in paragraphs 7.7, 7.9 and 7.12 and  the contents of all documents contained within folders 3.1 to 3.5 of the Data Room (inclusive of documentation within any subfolders therein)) and any matters disclosed under clause 8, the  “Specific Disclosures”, in the Disclosure Letter, (j) any breach of this agreement by the Buyer, or (k) any failure by any member of the Target Group to meet any projections, forecasts or estimates in and of itself (although this clause (k) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure), except that Material Adverse Effect shall include any change, event, effect or occurrence arising out of or attributable to the matters described in the foregoing clauses (a) through (f) to the extent the Target Group, taken as a whole, is materially disproportionately affected relative to other participants in the data center industry in the United Kingdom and Germany (in which case, only the incremental disproportionate effect shall be taken into account in the determination of Material Adverse Effect hereunder);

“Material IP Contract” has the meaning given to it in clause 28.22 of Schedule 7;

“Minority Shareholders” means (a) International Finance Corporation; and (b) YCP ZTP, L.P;

“Money Purchase Benefits” means benefits as defined in section 181 of the Pension Schemes Act 1993 (including any benefits in a jurisdiction other than the U.K. that would fall within the meaning of such section in the U.K.);

“Negative Adjustment” has the meaning given to it in clause 5.2.1;

“Net Cash Balance” means the Cash less the Debt, which may be a positive or a negative amount;

“Notice to Complete” has the meaning given to it in clause 11.1.4;

“Notified Claim” has the meaning given to it in clause 8.1.1;

“Other Adjustment Amounts” has the meaning given to it in Schedule 5, being the Company Expenses, the Funded Capital Investments and the London One Fit Out Expenditure;

“Outstanding Indebtedness” means, with respect to any person, without duplication, as of the Effective Time, (a) the aggregate of the outstanding borrowings of each member of the Target Group for the payment or repayment of money to the relevant counterparty in each case including any unpaid accrued interest thereon and including, only to the extent payable by the Target Group, any costs, fees or penalties for the early redemption of such borrowings in each case as at the Effective Time, (b) any reimbursement or repayment obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of assets, services or securities, other than the German Land Purchase Price, (d) all financial or capital lease obligations of such person for real or personal property required under IFRS to be capitalised on the books and records of such person, (e) all assets and liabilities of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (f) all letters of credit or performance bonds issued for the account of such person, only to the extent drawn upon and (g) all guarantees and keepwell arrangements of such person of any Outstanding Indebtedness of any other Person other than a wholly-owned Subsidiary of such person;

“Pension Schemes” means The People’s Pension and the other pension schemes in respect of which details are provided in the Disclosure Letter;

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, browser or device, and any other personal information or personal data that is subject to any Applicable Laws (including the Data Protection Act 1998), including an individual’s combined first and last name, address, telephone number, fax number, email address, identifier issued by a Competent Authority (including any passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, any other browser- or device-specific number or identifier or any web or mobile browsing or usage information that is linked to the foregoing;

“Plant and Equipment” means the infrastructure and systems serving the Real Property and all other fixed and loose plant, machinery and equipment, fittings and other chattels located at the Real Property other than those installed pursuant to the Customer Contracts;

“Positive Adjustment” has the meaning given to it in clause 5.2.2;

“Power Supply Agreement” means the 12 month power agreement from EON for the 6 MVA supply which is included at document 7.5.2.2.15.7 of the Data Room.

“Prohibition Condition” means the condition precedent to Completion set out in paragraph 2 of Part 3 of Schedule 4;

“Property Frankfurt 3” means the property which is the subject of the German Land Purchase Agreement;

“Purchase Price” means US$442,229,000.00;

“PWC” has the meaning given to it in clause 15.2.

“Real Property” means the Freehold Property and Leasehold Property, short particulars of which are set out in Schedule 3 Part 1 and Part 2, respectively;

“Registered Intellectual Property” means any Intellectual Property issued by, registered with, renewed by or the subject of a pending application before, any Competent Authority or internet domain name registrar;

“Relevant Account” means the following bank account:

Bank:	Barclays Bank Plc

Sort code:

Account name:

Account number:

Reference:

“Relevant Benefits” means any relevant benefits as defined in section 393B of the Income Tax (Earnings and Pensions) Act 2003 except that it will include the benefits specified in sections 393B(2)(a) or any other benefits in any jurisdiction which provide benefits on retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment;

“Relevant Day” has the meaning given to it in clause 17.4(a);

“Relevant Proportion” means, in relation to each of the Sellers, the percentage set out against such Seller’s name in column (4) of Part 2 of Schedule 1;

“Required Financial Statements” has the meaning given to it in clause 15.1.

“Sale Shares” means:

(a)          the Direct Shares being the entire issued share capital of the Company other than the shares in the Company owned by Manco; plus

(b)          the Manco Shares;

“Seller” has the meaning given to it in the Preamble;

“Seller Warranties” means the warranties set out in Schedule 7;

“Sellers’ Associate” means any Associate of any of the Sellers;

“Sellers’ Conditions” means the conditions precedent to Completion set out in Part 2 of Schedule 4;

“Sellers’ Representative” has the meaning given to it in the preamble;

“Sellers’ Representative Reserve Amount” means US$3,000,000;

“Sellers’ Solicitors” means Charles Russell Speechlys LLP of 5 Fleet Place, London EC4M 7RD;

“SOW” has the meaning given to it in clause 15.2.

“SPA” means a sale and purchase agreement relating to the sale of Zenium EM 2 Limited entered into between (1) SPC, (2) Equinix (Netherlands) Holdings B.V. and (3) Zenium Holdings Limited and dated 6 October 2017;

“SPC” means Zenium EM SPC Limited an exempted company incorporated as a segregated portfolio company pursuant to the Companies Law (as amended) of the Cayman Islands with company number 298167;

“Subsidiaries” means those companies whose particulars are detailed in Part 2 of Schedule 2;

“Subsidiary Shares” has the meaning given to it in paragraph 7.2 of Schedule 7;

“Supplementary Disclosure Letter” means the supplementary disclosure letter from the Sellers to the Buyer disclosing certain supplementary matters in relation to the Seller Warranties arising following the date of this agreement, in the agreed form as to general disclosures only and delivered to the Buyer prior to Completion in accordance with clause 10.2.4;

“Supplier Contract” means any contract for the supply of services (including services relating to Information Technology) to a member of the Target Group the benefit of which is enjoyed by any Target Group Company or which is provided for the benefit of the Real Property or service provided or to be provided from the Real Property and to which any Target Group Company is a party (including, but not limited to, contracts for the supply of design and/or construction services);

“Target Group” means the Company, its Subsidiaries, or any of them as the context requires (for the avoidance of doubt, except for SPC and its subsidiaries) and “Target

Group Company” and “member of the Target Group” shall be construed accordingly;

“Target Working Capital” means negative Nine Hundred and Twenty-Eight Thousand United States Dollars (US$-928,000);

“Tax” or “Taxation” has the meaning given to it in the Tax Covenant;

“Tax Authority” has the meaning given to it in the Tax Covenant;

“Tax Covenant” means the tax covenant set out in Schedule 8;

“Tax Covenant Claim” means a claim under the Tax Covenant;

“Tax Legislation” means any statute, enactment, law or regulation, including all subordinate legislation or orders, providing for and/or directly concerning the assessment, imposition, collection or administration of Tax;

“Tax Warranties” means the warranties of the Company and Manco given under clause 7.1 and as set out in paragraph 29 of Schedule 7;

“Tax Warranty Claim” means a claim for any breach of any of the Tax Warranties;

“Tenant” means any tenant or customer or occupier of the Real Property in relation to which a Target Group Company has granted or entered into a lease, licence, co-location or other similar contract;

“Tenant Estoppel” means an estoppel letter (a) substantially in the form of the agreed form from the Tenant set forth in Section A of the specific disclosures in the Disclosure Letter or (b) if such Tenant declines to execute such form letter, such form with any modifications thereto that are reasonably acceptable to the Buyer;

“Third Party Financing” means the Lombard Facility and ING Facility;

“Third Party Financing Redemption Amount” means the aggregate outstanding amount under the Third Party Financing as at the Effective Time, including without limitation (and without duplication) (i) accrued and unpaid interest and (ii) all applicable costs, fees and penalties for the early redemption (only to the extent actually payable by the Target Group) of the Third Party Financing, which amount will only be payable if the Third Party Financing is redeemed at the Effective Time;

“Title and Capacity Warranties” means the warranties set out in paragraphs 1, 2.1-2.5, 6 and 7 of Schedule 7;

“Transaction Documents” means this agreement, the Tax Covenant, the Disclosure Letter, the Supplementary Disclosure Letter and the Escrow Letter and “Transaction Document” shall mean any one of them;

“Turkey Entities Extraction” has the meaning given to it in clause 4.5;

“VAT” means (a) within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and (b) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition;

“W&I Insurance Policy” means the warranty and indemnity insurance policy between AIG Europe Limited as the “coverholder” and the Buyer as the “insured” dated on or about the date of this agreement;

“Warrantors” means each of the Sellers other than Pensions Partnership SSAS Trustees Limited;

“Warranty Claim” means a claim for any breach of any of the Seller Warranties or breach in respect of clause 2.1.1 of this agreement;

“Water Chiller Evaporator Credit” means US$476,000;

“Working Capital” means the current assets of the Target Group less the current liabilities of the Target Group in each case at the Effective Time (such liabilities to include for this purpose any real estate transfer tax owed by the Target Group but not yet paid only in respect of the transactions contemplated by the German Land Purchase Agreement as at the Effective Time, but excluding any real estate transfer tax imposed in connection with the transfer to the Buyer of the Sale Shares), excluding amounts included within the definitions of Cash, Debt, Company Expenses, London One Fit Out Expenditure or Funded Capital Investments, and calculated in accordance with the policies in Schedule 5;

“Working Capital Shortage” means an amount equal to the excess, if any, of the Target Working Capital over the Working Capital (and, for the avoidance of doubt, if Working Capital is equal to or greater than Target Working Capital, such amount shall be zero);

“Working Capital Surplus” means an amount equal to the excess, if any, of Working Capital over the Target Working Capital (and, for the avoidance of doubt, if Target Working Capital is equal to or greater than Working Capital, such amount shall be zero).

1.2         Interpretation

In this agreement:

(a)          reference to:

(i)           any statute or statutory provision includes a reference:

(A)               to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)               any subordinate legislation made under the relevant statutory provision,

except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this agreement would be to increase or extend the liability of a party under this agreement;

(ii)          the singular includes the plural and vice versa and any gender includes other genders;

(iii)         the “introduction” or to a “clause” or “schedule” is a reference to the Introduction or the relevant clause or schedule of or to this agreement;

(iv)         a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s);

(v)          a document “in agreed form” is to a document in the form agreed by or on behalf of each party to such document and initialled for the purposes of identification by or on behalf of the Buyer and the Sellers;

(vi)         a party or the parties means a party or the parties to this agreement and includes its or their successors and permitted assigns and for this purpose “permitted assigns” includes:

•             in relation to a right of a party - any person to whom that right may have been assigned except to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or deed or prohibited by law; and

•             in relation to an obligation of a party - any person to whom that obligation may have been assigned with the written agreement of the party to whom the obligation is owed,

provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except:

•             by operation of law;

•             as expressly provided in this agreement; or

•             with the written agreement of the party to whom the obligation is owed; and

(vii)        “this agreement” includes this agreement as amended or supplemented from time to time;

(b)          the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)          the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(d)          the word “property” includes choses in action and other intangible property;

(e)          the table of contents and the headings to clauses and schedules are for convenience only and are to be ignored in construing this agreement;

(f)           the expression “in the ordinary course of business” or “business in the ordinary course” means the ordinary and usual course of business of the relevant Target Group Company consistent in all material respects (including nature and scope) with the prior practice of such Target Group Company;

(g)          if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in clause 17 (Notices and other communications)) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the time in London, England;

(h)          if a party must perform an act on a given day (other than service of a communication in accordance with clause 17 (Notices and other communications)), they must perform such act by 5:30 p.m. (local time in London, England) on that day (unless this agreement expressly states otherwise).  If they perform such act after 5:30 p.m. (local time in London, England) on a day, they are treated as not having performed such act until the next Business Day;

(i)           references to writing shall include any modes of reproducing words in a legible and non-transitory form in English; and

(j)           to determine the applicable exchange rate to apply to any necessary payment hereunder which requires a foreign currency conversion, the parties will use the foreign currency exchange rate as follows:  (x) €1:$1.1814 and (y) £1:$1.3213.

1.3         The schedules form part of this agreement as if set out in full in this agreement and a reference to “this agreement” includes a reference to the schedules and, for the avoidance of doubt, the parties shall comply with their obligations as set out in the schedules as if set out in full in this agreement.

2             SALE AND PURCHASE

2.1         Subject to the terms and conditions of this agreement, including but not limited to satisfaction (or waiver) of the Conditions, at Completion, each Seller:

2.1.1           shall sell and transfer or procure the sale and transfer, to the Buyer, and the Buyer shall buy, the full legal and beneficial interest in the Sale Shares set out opposite such Seller’s name in Column (3) of the table set out in Part 1 of Schedule 1 on the terms set out in this agreement, in each case free from all Encumbrances and together with all rights attached or accruing to the Sale Shares on or after the Completion Date including, in particular, the right to receive all dividends and distributions declared, made or paid after the Completion Date; and

2.1.2           waives or agrees to procure the waiver of any other restriction on transfer including rights of pre-emption which such Seller or any of such Seller’s Associates may have the benefit of in relation to such Sale Shares (or any of them) pursuant to the articles of association of the Company or Manco.

3             CONDITIONS TO COMPLETION

3.1         The obligation of the Buyer to effect the transactions contemplated by this agreement shall be subject to the satisfaction on or prior to the Completion Date, of all of the Buyer Conditions, any one or more of which may be waived in writing by the Buyer.

3.2         The obligation of the Sellers to effect the transactions contemplated by this agreement shall be subject to the satisfaction on or prior to the Completion Date of the Sellers’ Conditions, any one or more of which may be waived in writing by the Sellers’ Representative.

3.3         Without prejudice to clauses 3.1 and 3.2, the obligation of the Sellers, the Company and the Buyer to effect the transactions contemplated by this agreement shall be subject to the satisfaction:

3.3.1           prior to the Long Stop Date, of the Clearance Condition, which may be waived in writing by mutual agreement between the Sellers’ Representative and the Buyer; and

3.3.2           on or prior to the Completion Date, of the Prohibition Condition, which may be waived in writing by mutual agreement between the Sellers’ Representative and the Buyer.

3.4         Each of the Company and the Sellers’ Representative (in the case of any Buyer Condition) and the Buyer (in the case of any Sellers’ Condition) undertakes to disclose in writing to each other anything which may prevent any Buyer Condition or Sellers’ Condition (as the case may be) from being fulfilled on or prior to the Long Stop Date, in each case as soon as reasonably practicable and, in any event, promptly after it comes to the Company’s, the Sellers’ Representative’s or the Buyer’s attention (as the case may be).

3.5         The Company, the Sellers and the Buyer shall use their respective reasonable endeavours to fulfil or procure the fulfilment at the earliest practicable date, and in any event before the Long Stop Date, of the Conditions.

3.6         The Buyer and Sellers shall submit the application for the Clearance Certificate to the German Authority at the earliest practicable date following the signing of this agreement.

3.7         The Sellers and the Buyer agree that:

3.7.1           all requests and enquiries from the German Authority in connection with the application for the Clearance Certificate shall be (a) shared with the Sellers’ Representative as soon as practicable (and in any event within one (1) Business Day) after receipt by the Buyer and (b) dealt with by the Buyer only after consultation with the Sellers’ Representative and taking account of all reasonable recommendations by the Sellers’ Representative; and

3.7.2           the Buyer will notify the Sellers’ Representative in writing as soon as practicable (and in any event within one (1) Business Day) of the satisfaction of the Clearance Condition.

3.8         The Company and the Buyer shall (a) send the Tenant Estoppel to the applicable Tenant and (b) use their respective reasonable endeavours to obtain an executed copy of such Tenant Estoppel from such Tenant, in each case at the earliest practicable date following the signing of this agreement.  In no event shall the Company, the Sellers or the Sellers’ Representative be obligated to (i) make payments or otherwise pay any consideration to any person, (ii) amend or modify any agreement or settle any claim with such Tenant or (iii) take any action against such Tenant, in each case in order to obtain such Tenant Estoppel.

3.9         The Sellers, the Company and the Buyer each undertake to use their reasonable endeavours to cooperate with each other, and provide as soon as reasonably practicable, such assistance as is reasonably requested by the other in order to achieve satisfaction of the Conditions.

4             PERIOD TO COMPLETION

4.1         The applicable Sellers shall deliver to the Buyer:

4.1.1           on the date of this agreement, the Disclosure Letter duly signed by the applicable Sellers;

4.1.2           on the date of this agreement, a certified copy of the written resolutions of the board of directors of the Company authorising (i) the execution of this agreement and the performance by the Company of its respective obligations under this agreement and (ii) subject to Completion, the transfer of the applicable Sale Shares to the Buyer and resolving that the transfer of the applicable  Sale Shares shall be approved for registration and the Buyer be entered into the register of members of the Company;

4.1.3           on the date of this agreement, a certified copy of the minutes of a meeting of the board of directors of Manco authorising, subject to Completion, the sale of the applicable Sale Shares to the Buyer and resolving that the transfer of the applicable Sale Shares shall be approved for registration and the Buyer be entered into the register of members of Manco; and

4.1.4           as promptly as practicable following the date of this agreement, duly signed and dated Management Services Agreements executed on behalf of Franek Sodzawiczny, Chester Reid, Matt Pullen and Julian King.

4.2         On the date of this agreement the Buyer shall deliver to the Sellers the Disclosure Letter duly signed by the Buyer;

4.3         Subject to clauses 4.4, 4.5 and 4.6, the Sellers (solely with respect to the Target Group) and the Manco Warrantors (solely with respect to Manco) shall procure that, during the Interim Period:

4.3.1           each member of the Target Group will conduct its business in the ordinary course in all material respects and shall use its commercially reasonable efforts to (a) preserve its business organisation intact and (b) maintain existing relationships and goodwill with customers, suppliers, lessors and employees;

4.3.2           without prejudice to clause 4.3.1, no member of the Target Group will undertake any of the acts or matters listed in Schedule 6 without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

4.3.3           Manco will conduct its business in the ordinary course in all material respects; and

4.3.4           without prejudice to clause 4.3.3, Manco will not undertake any of the matters listed in Schedule 6 (applying such matters to Manco) without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

4.4         The Company shall send any request for consent of the Buyer under clause 4.3 to “General Counsel and Legal” of the Buyer at generalcounsel@cyrusone.com and legal@cyrusone.com and Brian E. Hamilton of the Buyer’s Solicitors at hamiltonb@sullcrom.com (or such other person(s) as may be notified by the Buyer to the Company in writing).

4.5         Clause 4.3 and Schedule 6 shall not operate so as to restrict or prevent Sellers or any member of the Target Group from taking any action reasonably necessary to (a) wind-up or liquidate SPC and Zenium Technology Partners 2 Limited, (b) distribute or transfer all of the share capital of each such entity to Sellers or any of their Affiliates that are not members of the Target Group, (c) effect the transfer of shares or other equity interests in SPC by certain minority shareholders, (d) lend funds to certain Sellers in connection with the settlement of outstanding shareholder loans between SPC and such Sellers, and (e) make distributions to such Sellers or redeem or repurchase such Sellers’ shares in SPC in connection therewith, in each case substantially as set forth in Annex A or as amended in order to comply with Applicable Law (the “Turkey Entities Extraction”).

4.6         Clause 4.3 and Schedule 6 shall not operate so as to restrict or prevent:

4.6.1            completion or performance of any obligation undertaken pursuant to any contract entered into by any member of the Target Group or Manco either (a) prior to the date of this agreement or (b) during the Interim Period in accordance with clauses 4.3, 4.5, 4.7 or Schedule 6;

4.6.2            any matter contemplated by this agreement;

4.6.3            the entry by any member of the Target Group into any Customer Contract (which, for the avoidance of doubt, shall be governed by the terms of clause 4.7 only);

4.6.4            any matter required to comply with any Applicable Law or regulation (including the requirements of any Competent Authority); and

4.6.5            any member of the Target Group from taking any action or consummating any of the transactions required by the German Land Purchase Agreement.

4.7         During the Interim Period, if any member of the Target Group proposes to enter into any Customer Contract that would: (a) generate revenue or cost for the Target Group in excess of US$25,000 per calendar month; (b) involve the installation of any additional modules (meaning the fit out of any additional data halls solely as a result of such Customer Contract) at the Real Property; or (c) involve the provision of any material additional service or space at the Real Property to a Tenant, then the Company will procure that the relevant member of the Target Group will request the consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) before entering into such contract by contacting Robert Jackson, General Counsel, or in his absence such other staff member of the Buyer’s Group who, in the ordinary course of business, would normally authorise such decisions.

4.8         During the Interim Period:

4.8.1           the Manco Warrantors shall not take, or permit Manco or any of the Manco Warrantors’ or Manco’s respective Agents or representatives to take; and

4.8.2           the Sellers shall not take, or permit any member of the Target Group or any of the Sellers’ or their respective Target Group Company’s Agents or representatives to take,

any action to solicit, initiate or engage in, knowingly pursue or knowingly encourage discussions or negotiations with, or provide any information to or enter into any agreement with, any person (other than the Buyer and/or its Agents and representatives) concerning any purchase of the equity securities of Manco or the Company or any merger, combination, consolidation, sale of material assets, recapitalisation, reorganisation or other disposition or similar transaction involving some or all of the equity or a material proportion of key assets of Manco or any Target

Group Company, other than sales of inventory in the ordinary course of business and assets sold in accordance with clause 4.3 (each such transaction, an “Acquisition Transaction”). Notwithstanding the foregoing, but subject to the foregoing restrictions, the parties hereto acknowledge that, prior to the date of this agreement, the Sellers and the Company, their respective Agents and their respective representatives have provided information relating to Manco and the Target Group and have afforded access to, and engaged in discussions with, other persons in connection with a proposed Acquisition Transaction.

4.9         The parties shall during the Interim Period at all times act in good faith towards the others and make such arrangements as are reasonably necessary in relation to the transition of the Target Group’s business to the Buyer’s ownership.

4.10      The Company shall use its reasonable endeavours to make all agreed expenditures in accordance with the Capital Investments Schedule and the London One Fit Out Expenditure Schedule between the date of this agreement and Completion, in each case in compliance in all material respects with the requirements of any applicable Customer Contract or Supplier Contract.

4.11      If requested by the Buyer in writing, during the Interim Period, the Company shall use its reasonable endeavours, and shall cause each other Target Group Company to use reasonable endeavours, to take any actions and deliver any documents, certificates, consents, agreements or instruments that are reasonably requested in writing by Buyer for the repayment, repurchase, redemption, retirement, termination, discharge, satisfaction, assumption, continuation, amendment or other treatment specified by Buyer of the Third Party Financing; provided, however, that nothing herein shall require the Sellers, the Sellers’ Representative or the Company to take any action that would be effective prior to Completion, or to the extent it would, in the Sellers’ or the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any member of the Target Group.  Notwithstanding the foregoing, neither the Sellers, the Sellers’ Representative, the Company nor any member of the Target Group shall be required to (a) pay any fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability (in each case, other than the Lender Breakage Costs, if applicable) or provide or agree to provide any indemnity in connection with any of the foregoing that would be effective prior to Completion or would be treated as a Company Expense or (b) undertake any obligation or execute any agreement that would be effective prior to Completion, or deliver, or cause to be delivered, any legal opinion by its counsel, or corporate authorisations or approvals (including board or stockholder resolutions) for the purpose of approving new indebtedness. Other than in respect of the deliverables set forth in Section 10, the Buyer acknowledges and agrees that it is not a condition precedent to Completion or any of its other obligations under this agreement that the Buyer or any of its Associates repay, repurchase, redeem, retire, terminate, discharge, satisfy, assume, continue or amend the Third Party Financing for or in connection with the transactions contemplated by this agreement and that notwithstanding anything to the contrary, the condition set forth in paragraph 2 of Part 1 of Schedule 4, as it applies to the Company’s obligations under this clause 4.11, shall be deemed satisfied unless the Company intentionally took any action or omitted to take any action that it knew or ought to have known would constitute a breach of its obligations under this clause 4.11.

4.12      On or prior to Completion, the Company shall take all action required to settle all outstanding amounts owing under any Affiliate Agreement and terminate all such Affiliate Agreements as of Completion.

4.13      During the Interim Period, the Company shall and shall cause each Target Group Company (as applicable) to take all action reasonably necessary to apply for any applicable permit under the Environmental Permitting (England and Wales) Regulations 2016 for London Two at the earliest practicable date following the signing of this agreement.

5             CONSIDERATION

5.1         The amount payable at Completion for the Sale Shares shall be:

5.1.1           the Purchase Price; plus

5.1.2           an amount equal to the Estimated Adjustment (it being acknowledged that such amount may be a positive or negative number), subject always to an adjustment made in accordance with clause 5.2; plus

5.1.3           the German Land Purchase Price, if any; minus

5.1.4           the Lender Breakage Costs, if any; plus

5.1.5           the Audit Expenses; minus

5.1.6           the Water Chiller Evaporator Credit,

such amount, as adjusted pursuant to this agreement, being the “Consideration”.

5.2         After the agreement or determination of the Completion Accounts and Other Adjustment Amounts in accordance with Schedule 5:

5.2.1           if the Completion Accounts Amount is less than the Estimated Adjustment (i.e. less positive or more negative) (such difference being the “Negative Adjustment”) the Sellers’ Representative and the Buyer shall procure that as soon as reasonably practicable (and in any event within two (2) Business Days) a joint written instruction shall be given to the Escrow Agent (signed on behalf of the Buyer and by the Sellers’ Representative in the form set out in the Escrow Letter) to pay:

(a)          to the Buyer, by electronic funds transfer to a bank account nominated in writing by the Buyer, an amount equal to the Negative Adjustment out of the Escrow Account; and

(b)          to the Sellers (in their respective Relevant Proportions), any amount remaining in the Escrow Account, after any payments pursuant to clause 5.2.1(a) above,

and if the amount in the Escrow Account is less than the amount of the Negative Adjustment, then the Sellers shall pay the balance of the Negative Adjustment directly to the Buyer (to a bank account it shall nominate) in their Relevant Proportions; and

5.2.2           if the Completion Accounts Amount is more than the Estimated Adjustment (i.e. more positive or less negative) (such difference being the “Positive Adjustment”):

(a)          the Buyer shall promptly (and in any event within two (2) Business Days) pay to the Sellers, by electronic funds transfer to the Relevant Account, an amount equal to the Positive Adjustment; and

(b)          the Sellers’ Representative and the Buyer shall promptly (and in any event within two (2) Business Days) jointly instruct the Escrow Agent in writing to pay to the Sellers, by electronic funds transfer to the Relevant Account, all of the funds in the Escrow Account, for allocation among the Sellers based on their Relevant Proportions, and in each case such payment shall constitute a good discharge for the relevant payor of its obligations to pay that amount.

5.3         Any payment made by any party under this clause 5 will, so far as possible, be treated as an adjustment to the Consideration paid by the Buyer for the relevant Sale Shares.

6             ESCROW AMOUNT

6.1         The Buyer and the Sellers agree that:

6.1.1           the Escrow Amount shall be paid into the Escrow Account in accordance with clause 10.5.2 at Completion; and

6.1.2           the Escrow Agent shall hold the Escrow Amount as agent for the Sellers and the Buyer on the terms and subject to the conditions set out in the Escrow Letter.

6.2         The parties agree that:

6.2.1           no portion of the Escrow Amount shall be released unless due in accordance with the provisions of this clause and the Escrow Letter. When any portion of the Escrow Amount is payable, pursuant to clause 5, each of the Buyer and the Sellers’ Representative shall procure that as soon as reasonably practicable (and in any event within two (2) Business Days) a joint written instruction shall be given to the Escrow Agent (signed on behalf of the Buyer and the Sellers’ Representative in the form set out in the

Escrow Letter) to pay such portion of the Escrow Amount to the party entitled thereto, and by such payment method as the party concerned may reasonably require and have notified to the Escrow Agent, subject to deduction of any applicable bank fee or charge and fees of the Escrow Agent as contemplated by clause 6.5;

6.2.2           in the event of any dispute as to whether the Escrow Amount (or any proportion of the Escrow Amount) is payable, the Escrow Amount (or any proportion of the Escrow Amount) shall not be paid until such dispute is resolved by written agreement between the Buyer and the Sellers’ Representative or otherwise in accordance with this agreement and, as applicable, the Escrow Letter; and

6.2.3           if the Buyer or the Sellers’ Representative (on behalf of the Sellers) fails to give a written instruction in breach of clause 6.2.1, the Buyer (in the case of a breach by the Buyer), or the Sellers (in the case of a breach by the Sellers’ Representative and in their respective Relevant Proportions), shall:

(a)          indemnify the other party against all Losses incurred by it as a result of such breach and in taking any action or proceedings to enforce its rights to receive payment of the amount that is due; and

(b)          to the extent the Escrow Agent becomes involved in any such action or proceedings, be responsible for and shall pay any costs or fees properly incurred by the Escrow Agent as a result.

6.3         The Escrow Amount (or such remaining proportion of the Escrow Amount) shall be released to the Sellers in their Relevant Proportions if (a) it has been finally determined pursuant to this agreement and, as applicable, the Escrow Letter that no outstanding claims for payment are valid or (b) upon receipt by the Escrow Agent of joint written instructions from the Buyer and the Sellers’ Representative to release the Escrow Amount (or such remaining proportion of the Escrow Amount) to the Sellers.

6.4         If the date specified in clause 6.2 for the payment of the Escrow Amount is not a Business Day or the time of day at which the condition for payment of the Escrow Amount is satisfied and is such that it makes it reasonably unfeasible to pay the Escrow Amount within banking hours, the Escrow Amount shall be paid as soon as practicable within banking hours on the next Business Day.

6.5         The Sellers (on the one hand and based on their Relevant Proportions) and the Buyer (on the other hand) shall each bear 50 per cent (50%) of the costs, fees and expenses of the Escrow Agent. The Sellers’ obligation under this clause 6.5 shall be satisfied by payment out of the Escrow Account.

7             WARRANTIES

Seller warranties

7.1         Subject to clause 9 and except as Disclosed, each Seller severally (not jointly or jointly and severally) warrants to the Buyer that each of the Title and Capacity Warranties of such Seller solely with respect to such Seller is true and accurate as of the date of this agreement. Subject to clause 9 and except as Disclosed, each Warrantor severally (not jointly or jointly and severally) warrants to the Buyer that each of the Seller Warranties (other than the Title and Capacity Warranties) is true and accurate as at the date of this agreement.

7.2         Each of the Seller Warranties is separate and is to be construed independently of the other Seller Warranties.

7.3         Where any Seller Warranty refers to the awareness, knowledge or belief of any Seller or Warrantor or any analogous expression, the awareness, knowledge or belief of such Seller or Warrantor shall be deemed to extend only to the actual awareness, knowledge or belief as at the date of this agreement or immediately prior to Completion (as applicable) of the Management, having made reasonable enquiries of Steve Hayward and Peter Dormer, and, solely with respect to the Corporate Seller, shall be deemed to extend only to the actual awareness, knowledge or belief as at the date of this agreement or immediately prior to Completion (as applicable) of the authorized signatory of the Corporate Seller who executed and delivered this agreement.

Buyer warranties

7.4         The Buyer warrants to the Sellers that at the date of this agreement:

7.4.1           the Buyer is a company, validly existing and duly registered under the laws of its jurisdiction of incorporation;

7.4.2           the Buyer has all requisite corporate power and authority to enter into this agreement and to perform this agreement and any agreement to be entered into pursuant to this agreement to which the Buyer is a party;

7.4.3           the execution, delivery and performance by the Buyer of its obligations under this agreement does not constitute a breach of Applicable Law in any relevant jurisdiction, under the Buyer’s constitutional documents or under any instrument to which the Buyer is a party, and will not result in a breach of any judgment, decree or order or governmental regulation applicable to the Buyer, except, in each case for such breaches as would not be, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Buyer to consummate the transactions contemplated by this agreement;

7.4.4           the Buyer has, and will have at Completion, access to sufficient resources to pay the amounts required to be paid by it under this agreement, including payment in full of the Consideration and to pay all of its associated fees, costs and expenses that are the obligations of the Buyer under this agreement;

7.4.5           that it is not a condition precedent to Completion or any of its other obligations under this agreement that the Buyer or any of its Associates obtain financing for or in connection with the transactions contemplated by this agreement;

7.4.6           no broker, finder or similar intermediary has acted for or on behalf of the Buyer or any of its Associates in connection with this agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with or any action taken by the Buyer or any of its Associates;

7.4.7           no order, petition or application has been made, no proceeding or meeting has been held and no resolution has been passed for the winding up of the Buyer or for any provisional liquidator to be appointed in respect of the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer;

7.4.8           no administration order has been made in respect of the Buyer, nor has any administrator been appointed in respect of the Buyer, nor has any notice of intention to appoint any such administrator been given, nor so far as the Buyer is aware have any other steps been taken by any person (including the Buyer or its directors) to appoint such an administrator;

7.4.9           no person has appointed or so far as the Buyer is aware has threatened to appoint a receiver (including any receiver, administrative receiver or administrator) in respect of the Buyer or any of its assets;

7.4.10         no composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 of the Insolvency Act 1986 in respect of the Buyer; and

7.4.11         no event analogous to any of clause 7.4.7 to 7.4.10 above has occurred in respect of the Buyer in any jurisdiction.

Guarantor warranties

7.5         The Guarantor warrants to the Sellers that at the date of this agreement:

7.5.1           the Guarantor is a partnership organised, validly existing and in good standing under the laws of its jurisdiction of organisation and has all requisite partnership power and authority to carry on its business as now being conducted;

7.5.2           the Guarantor has all requisite partnership power and authority to enter into this agreement and to perform its obligations under this agreement and consummate the transactions contemplated by this agreement and that the execution and delivery of this agreement, the performance by the Guarantor of its obligations under this agreement and the consummation of the transactions contemplated by this agreement have been duly and validly authorised by all necessary partnership action on the part of the Guarantor;

7.5.3           the execution, delivery and performance of this agreement does not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under the Guarantor’s constitutional documents, and will not conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Guarantor, except, in each case for such breaches as would not be, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Guarantor to consummate the transactions contemplated by this agreement;

7.5.4           the Guarantor has, and will retain, sufficient resources to pay the amounts required to be paid by it under this agreement, and to pay all of its associated fees, costs and expenses that are the obligations of the Guarantor under this agreement;

7.5.5           no broker, finder or similar intermediary has acted for or on behalf of the Guarantor or any of its Associates in connection with this agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with or any action taken by the Guarantor or any of its Associates;

7.5.6           no order, petition or application has been made, no proceeding or meeting has been held and no resolution has been passed for the winding up of the Guarantor or for any provisional liquidator to be appointed in respect of the Guarantor and no petition has been presented and no meeting has been convened for the purpose of winding up the Guarantor;

7.5.7           no administration order has been made and no application for administration (whether out of court or otherwise) has been made in respect of the Guarantor, nor has any administrator been appointed in respect of the Guarantor, nor has any notice of intention to appoint any such administrator been given, nor so far as the Guarantor is aware have any other steps been taken by any person (including the Guarantor or its directors) to appoint such an administrator;

7.5.8           no person has appointed or so far as the Guarantor is aware has threatened to appoint a receiver (including any administrative receiver) in respect of the Guarantor or any of its assets;

7.5.9           no composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 of the Insolvency Act 1986 in respect of the Guarantor; and

7.5.10         no event analogous to any of clause 7.5.6 to 7.5.9 above has occurred in respect of the Guarantor in any jurisdiction.

Manco Warranties

7.6         Subject to clause 9, each Manco Warrantor severally (not jointly or jointly and severally) warrants to the Buyer that each of the Manco Title and Capacity Warranties of such Manco Warrantor solely with respect to such Manco Warrantor is true and accurate as of the date of this agreement, and each Manco Warrantor severally (not jointly or jointly and severally) warrants to the Buyer in their respective Manco Warrantor Relevant Percentages that each of the other Manco Warranties is true and accurate as at the date of this agreement.

7.7         Each of the Manco Warranties is separate and is to be construed independently of the other Manco Warranties.

7.8         Where any Manco Warranty refers to the awareness, knowledge or belief of the Manco Warrantors or any analogous expression, the awareness, knowledge or belief of the Manco Warrantors shall be deemed to extend only to the actual awareness, knowledge or belief as at the date of this agreement of the applicable Manco Warrantor.

7.9         Any amount paid by or on behalf of the Manco Warrantors in respect of a Manco Warranty Claim shall be deemed to reduce the Consideration payable to the Manco Warrantors by the Buyer under this agreement, and to be deemed a repayment of that amount.

8             SPECIFIED INDEMNITY MATTERS

8.1         Subject always to the other provisions of this clause 8, the Sellers shall, jointly and severally, indemnify in full and hold harmless the Buyer and each member of the Buyer’s Group and its and their Associates (each an “Indemnified Person”), from and against any and all Losses which any member of the Buyer’s Group or any member of the Target Group suffers or incurs from and after Completion and arising from or otherwise in relation to:

8.1.1           any claim made by any third party against any member of the Target Group or Buyer’s Group (a “Notified Claim”) under the SPA or any other document or agreement entered into in connection with the transaction contemplated by the SPA;

8.1.2           any Notified Claim by any Minority Shareholder in connection with, arising from or in relation to: (a) their respective holding of securities in SPC; and (b) the transfer of such securities to Zenium Holdings Limited;

8.1.3           the ownership and operation of the business in Turkey by any member of the Target Group at any time prior to the Completion Date;

8.1.4           the Turkey Entities Extraction;

8.1.5           any termination fee or other penalty payable pursuant to the terms and conditions of the Power Supply Agreement due to events that arise prior to the Completion.

8.2         Notwithstanding clause 18, this clause 8 may, with the prior written consent of the Buyer, be enforced by each other Indemnified Person under the Contracts (Rights of Third Parties) Act 1999.  The provisions of this clause 8 may be varied or terminated by written agreement between the Sellers’ Representative and the Buyer (and the Buyer may also release or compromise in whole or in part any liability in respect of rights contemplated by this clause) without the consent of any such other Indemnified Person.

8.3         Subject always to clause 8.4 below, in the event of any Notified Claim, the Buyer shall give written notice to the Sellers’ Representative as soon as reasonably practicable setting out summary details of the Notified Claim and such relevant Indemnified Person shall procure that in respect of the Notified Claim:

8.3.1           no admission of liability, settlement or compromise is made without the prior written consent of the Sellers’ Representative;

8.3.2           the Sellers’ Representative and its professional advisers are provided with such information relating to the Notified Claim as they may reasonably request; and

8.3.3           such action is taken as the Sellers’ Representative reasonably requests in writing in order to avoid, defend, dispute, mitigate, appeal, settle or compromise such claim.

8.4         The Sellers shall be liable for the indemnity contained in this clause 8, other than to the extent any applicable Losses are attributable to any actions taken or omitted to be taken by Buyer, the Target Group or any of their respective Agents, from and after Completion, including any intentional action taken or omitted to be taken by the Buyer, the Target Group or any of their respective Agents from and after Completion of the obligations of any member of the Target Group under the SPA, that the Buyer knew or ought to have known would constitute a breach under the SPA.

8.5         The aggregate liability of the Sellers for any and all claims under this agreement (including the Schedules hereto) shall not exceed the Cash Completion Payment (as adjusted pursuant to the terms of this agreement).  Notwithstanding the foregoing, the aggregate liability of the Sellers for any and all claims under clause 8.1.5 shall not exceed $268,000.

8.6         No claim under this clause 8 may be made against any Seller unless written notice of any matter giving rise to any such claim together with, where reasonably possible,

further details of such claim and the provisional amount of such claim, is served on the relevant Seller by the Buyer on or before the date falling (1) in the case of any claim made pursuant to Section 8.1.1 through 8.1.4, ten (10) years following the Completion Date and (2) in the case of any claim made pursuant to Section 8.1.5, seven (7) years following the Completion Date.

9             SELLERS’ LIMITATIONS ON LIABILITY

9.1         Notwithstanding any other provision of this agreement or the terms of the W&I Insurance Policy and other than in respect of fraud, the Buyer’s sole recourse (whether contractual, tortious or otherwise) in respect of any Warranty Claim, Tax Covenant Claim, other than a claim under paragraph 2.1.5 or 2.1.6 of the Tax Covenant, and/or Manco Warranty Claim (including in each case any requirement to gross up sums in respect of such Warranty Claim, Tax Covenant Claim and/or Manco Warranty Claim such that they are provided on an after-Tax basis) shall be under the W&I Insurance Policy and not otherwise against the Sellers, the Sellers’ Representative or the Company, notwithstanding any subsequent non-payment under the W&I Insurance Policy or any vitiation or expiry or termination of the W&I Insurance Policy or insolvency of the underwriters in respect of the W&I Insurance Policy or for any other reason whatsoever.

9.2         Notwithstanding anything to the contrary herein (including in any Schedule hereto), the  liability of the Sellers in respect of any and all Warranty Claims, Manco Warranty Claims and any and all Tax Covenant Claims, other than a claim under paragraph 2.1.5 or 2.1.6 of the Tax Covenant,  shall not exceed US$1 in aggregate and in the case of a claim under paragraph 2.1.6 of the Tax Covenant shall not exceed US$1,742,000.

9.3         Without prejudice to clause 9.1, the Sellers shall not be liable in respect of any Warranty Claim or Manco Warranty Claim if and to the extent that the matter giving rise to the claim has been Disclosed.

9.4         Subject to the other provisions of this clause 9, the aggregate liability of any Seller for any and all claims under this agreement (including the Schedules hereto) other than in respect of any claim pursuant to clause 8, shall not exceed the Relevant Proportion of the Cash Completion Payment (as adjusted pursuant to the terms of this agreement) actually received by such Seller.

9.5         The Buyer shall not be entitled to recover more than once in respect of the same Loss under this agreement.

9.6         Nothing contained in this agreement shall have the effect of relieving the Buyer from any common law duty to mitigate any Loss suffered by it other than, for the avoidance of doubt, in relation to any Tax Covenant Claim.

9.7         Any amount paid by or on behalf of any Seller or Manco Warrantor in respect of any claim or Notified Claim under this agreement (including the Schedules hereto), in each case shall be deemed to reduce the Consideration for the relevant Sale Shares payable by the Buyer under this agreement, and deemed to be a repayment of that amount.

9.8         The parties acknowledge and agree that, other than in the case of fraud by any Seller, neither the Sellers, the Sellers’ Representative nor any of their respective Agents shall be liable to the insurer under the W&I Insurance Policy for subrogation claims pursuant to the W&I Insurance Policy, and the Buyer covenants and agrees that the W&I Insurance Policy will include a waiver of such subrogation claims (other than in the case of fraud by any Seller) for the benefit of the Sellers, the Sellers’ Representative and their respective Agents.

9.9         No claim for breach of any covenant to be performed by any Manco Warrantor prior to Completion may be made against any Manco Warrantor unless written notice of any matter giving rise to any such claim together with, where reasonably possible, further details of such claim and the provisional amount of such claim, is served on the relevant Manco Warrantor by the Buyer on or before the date falling twelve (12) months following the Completion Date (or, in the case of claims relating to Tax, on or before the date falling seven (7) years following the Completion Date).

9.10      No claim for breach of any covenant to be performed by any Seller (including the Tax Covenant), the Company or the Sellers’ Representative prior to Completion may be made against any Seller, the Company or the Sellers’ Representative, as applicable, unless written notice of any matter giving rise to any such claim together with, where reasonably possible, further details of such claim and the provisional amount of such claim, is served on the Sellers’ Representative by the Buyer on or before the date falling twelve (12) months following the Completion Date (or, in the case of claims relating to Tax, on or before the date falling seven (7) years following the Completion Date).

9.11      Any covenants to be performed by the Sellers, the Company, the Sellers’ Representative and/or the Manco Warrantors at or following Completion will survive Completion in accordance with the terms of such covenant.

9.12      No claim may be made under the agreement if and to the extent that any specific allowance, provision or reserve was made in the Completion Accounts in respect of the matter or circumstances giving rise to such claim.

9.13      Other than any claim arising pursuant to clause 8 (which shall be subject always to clause 8.4) or under the Tax Covenant or in respect of the Tax Warranties (which shall be subject always to paragraph 3.1.5 of the Tax Covenant), no claim may be made under the agreement to the extent that the matter or circumstance giving rise to the claim arises, occurs or is otherwise attributable to:

9.13.1         any voluntary act or transaction carried out by, or an omission of, the Buyer or the Company or any member of its Group (or their respective directors, employees or agents) on or after Completion except where such act, transaction or omission was carried out or effected pursuant to a legally binding obligation entered into by any member of the Target Group or

Manco on or before the date of this agreement or was required to comply with any Applicable Law;

9.13.2         any voluntary act or transaction carried out by, or an omission of, the Target Group or Manco at the express written direction of the Buyer on or after the date of this agreement and prior to Completion (provided that the Buyer has been made reasonably aware of the relevant facts giving rise to such direction);

9.13.3         any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any member of the Target Group introduced or having effect after Completion; or

9.13.4         any voluntary act, or transaction or omission which arose in the ordinary course of business as carried on, at Completion.

10          COMPLETION

10.1      Subject to the Conditions being satisfied or waived in accordance with this agreement, Completion shall take place at the offices of the Sellers’ Solicitors at 1:00 p.m. on the Completion Date (or at any other time or place agreed by the Buyer and the Sellers’ Representative in writing).

10.2      No fewer than five (5) Business Days prior to Completion, the Sellers shall deliver to the Buyer:

10.2.1         notice of the Estimated Adjustment together with a breakdown of:

(a)          the Estimated Cash;

(b)          the Estimated Debt;

(c)          the Estimated Working Capital;

(d)          the Estimated Company Expenses;

(e)          the Estimated Funded Capital Investments;

(f)           the Estimated London One Fit Out Expenditure;

(g)          the Lender Breakage Costs, if any;

(h)          the Audit Expenses; and

(i)           the Water Chiller Evaporator Credit.

10.2.2         notice of an amount in U.S. dollars being the amount calculated as follows:

(a)          the Purchase Price; plus

(b)          an amount in U.S. dollars equal to the Estimated Adjustment (it being acknowledged that such amount may be a positive or a negative number); plus

(c)          the German Land Purchase Price; minus

(d)          the Lender Breakage Costs, if any; plus

(e)          the Audit Expenses; minus

(f)           the Water Chiller Evaporator Credit

(together, the “Completion Payment”);

10.2.3         an updated and final copy of Part 2 of Schedule 1, completed on the basis of the amounts described in clause 10.2.2;

10.2.4         the Supplementary Disclosure Letter (if applicable);

10.2.5         notice of the Third Party Financing Redemption Amount (if applicable).

10.3      At Completion, each applicable Seller shall deliver or shall procure the delivery of (or make immediately available) to the Buyer or the Buyer’s Solicitors (or, at the election of the Buyer, make immediately available at the registered office of each relevant member of the Target Group or Manco):

10.3.1         completed and duly and validly executed instrument(s) of transfer to the Buyer of the Sale Shares set out opposite the name of such Seller in column (3) of the table set out in Part 1 of Schedule 1 and the related share certificate(s) (if any) (or any indemnity in the case of lost share certificate(s), as applicable);

10.3.2         completed and duly and validly executed power of attorney giving the Buyer the right to cast all voting rights attaching to the Sale Shares until the Buyer is recognised as the holder of the Sale Shares; provided that the Buyer shall provide a customary indemnity to such Seller for any and all Losses incurred by such Seller arising out of or in connection with such power of attorney or any action taken by Buyer thereunder;

10.3.3         if such Seller is a director or secretary of any Target Group Company or Manco, letters of resignation in agreed form from such Seller (other than such persons who, as agreed with the Buyer, shall remain in office), in each case executed as a deed and relinquishing any right (past, present or future) against the relevant Target Group Company or Manco for loss of office (whether contractual, statutory or otherwise);

10.3.4         the Supplementary Disclosure Letter duly signed by the applicable Sellers (if required);

10.3.5         specific and customary banking release documents to be included if required;

10.3.6         the statutory books of each Target Group Company;

10.3.7         the statutory books of Manco;

10.3.8         originals of the title deeds relating to the Real Property;

10.3.9         customary pay-off letters in respect of any Third Party Financing that the Buyer instructs the Company to cause to be repaid as at the Effective Time;

10.3.10      a deed of termination with respect to each Affiliate Agreement, duly signed by the parties to such Affiliate Agreement;

10.3.11      counterparts of the agreed form of non-solicit duly and validly executed by the Corporate Seller; and

10.3.12      a counterpart of the Escrow Letter signed by the Sellers’ Representative.

10.4      At Completion, each of the Sellers and Manco shall procure the holding of a meeting or the passing of written resolutions of the respective corporate body of the Company and the Subsidiaries or Manco (as the case may be) authorising the following things:

10.4.1         cancel any existing bank mandates and replace them with new mandates, to the extent and as requested by the Buyer;

10.4.2         note the resignations referred to in clause 10.3.3 which shall be tendered and accepted with effect from the close of the meeting; and

10.4.3         if so advised by the Buyer, no fewer than three (3) Business Days prior to Completion:

(a)          appoint the persons nominated as directors and the secretary (if any);

(b)          appoint any new auditors; and

(c)          change the registered office.

10.5      At Completion the Buyer shall:

10.5.1         pay to the Sellers the Cash Completion Payment in immediately available funds by way of electronic transfer to the Relevant Account, and the Sellers’ Solicitors shall thereafter pay to each Seller an amount equal to the amount as is set out against such Seller’s name in column (2) in Part 2 of Schedule 1, which shall be the consideration for the sale and transfer of that number of Sale Shares held by such Seller (and being sold by such Seller pursuant to and in accordance with the terms of this agreement) as is set out in column (3) of

Part 2 of Schedule 1;

10.5.2         procure that the Escrow Amount is paid into the Escrow Account;

10.5.3         procure that the Sellers’ Representative Reserve Amount is paid by electronic funds transfer to a bank account nominated in writing by the Sellers’ Representative;

10.5.4         deliver to the Sellers or to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge) a counter part of the Supplementary Disclosure Letter signed by the Buyer (if applicable);

10.5.5         if the Third Party Financing is repaid at Completion, procure that the Third Party Financing Redemption Amount is paid (on behalf of the relevant Target Group Company) to such persons as are set forth in the pay-off letters delivered pursuant to clause 10.3.9;

10.5.6         procure that the Company Expenses are paid to each person to whom Company Expenses are owed, in accordance with the notice delivered by the Sellers pursuant to clause 10.2.1;

10.5.7         procure a directors and officers run off tail insurance policy for the benefit of the directors, managers and officers of the Target Group (excluding Manco) relating to the period prior to Completion and for a period of six (6) years from Completion (the “D&O Tail Policy”), which policy shall be agreed by the parties and effective prior to or upon Completion; and

10.5.8         deliver to the Sellers or to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge) a counter part of the Escrow Letter signed by the Buyer.

10.6      All documents and other items delivered at Completion pursuant to this clause 10 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place.  Simultaneously with:

10.6.1         delivery of all documents and items required to be delivered at Completion in accordance with this clause 10 (or waiver of it by the person entitled to receive the relevant document or item);

10.6.2         receipt of an electronic funds transfer to the Sellers of an amount equal to the Cash Completion Payment; and

10.6.3         payment of the other amounts specified in clause 10.5;

this document and items delivered in accordance with this clause 10 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

10.7      Neither the Sellers nor the Buyer shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

10.8      For the avoidance of doubt:

10.8.1         the payment of (where applicable) the Positive Adjustment to the Relevant Account in accordance with clause 5.2.2(a) shall discharge the obligations of the Buyer under clause 5.2.2(a);

10.8.2         the payment of the Cash Completion Payment to the Relevant Account in accordance with clause 10.5.1 shall discharge the obligations of the Buyer under clause 10.5.1; and

10.8.3         the payment of (where applicable) the Negative Adjustment to the bank account as nominated by the Buyer in accordance with clause 5.2.1(a) shall discharge the obligations of the Sellers to pay the same under clause 5.2.1(a).

11          TERMINATION

11.1      This agreement may be terminated on or prior to the Completion Date as follows:

11.1.1         By the mutual written consent of the Buyer and the Sellers’ Representative.

11.1.2         If, pursuant to delivery by or on behalf of the Sellers to the Buyer of the Supplementary Disclosure Letter pursuant to clause 10.2.4 (if applicable) any matter Disclosed therein constitutes a Material Adverse Effect, or there otherwise exists a Material Adverse Effect, then the Buyer may:

(a)          defer Completion by delivering written notice to the Sellers, the Company and the Sellers’ Representative;

(b)          allow the Sellers and the Company twenty (20) Business Days to cure the applicable Material Adverse Effect; and

(c)          if the Sellers and the Company are not able to cure the applicable Material Adverse Effect within twenty (20) Business Days of the receipt of the notice delivered by the Buyer pursuant to clause 11.1.2(a), then the Buyer may terminate this agreement by delivering written notice to the Sellers, the Company and the Sellers’ Representative.

11.1.3         If the Clearance Condition:

(a)          is not fulfilled, or waived, in accordance with this agreement; and/or

(b)          becomes incapable of satisfaction on or before the Long Stop Date,

either party may terminate this agreement by written notice to the other party, provided that such terminating party has complied with its obligations in clauses 3.5, 3.6, 3.7 and 3.8 of this agreement.

11.1.4         If Completion does not occur on the Completion Date because a party (the “defaulting party”) fails to comply with any of its obligations under clause 10.1 (as applicable), then the Sellers, if the Buyer is the defaulting party, or the Buyer, if any of the Sellers is the defaulting party (such non-defaulting party, the “non-defaulting party”), may give notice to the defaulting party that the non-defaulting party is ready and able to complete (a “Notice to Complete”).  The parties shall complete within twenty (20) Business Days of the date of the Notice to Complete for which purpose time shall be of the essence (and the provisions of clauses 10.1 to 10.8 shall apply in relation to such Completion).  If the defaulting party fails to complete in accordance with the Notice to Complete then the non-defaulting party may (a) terminate this agreement; provided, that should the non-defaulting party choose not to terminate pursuant to this clause 11.1.4 and instead proceed to Completion, the non-defaulting party waives any right to claim against the defaulting party in relation to such default in any way whatsoever; or (b) without prejudice to all other rights, take any and all measures to seek (x) specific performance of this agreement and/or (y) damages in such amount as is finally determined by any Competent Authority.

11.1.5         Save for the parties’ express rights to terminate in accordance with this clause 11, no party shall be entitled to rescind or terminate this agreement, whether before or after Completion, and each party waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud.  Without prejudice to the generality of the foregoing, the parties agree that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.

11.1.6         If this agreement is validly terminated in accordance with this clause 11, the rights and obligations of the parties under this agreement shall cease immediately, save in respect of antecedent wilful and material breaches; provided, that notwithstanding any such valid termination, each of the Continuing Provisions shall survive such termination.

11.2      If this agreement is validly terminated in accordance with this clause 11, concurrently with such termination, the Buyer will make a payment to the Company, by wire transfer of immediately available funds to the Relevant Account, to reimburse the Sellers and the Target Group for any and all of the Audit Expenses up through such termination.  This clause 11.2 expressly survives any termination of this agreement.

12          TAX COVENANT

The Tax Covenant shall have effect from Completion.

13          POST-COMPLETION

13.1      From Completion, each Seller agrees and undertakes that (in the absence of fraud), except for claims under this agreement or any other Transaction Document, it has no rights and claims, and shall irrevocably waive any right and claim which it may have and shall procure to not make any claim, against any member of the Target Group, including any employee, director, Agent, officer or Adviser of such member, in each case arising out of the operation of or the employment at the Target Group and/or Manco prior to Completion.

13.2      The Buyer agrees and undertakes that (in the absence of fraud), except for claims under this agreement or any other Transaction Document, it has no rights and claims, and shall irrevocably waive any right and claim which it may have and shall procure to not make any claim, against any of the Sellers, any Sellers’ Associate or any Agent of any Seller or any Sellers’ Associate, in each case arising out of the operation of the Target Group and/or Manco prior to Completion.

13.3      Each Seller agrees that following Completion and for so long as any Sale Shares remain registered in such Seller’s name such Seller will undertake or will undertake to procure to:

13.3.1         not exercise any of its voting rights or other rights, powers or privileges attaching to its Sale Shares or otherwise exercisable in such Seller’s capacity as a member of the Company or Manco and/or registered holder of such Sale Shares (as the case may be) or appoint any other person to exercise such rights, without the Buyer’s prior written consent (such consent may be withheld at the Buyer’s sole and absolute discretion);

13.3.2         hold its Sale Shares on trust for and to account to and pay or deliver to the Buyer any dividends and other distributions or other sums received by such Seller in respect of such Sale Shares, notices, documents or other communications which may be received after the Completion Date by such Seller in its capacity as a member of the Company or Manco (as applicable) from the Company or Manco (as applicable) or any third party;

13.3.3         on request by the Buyer:

(a)          ratify all documents executed and acts done by the Buyer as its attorney, execute, deliver and do all deeds, instruments and acts and exercise all rights in such Seller’s name in favour of the Buyer;

(b)          attend and vote at any general meeting of the shareholders of the Target Group (including meetings of members of any particular class of shareholders and any adjournment of such meeting); and

(c)          receive, deal with, execute and give directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of its Sale Shares or received in connection with such Sale Shares from the Target Group or any other person;

provided, that the Buyer shall indemnify in full and hold harmless such Seller for any and all Losses incurred by such Seller arising out of or in connection with any document executed or act done by such Seller pursuant to this clause 13.3.3.

13.4      If, following Completion, any information required for the business of any Target Group Company is not in the possession of the Buyer but remains held by a Group Member of any Seller, such Seller shall procure that such information is provided to the Buyer or, as directed by the Buyer, to the relevant Target Group Company, immediately on request provided always that such Seller is not prevented from doing so by Applicable Law or attorney-client privilege.

13.5      Insofar as it is able to do so after Completion, each of the parties shall use reasonable endeavours, on being required to do so by any of the other parties, to do or procure the doing of all acts and/or execute or procure the execution of all documents as such party may reasonably consider necessary to implement and give effect to this agreement and to secure to each of the parties the full benefit of the rights, powers and remedies conferred upon them under this agreement.

13.6      Notwithstanding anything to the contrary herein, the Buyer hereby acknowledges and agrees that, following the Completion the Buyer shall and shall cause Zenium Holdings Limited and their respective Associates to undertake only such actions in connection with the Citi Escrow Agreement as are prescribed pursuant to the written instructions of the Sellers’ Representative, including delivery of any joint written instruction under the Citi Escrow Agreement.  In furtherance of the foregoing, in the event any claim or notice is received by the Buyer, Zenium Holdings Limited or any of their respective Associates following the Completion pursuant to the Citi Escrow Agreement, the Buyer shall and shall cause Zenium Holdings Limited and their respective Associates, as applicable, to give written notice to the Sellers’ Representative as soon as reasonably practicable setting out summary details of such claim or notice, and the Buyer shall and shall cause Zenium Holdings Limited and their respective Associates, as applicable, to procure that such action is taken as the Sellers’ Representative reasonably requests in writing in order to avoid, defend, dispute, mitigate, appeal, settle or compromise such claim or notice, as the case may be; provided that each Seller hereby agrees, following the Completion, to jointly and severally indemnify in full and hold harmless the Buyer, Zenium Holdings Limited and their respective Associates for any and all Losses incurred by such Persons arising out of or in connection with any document executed or act done by such Person pursuant to this clause 13.6.  The Buyer hereby further acknowledges and agrees, following the Completion, to promptly and in any event within three (3) Business Days of receipt to remit by wire transfer of immediately available funds to the Relevant Account (for further credit to the benefit of the Sellers in accordance with their Relevant Proportions) any and all funds remitted by the applicable escrow agent pursuant to the Citi Escrow Agreement for the account of Zenium Holdings Limited or any of its Associates, and as between the Buyer and the Sellers the Buyer hereby relinquishes any and all rights and entitlement that it, Zenium Holdings Limited or any of their respective Associates may have to such funds under the Citi Escrow Agreement, this agreement or otherwise.

13.7      Within 5 Business Days of the final determination by any Tax Authority assessing additional Tax on any InvestorCo Shareholder relating to the amounts received by any InvestorCo Shareholder as a result of the sale by InvestorCo of its shares of the Company and the distribution of a portion of the applicable proceeds of such sale to the InvestorCo Shareholders, Buyer shall pay to the applicable InvestorCo Shareholder an amount such that on an after-Tax basis (taking into account any Tax imposed on the amounts received by the InvestorCo Shareholders pursuant to this clause 13.7) the applicable InvestorCo Shareholder receives an amount equal to the difference, if any, between (a) the amount of Tax paid by the applicable InvestorCo Shareholder as a result of the sale by InvestorCo of its shares of the Company and the distribution of a portion of the applicable proceeds of such sale to the InvestorCo Shareholders and (b) the amount of Tax that would have been paid by the applicable InvestorCo Shareholder had the Buyer purchased the shares of InvestorCo instead of purchasing the shares of the Company held by InvestorCo.  For purposes of the foregoing, each InvestorCo Shareholder will have an assumed Tax rate of 38.1% for purposes of determining the after-Tax amounts received pursuant to this paragraph. Notwithstanding the foregoing, the aggregate liability of the Buyer for any payments required under this clause 13.7 is $400,000.

14          ACCESS

14.1      The Sellers shall procure that the Company shall, during the Interim Period (save where the same would give rise to a breach of the relevant Customer Contract or any other contract to which any member of the Target Group is a party), allow the Buyer and its representatives reasonable access on reasonable prior notice, during regular business hours on Business Days, to the Real Property and to the Books and Records of any member of the Target Group or Manco, to the extent permitted by Applicable Law (and subject to appropriate clean team arrangements).

14.2      From and after Completion, the Buyer shall make available for inspection (during regular business hours on Business Days) to any Seller and its representatives any Books and Records and members of the management of any member of the Target Group or Manco (or, if practicable, the relevant parts of those Books and Records) relating to the period prior to Completion for a period of seven (7) years from Completion (but no longer than the term required by Applicable Law for archiving such data) all Books and Records which are required by such Seller for the purpose of dealing with its Tax, regulatory and accounting affairs and operations, and such Seller shall give such undertakings as to confidentiality as the Buyer shall reasonably require in connection therewith.

15          FINANCIAL STATEMENTS

15.1      During the Interim Period, the Company shall use its reasonable endeavours to, and shall cause the other members of the Target Group to use their reasonable endeavours to, and shall use reasonable endeavours to cause their representatives and agents acting on their behalf to, provide to the Buyer, as promptly as reasonably practicable following the Effective Time and in any event in accordance with the relevant deadlines prescribed under Applicable Law: (a) the updated comparative financial statements of the Company for the year ended December 31, 2016 which will include the discontinued operations for SPC and its subsidiaries (for presentational purposes only), and (b) audited consolidated financial statements of the Company for the years ended December 31, 2016 and December 31, 2017, in each case which have been audited in accordance with United States generally accepted accounting standards and including the balance sheet, profit and loss account and relevant reports and notes (the financial statements described in the foregoing clauses (a) and (b), the “Required Financial Statements”).  The Buyer acknowledges and agrees that it is not a condition precedent to Completion or any of its other obligations under this agreement that the Buyer or any of its Associates receive the Required Financial Statements for or in connection with the transactions contemplated by this agreement and that notwithstanding anything to the contrary, the condition set forth in paragraph 2 of Part 1 of Schedule 4, as it applies to the Company’s obligations under this clause 15.1, shall be deemed satisfied unless the Company intentionally took any action or omitted to take any action that it knew or ought to have known would be a breach of its obligations under this clause 15.1.

15.2      Each of the parties hereto acknowledges that the Target Group will incur significant accounting and related out-of-pocket fees, costs and expenses in connection with the preparation of the Required Financial Statements.  The anticipated scope of work relating to the Target Group’s preparation of such Required Financial Statements is described in greater detail in the Statement of Work (the “SOW”) of its independent accountant, PricewaterhouseCoopers LLP (“PWC”), a copy of which has previously been made available to the Buyer.  The parties agree that the Buyer will be solely responsible for any and all of the documented out-of-pocket fees, costs and expenses incurred by the Sellers and the Target Group in connection with the preparation of the Required Financial Statements, including the work performed under the SOW and the documented out-of-pocket fees, costs and expenses of any other third party consultants engaged in connection therewith (collectively, the “Audit Expenses”).

16          CONFIDENTIALITY

16.1      On Completion, the parties shall jointly issue the Announcement of Transaction.

16.2      Save as expressly provided in the Announcement of Transaction, each of the Sellers and the Buyer severally undertakes that it shall, and shall procure that each member of its Group (as applicable), shall treat as confidential all information relating to the subject matter of the Transaction Documents and further undertakes to and shall keep confidential any information which is obtained by it or any of member of its Group which:

16.2.1         relates to the negotiation of the Transaction Documents or any document referred to therein;

16.2.2         relates to the provisions or the subject matter of the Transaction Documents or of any document referred to in this agreement;

16.2.3         in the case of the Sellers, relates to the Buyer or any member of its Group (as such group is constituted immediately before Completion); and

16.2.4         in the case of the Buyer, relates to any Seller or any Group Member of any Sellers (as such Group is constituted immediately before Completion) (other than the Target Group),

(collectively, “Confidential Information”).

16.3      Notwithstanding clause 16.2, a party may disclose any such Confidential Information subject to appropriate duties of confidence to the extent that:

16.3.1         a party (or its Advisers or Associates) is required to disclose it by any Applicable Law or by a Competent Authority or to perform its obligations under this agreement or any other Transaction Document;

16.3.2         each of the Buyer and the Sellers’ Representative has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

16.3.3         it was in the public domain as at the date of this agreement;

16.3.4         a party has disclosed it to any of its Associates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement or any other Transaction Document and who are aware of the obligations of confidentiality and agree and undertake to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed;

16.3.5         it is disclosed to the other members of the Corporate Seller’s Group, the Target Group or the Buyer’s Group (as the case may be) and/or to its or their respective Associates and Advisers, in any such case, on a need-to-know basis and provided that each such person has a duty to keep such information confidential;

16.3.6         the Corporate Seller or a Sellers’ Associate of the Corporate Seller discloses information related to the transactions contemplated by this agreement, including in respect of the Purchase Price and the other material terms and conditions of this agreement and the other Transaction Documents, to actual or potential, direct or indirect investors or acquirers in or of it or in or of any funds advised or managed by it, any investment advisors or investment managers, or to any actual or potential, direct or indirect co-investors with it or with any such funds, in each case if such investor, acquirer, investment advisor, investment manager, or co-investor is subject to customary confidentiality obligations in favour of the Corporate Seller or such Sellers’ Associate of the Corporate Seller; or

16.3.7         such disclosure is required to enforce such party’s rights under this agreement.

16.4      Subject to clause 16.5, no information to which clause 16.3.1 applies may be disclosed (with the exception of information disclosed to a Tax Authority by a party to this agreement that relates to the transactions contemplated by this agreement or any other Transaction Document, in circumstances where the other parties to this agreement are not identified to the Tax Authority), save to the extent it is legally able or not legally prohibited from doing the same by a party unless that party has, where practicable:

16.4.1         given at least five (5) Business Days’ written notice to the non-disclosing party of such proposed disclosure;

16.4.2         consulted with the non-disclosing parties; and

16.4.3         agreed with the non-disclosing party the content of the disclosure.

16.5      The non-disclosing parties may not request amendments under clause 16.4 or otherwise limit disclosure pursuant to clause 16.4 in a manner which would prevent the disclosing party from complying with the requirements referred to in clause 16.3.1.

17          NOTICES AND OTHER COMMUNICATIONS

17.1      Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in English in accordance with the following provisions of this clause.

17.2      Any notice or communication to be given or made under or in connection with this agreement may be delivered or sent by post to:

the Company	c/o Zenium Technology Partners Limited
6th Floor
65 Grosvenor Street
London W1K 3JH
United Kingdom

the Buyer	c/o CyrusOne Inc.
2101 Cedar Springs Road
Dallas, TX 75201
United States of America

the Sellers’ Representative	c/o Soros Fund Management
250 W 55th Street, 38th Fl.
New York, NY 10019

the Guarantor	c/o CyrusOne Inc.
2101 Cedar Springs Road
Dallas, TX 75201
United States of America

any Seller	the address set out opposite the name of such Seller in Part 1 of Schedule 1 to this agreement

(such addresses being referred to below as the “Postal Address” of the relevant party).

17.3      Any notice or other communication so delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5:30 p.m. on a Relevant Day and 9:00 a.m. on the next Relevant Day it shall be deemed to have been served at 9:00 a.m. on the second of such Relevant Days.

17.4      Where a party has given notice to the other parties of any different address to be used for the purposes of this clause then such different address shall be substituted for that shown above.

For the purposes of this clause:

(a)          “Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)          any reference to a time is to the time at the Postal Address of the receiving party; and

(c)          “electronic communication” has the same meaning as in the Electronic Communications Act 2000.

18          THIRD PARTY RIGHTS

18.1      The Sellers’ Representative and the Buyer may by agreement in writing terminate or vary the provisions of this agreement without the consent of any third party and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

18.2      Except as provided in clauses 8.2, 13.1 and 13.2:

no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party.

19          ASSIGNMENT

19.1      No party may assign, transfer, sub-license, charge or deal in any way with its rights under this agreement without the prior written consent of the Sellers’ Representative and the Buyer.

19.2      Notwithstanding the above, the Buyer may, without the Sellers’ Representative’s consent, assign all or a part of its rights and benefits (and not any obligations) under this agreement or any other Transaction Document to any Group Member of the Buyer provided that if such member then ceases to be a Group Member of the Buyer it shall procure the re-assignment of the rights and benefit to the Buyer or another Group Member of the Buyer at the relevant time.

20          ENTIRE AGREEMENT

20.1      This agreement and the other Transaction Documents:

20.1.1         constitute the entire agreement between the parties about the subject matter of this agreement; and

20.1.2         (in relation to such subject matter) supersede and extinguish all earlier understandings and agreements between any of the parties and all earlier representations by any party.

20.2      Each party acknowledges that it has not entered into this agreement in reliance upon any representation, warranty, statement or promise, whether in writing or not, made or given by any person at any time prior to this agreement becoming legally binding, except as expressly set out in this agreement or any other Transaction Document.

20.3      No representation or warranty or any other term is to be implied in this agreement whether by virtue of any usage or course of dealing or otherwise except as expressly set out in this agreement.

20.4      This clause 20 shall not exclude the liability of a party for fraud or fraudulent misrepresentation.

20.5      This agreement may only be varied in writing signed by the Sellers’ Representative and the Buyer.

21          MISCELLANEOUS

Costs and expenses

21.1      Save as otherwise stated in this agreement and save that the Buyer shall pay for (a) all underwriting fees, insurer’s legal costs and premium costs and expenses of the W&I Insurance Policy, (b) any transfer taxes (other than any real estate transfer tax imposed in connection with entry into the German Land Purchase Agreement but including any real estate transfer tax imposed in connection with the transfer to the Buyer of the Sale Shares), (c) any value added taxes on the cost of purchasing the D&O Tail Policy, and (d) any applicable regulatory filing fees, each party shall bear its own costs incurred in relation to the negotiation and preparation of the Transaction Documents and matters incidental to this agreement.

21.2      If anything done under this agreement is a supply or service on which VAT is chargeable, the recipient of that supply or service shall pay to the maker of it (in addition to any other amounts payable under this agreement), an amount equal to any VAT so chargeable for which the maker of the supply or service is liable to account on production of a valid invoice stating the amount of VAT charged.

Effect of Completion

21.3      This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights, covenants and other undertakings and obligations of each of the parties in respect of this agreement shall not be affected by Completion.

Remedies and waivers

21.4      No waiver by a party of any requirement of this agreement or any right which such party has under it shall be valid unless such waiver is in writing signed by such party.

21.5      Except as otherwise provided in this agreement, no omission to exercise, or delay by any party in exercising, any right, power or remedy provided by any Applicable Law or under this agreement or any document referred to in it shall affect that right, power or remedy, or operate as a waiver of it, nor shall any single or partial exercise of any right preclude the exercise of any other right.

21.6      Except as otherwise provided in this agreement, the rights, powers and remedies conferred on each party in this agreement are cumulative and in addition to all other rights, powers and remedies available to that party.

Counterparts

21.7      This agreement may consist of any number of counterparts each executed by at least one party, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one instrument.

Invalidity

21.8      If a term of this agreement shall be held to be illegal, invalid or unenforceable in any respect under the law of the jurisdiction set out in clause 23 below, it shall to that extent be deemed not to form part of this agreement, but the legality, validity or enforceability of the remainder of this agreement shall not be affected.

22          GOVERNING LAW

The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims), shall be that of England and Wales.

23          JURISDICTION

The courts of London, in England and Wales shall have exclusive jurisdiction to hear or settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims arising out of or in connection with this agreement), and for such purposes, each party irrevocably submits to the jurisdiction of such courts.

24          SERVICE OF PROCESS

24.1      Without prejudice to any other mode of service allowed under any Applicable Law:

24.1.1         Each of the Company (prior to Completion), the Sellers and the Sellers’ Representative:

(a)          irrevocably appoints Halco Nominees Limited, 5 Fleet Place, London EC4M 7RD as their agent for service of process in relation to any proceedings before the English courts in connection with this agreement; and

(b)          agree that failure by a process agent to notify them of the process will not invalidate the proceedings concerned.

24.1.2         Each of the Buyer and the Guarantor:

(a)          irrevocably appoints Eversheds Sutherland (International) LLP (registered number OC304065), whose registered office is at One Wood Street, London, U.K. EC2V 7WS, as its agent for service of process in relation to any proceedings before the English courts in connection with this agreement; and

(b)          agrees that failure by a process agent to notify them of the process will not invalidate the proceedings concerned.

24.2      If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (prior to Completion), the Sellers, the Sellers’ Representative, the Buyer or the Guarantor must immediately (and in any event within five (5) Business Days of such event taking place) appoint another agent on terms acceptable to the Sellers’ Representative and notify the other party of such appointment.  Failing this, the Company (prior to Completion), the Sellers, the Buyer or the Guarantor may appoint another agent for this purpose.

25          SELLERS’ REPRESENTATIVE

25.1      Each Seller hereby irrevocably and unconditionally constitutes and appoints the Sellers’ Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this agreement, including but not limited to:

25.1.1         execution of documents and certificates pursuant to this agreement;

25.1.2         receipt of payments under or pursuant to this agreement and disbursement thereof to the Sellers and others;

25.1.3         receipt and forwarding of notices and communications pursuant to this agreement and the other agreements contemplated by this agreement;

25.1.4         administration of the provisions of this agreement and the Escrow Letter;

25.1.5         giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in its discretion, to be necessary or appropriate under this agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith (provided that any consents, waivers, amendments or modifications that adversely and disproportionately affect any Seller will require the consent of such Seller);

25.1.6         amending this agreement (other than this clause 25.1), or any of the instruments to be delivered to the Buyer pursuant to this agreement (provided that any amendment that adversely and disproportionately affects any Seller will require the consent of such Seller);

25.1.7         (a) dispute or refrain from disputing, on behalf of each Seller relative to such Seller’s Relevant Proportion, any claim made by the Buyer under this agreement or any other agreement contemplated by this agreement, (b) negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under this agreement or any other agreement contemplated by this agreement, and (c) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy (provided that, with respect to this clause, the Sellers’ Representative shall provide each Seller with notice of and the opportunity to control and resolve any claim made by Buyer under this agreement or any other agreement contemplated by this agreement that may adversely and disproportionately affect such Seller);

25.1.8         notwithstanding clause 25.1, if the Sellers’ Representative, with the advice of counsel, is of the opinion that it requires further authorisation or advice from the Sellers on any matter concerning this agreement, the Sellers’ Representative will be entitled to seek such further authorisation from the Sellers prior to acting on their behalf.  In such event, each Seller will have a number of votes equal to such Seller’s Relevant Proportion and the authorisation of a majority of such number of votes will be binding on all of the Sellers and will constitute the authorisation of the Sellers;

25.1.9         engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this agreement or any other agreement contemplated by this agreement and paying any fees related thereto.  Each Seller irrevocably acknowledges and agrees that:

(a)          the Sellers’ Representative shall not have, by reason of this agreement, any fiduciary relationship in respect of such Seller;

(b)          this agreement is not intended to establish, and shall not establish, an investment advisory or any other fiduciary relationship between the Sellers’ Representative or any of its Associates, on the one hand, and such Seller, on the other hand; and

(c)          such Seller is not relying upon the Sellers’ Representative for investment advice, analysis or recommendations regarding any security, investment or potential investment.

25.2      The Buyer will be fully protected in dealing with the Sellers’ Representative under this agreement and may rely upon the authority of the Sellers’ Representative to act as the agent of the Sellers.  In furtherance of the foregoing, the Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Sellers’ Representative or actions omitted to be taken by the Sellers’ Representative in connection with this agreement and the transactions contemplated hereby.  The Buyer is entitled to deal exclusively with the Sellers’ Representative hereunder.  Any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers’ Representative shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by the Sellers.  Any notice or communication delivered by the Buyer to the Sellers’ Representative shall be deemed to have been delivered to all Sellers. The Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this agreement and any of the transactions contemplated hereunder unless the same is made, given or executed by the Sellers’ Representative.  Notwithstanding anything to the contrary herein, each Seller acknowledges and agrees that the Buyer shall be entitled to rely upon the allocation by the Sellers’ Representative of any amounts payable pursuant to this agreement among the Sellers, and, subject to actual payment of any such amounts by the Buyer, the Buyer shall not have any liability to any Seller or any other person with respect to any claim that the amounts paid in accordance with such allocation are incomplete or inaccurate.  Any payment by the Buyer to the Sellers’ Representative under this agreement will be considered a payment by the Buyer to the Sellers.  The appointment of the Sellers’ Representative is coupled with an interest and is irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any Applicable Law.

25.3      The Sellers’ Representative may resign from its capacity as Sellers’ Representative at any time by written notice delivered to the Buyer immediately upon resignation.  If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, such vacancy will be filled, subject to the consent of the Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), by a Seller vote in which each Seller will have a number of votes equal to such Seller’s Relevant Proportion and the authorisation of a majority of such number of votes will be binding on all of the Sellers and will constitute the authorisation of the Sellers.

25.4      Notwithstanding anything to the contrary herein, the Sellers’ Representative will not be liable to the Sellers in its capacity as Sellers’ Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this agreement, except for its own bad faith or wilful misconduct.  The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this agreement or its duties hereunder, and it will incur no liability in its capacity as Sellers’ Representative to the Sellers and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

25.5      Any expenses incurred by the Sellers’ Representative in connection with the performance of its duties under this agreement will not be the personal obligation of the Sellers’ Representative.  As contemplated by clause 10.5.3, each party hereto agrees that the Sellers’ Representative shall be paid, at Completion, an amount equal to the Sellers’ Representative Reserve Amount, which shall serve to pay for the out-of-pocket fees, costs and expenses of the Sellers’ Representative incurred (at the discretion of the Sellers’ Representative) in connection with the performance of its duties and obligations under this agreement, including any fees due to the Independent Accountant and costs incurred in connection with any indemnity claim hereunder.  If the Sellers’ Representative incurs any out-of-pocket fees, costs and expenses in excess of the Sellers’ Representative Reserve Amount, the Sellers’ Representative shall be reimbursed for such fees, costs and expenses by the Sellers in accordance with their respective Relevant Proportions upon demand, or in the Sellers’ Representative’s discretion, by deducting any such amounts due to the Sellers’ Representative from amounts otherwise distributable to the Sellers from the Escrow Account.  No Seller shall receive interest or other earnings on the Sellers’ Representative Reserve Amount.  Upon the good faith determination of the Sellers’ Representative that the remaining unused balance of the Sellers’ Representative Reserve Amount is no longer necessary to be retained in connection with the Sellers’ Representative’s duties and obligations hereunder, the Sellers’ Representative shall promptly release such remaining balance of the Sellers’ Representative Reserve Amount not otherwise used to pay and reimburse the Sellers’ Representative hereunder to each Seller in its respective Relevant Proportion to the bank account nominated in writing by such Seller.

26          GUARANTEE

26.1      Guarantor unconditionally and irrevocably:

26.1.1         guarantees to the Sellers the due and punctual performance  of all payment obligations of Buyer under this agreement (the “Guaranteed Obligations”);

26.1.2         undertakes with each Seller that if Buyer does not pay any amount when due under this agreement, it shall promptly on demand pay that amount as if it was the principal obligor; and

26.1.3         agrees with each Seller that if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Seller immediately on demand against any cost, loss or liability it incurs as a result of the Buyer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this agreement on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 26 if the amount claimed had been recoverable on the basis of a guarantee.

26.2      The guarantee contained in this clause 26 is a guarantee of payment and not of collectability. Guarantor’s guarantee of the Guaranteed Obligations is irrevocable and will remain in force until the Guaranteed Obligations have been performed in full.

26.3      Except in the case of an express written release by the Sellers’ Representative of the Guarantor or variation of the Guarantor’s liability in writing by the Sellers’ Representative, the liability of the Guarantor under this clause is a continuing guarantee and will extend to the ultimate balance of sums payable as part of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part, and shall not be affected by anything which, but for this clause, might affect its liability, other than performance in full of the Guaranteed Obligations.  In particular (but without limitation) none of the following shall affect the liability of the Guarantor:

26.3.1         time, indulgence, waiver or consent given at any time to the Buyer or any other person;

26.3.2         a compromise or release of or abstention from perfecting or enforcing the Guaranteed Obligations (in respect of any other person);

26.3.3         the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Buyer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

26.3.4         an amendment to or variation (however fundamental and whether or not more onerous) of the terms of this agreement or any other document referred to in this agreement that does not expressly release the Guarantor from its obligations hereunder;

26.3.5         the obligation of the Buyer being illegal, void, voidable or unenforceable;

26.3.6         a legal limitation, disability or incapacity affecting, or a lack of power, authority or legal personality of or dissolution or change in the members or status of, the Buyer or any other person; or

26.3.7         any winding up, liquidation, dissolution, insolvency, administration or similar event occurring in respect of the Buyer or the dissolution of, amalgamation or reconstruction of the Buyer or any other person.

26.4      If any discharge, release or arrangement (whether in respect of the Guaranteed Obligations or otherwise) is made by a Seller in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Guarantor under this Clause 26 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

26.5      The rights of the Sellers against the Guarantor may be enforced without the Sellers or the Sellers’ Representative first taking any action or enforcing any rights against, or claiming payment from, the Buyer or any other person.  This waiver applies irrespective of any law or any provision of this agreement to the contrary.

26.6      The Sellers and the Sellers’ Representative may make one or more demands under this clause 26.

26.7      When, in the reasonable opinion of the Guarantor, the Guaranteed Obligations have been irrevocably paid in full, the Guarantor shall be entitled to request from the Sellers’ Representative a written release of the Guarantor from the provisions of this clause 26 and, in the event that the Sellers’ Representative reasonably considers that the Guaranteed Obligations have been irrevocably performed in full, the Sellers’ Representative shall deliver such release in a form reasonably acceptable to the Guarantor within 10 Business Days of such request.

26.8      Until all amounts which may be or become payable by the Guarantor under or in connection with this agreement have been irrevocably paid in full, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this agreement or by reason of any amount being payable, or liability arising, under this clause 26:

26.8.1         to be indemnified by the Buyer in respect of any of the Guaranteed Obligations;

26.8.2         to claim any contribution from any other guarantor of the Guaranteed Obligations;

26.8.3         to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Sellers under this agreement or of any other guarantee or security taken pursuant to, or in connection with, this agreement by any Seller;

26.8.4         to bring legal or other proceedings for an order requiring the Buyer to make any payment in respect of, or perform any of the Guaranteed Obligations;

26.8.5         to exercise any right of set-off against the Buyer in respect of any of the Guaranteed Obligations; and/or

26.8.6         to claim or prove as a creditor of the Buyer in competition with any Seller in respect of any of the Guaranteed Obligations.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Sellers by the Buyer under or in connection with this agreement to be repaid in full on trust for the Sellers and shall promptly pay or transfer the same to the Seller’s Representative or as the Sellers’ Representative may direct.

26.9      This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Seller.

This agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE 4

Conditions

Part 1

The obligation of the Buyer to effect the transactions contemplated by this agreement shall be subject to the satisfaction, at or prior to the Completion Date, of all of the following conditions, any one or more of which may be waived in writing by the Buyer:

1             Warranties Accurate.

(a)                The warranties of:

i.      the Warrantors contained in Schedule 7 (other than the Title and Capacity Warranties); and

ii.     the Manco Warranties contained in Part 1 of Schedule 9 (other than the Manco Title and Capacity Warranties),

in each case, as qualified by any matters disclosed under the “General Disclosures” (excluding the references to the Data Room documents contained therein other than the references in paragraphs 7.7, 7.9 and 7.12 and  the contents of all documents contained within folders 3.1 to 3.5 of the Data Room (inclusive of documentation within any subfolders therein)) and “Specific Disclosures” in the Disclosure Letter shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualification set forth therein or any disclosure made in the Supplementary Disclosure Letter) on and as of the Completion Date as though made on and as of the Completion Date (except for such warranties expressly stated to relate to a specific date, in which case such warranty shall be true and correct in all respects as of such earlier date); provided, however, that this Condition shall be considered satisfied unless the failure of such warranties to be so true and correct has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)                the Title and Capacity Warranties and the Manco Title and Capacity Warranties, in each case, as qualified by any matters disclosed under the “General Disclosures” (excluding the references to the Data Room documents contained therein other than the references in paragraphs 7.7, 7.9 and 7.12 and  the contents of all documents contained within folders 3.1 to 3.5 of the Data Room (inclusive of documentation within any subfolders therein)) and “Specific Disclosures” in the Disclosure Letter shall be true and correct in all respects without giving effect to any disclosure made in the Supplementary Disclosure Letter on and as of the Completion Date as though made on and as of the Completion Date (except for such warranties expressly stated to relate to a specific date, in which case such warranty shall be true and correct in all respects as of such earlier date), in each case other than de minimis exceptions.

2             Performance.  The Sellers, the Sellers’ Representative and the Company shall have performed and complied in all material respects with all agreements and covenants required by this agreement to be performed and complied with by the Sellers, the Sellers’ Representative and the Company prior to or on the Completion Date including without limitation pursuant to clause 4.3.

3             Officer’s Certificate.  The Company and each Seller shall have delivered to the Buyer a certificate, signed by an executive officer of the Company in his capacity as such or such Seller, as applicable, dated as of the Completion Date, certifying the relevant matters set forth in paragraphs 1 and 2 of Part 1 of this Schedule 1.

4             Turkey Entities Extraction.  The Company and the Sellers shall have effected the Turkey Entities Extraction to the reasonable satisfaction of the Buyer.

5             Tenant Estoppel.  The Company shall deliver to the Buyer the Tenant Estoppel, duly executed by the applicable Tenant.

Part 2

The obligation of the Sellers and the Company to effect the transactions contemplated by this agreement shall be subject to the satisfaction, at or prior to the Completion Date, of all of the following conditions, any one or more of which may be waived in writing by the Sellers’ Representative.

1             Warranties Accurate.  Each of the warranties of the Buyer contained in clause 7.4 and each of the warranties of the Guarantor contained in clause 7.5, if qualified by materiality, shall be true and correct in all respects, and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Completion Date as though made on and as of the Completion Date (except for such warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

2             Performance.  Each of the Buyer and the Guarantor shall have performed and complied in all material respects with all agreements and covenants required by this agreement to be performed and complied with by it prior to or on the Completion Date.

3             Officer’s Certificate.  Each of the Buyer and the Guarantor shall have delivered to the Company and the Sellers’ Representative a certificate, signed by an executive officer of the Buyer or the Guarantor, as applicable, in his capacity as such on behalf of the Buyer or the Guarantor, as applicable, dated as of the Completion Date, certifying the matters set forth in paragraphs 1 and 2 of Part 2 of this Schedule 1.

Part 3

1             German Clearance Certificate. Either:

(a)                 the issuance by the German Authority of a clearance certificate (Unbedenklichkeitsbescheinigung) pursuant to section 58 of the Foreign Trade Regulation (“AWV”) in relation to the acquisition of the shares in

Zenium Germany GmbH pursuant to the transactions contemplated by this agreement having been obtained (the “Clearance Certificate”); or

(b)                within two (2) months of receipt by the German Authority of the application for a Clearance Certificate, the German Authority neither issuing a Clearance Certificate nor initiating a formal investigation pursuant to section 55(1)(1) of the AWV.

2             Legal Prohibition. On the Completion Date, there shall exist no injunction or other order issued by any Competent Authority which prohibits the consummation of the transactions contemplated under this agreement.

SCHEDULE 5

Completion Accounts and Other Adjustment Amounts

Part 1

1.    As soon as practicable following the Completion Date, and in any event not later than 30 Business Days after the Completion Date, the Buyer shall procure the preparation of, and deliver to the Sellers’ Representative, a draft of the Completion Accounts and the Buyer’s calculation of the Company Expenses, the London One Fit Out Expenditure and Funded Capital Investments (the Other Adjustment Amounts), in each case prepared in accordance with Part 2 of this Schedule 5.

2.    As soon as practicable after delivery of the draft Completion Accounts and Other Adjustment Amounts in accordance with paragraph 1, and in any event within 20 Business Days after that delivery (the Review Period), the Sellers’ Representative shall review the draft Completion Accounts and Other Adjustment Amounts and if the Sellers’ Representative considers that adjustments need to be made to the draft Completion Accounts or Other Adjustment Amounts, the Sellers’ Representative shall deliver to the Buyer a report within the Review Period setting out such matters of disagreement with the drafts in sufficient detail to enable the Buyer to consider them.

3.    If the Sellers’ Representative does not deliver a report to the Buyer within the Review Period and otherwise in accordance with paragraph 2 above:

(a)  the draft Completion Accounts and Other Adjustment Amounts shall forthwith become the final Completion Accounts and Other Adjustment Amounts for all purposes of this agreement and shall be final and binding on the parties; and

(b)  the amount of the Completion Accounts Amount and the adjusted Consideration as calculated by those draft Completion Accounts and Other Adjustment Amounts shall become the Completion Accounts Amount and the adjusted Consideration for all purposes of this agreement and shall be final and binding on the parties.

4.    If the Sellers’ Representative delivers a report to the Buyer within the Review Period and otherwise in accordance with paragraph 2 above notifies the Buyer that the Sellers’ Representative disagrees with the Buyer on:

(a)  whether or not an adjustment needs to be made to the draft Completion Accounts or Other Adjustment Amounts;

(b)  any adjustments to be made to the draft Completion Accounts or Other Adjustment Amounts; or

(c)  the amount of the Completion Accounts Amount or the adjusted Consideration,

then the Sellers’ Representative and the Buyer shall as soon as practicable after delivery of such report endeavour in good faith to resolve and agree each such matter by negotiation. Failing agreement by the Buyer and the Sellers’ Representative on any such matter within 10 Business Days of delivery of such report, each such matter in dispute in relation to the above (but no other matters) shall be referred to a firm of independent chartered accountants of international repute agreed by the Sellers’ Representative and the Buyer within 10 Business Days of a request by notice by either of them to the other or, failing agreement within that time, nominated by the

President for the time being of the Institute of Chartered Accountants in England and Wales (or any person for the time being performing the functions of that official) on the application of the Sellers’ Representative or the Buyer (the Independent Accountants) for determination on the following basis:

(a)  the Independent Accountants shall be instructed to notify the Sellers’ Representative and the Buyer of their determination of any such disputed matter within 20 Business Days of that referral;

(b)  the Sellers’ Representative and the Buyer shall be entitled to make written submissions to the Independent Accountants (and each party shall provide the other with a copy of such submissions at the same time as submitting these to the Independent Accountants) but subject to those rights the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination but shall be instructed to make the determination in accordance with this agreement;

(c)  in making any such submissions the Sellers’ Representative and the Buyer shall state their respective best estimates of any monetary amounts referred for determination;

(d)  the Independent Accountants’ determination of each item in dispute shall be equal to or exceeding the lower of the best estimates provided in accordance with paragraph 4(c) above but shall not exceed the maximum of the best estimates provided in accordance with paragraph 4(c) above;

(e)  in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever;

(f)   the Independent Accountants may instruct counsel or any other independent expert to determine any matter outside the scope of their own expertise and the reasonable costs of so doing shall be borne as stated in paragraph 4(g); and

(g)  the fees and expenses of the Independent Accountants (including any costs referred to in paragraph 4(f)) shall be borne and paid as to half by the Sellers’ Representative (on behalf of the Sellers) and as to half by the Buyer.

5.            Following any agreement between the Sellers’ Representative and the Buyer in accordance with paragraph 4 or any determination by the Independent Accountants in accordance with paragraph 4, such Completion Accounts and Other Adjustment Amounts so produced and the amount of the Completion Accounts Amount and the adjusted Consideration stated therein shall forthwith become the Completion Accounts Amount and the Consideration respectively for all purposes of this agreement and shall be final and binding on the parties.

6.            Subject to providing such confidentiality undertakings as the Sellers’ Representative or Buyer (as the case may be) may reasonably request, until the Completion Accounts Amount and the adjusted Consideration have been agreed or determined in accordance with this Schedule 5, each of the Buyer and the Sellers’ Representative shall (and shall procure that their relevant Associates shall) without charge and as required for preparing and finalising the Completion Accounts and Other Adjustment Amounts:

(a) give or procure that the parties or their Advisers are given access at all reasonable times on prior appointment during normal working hours on Business Days to all relevant books, records and accounts and any other relevant information which is in the possession or under the control of each party and each member of the Target Group (as the case may be, but excluding for the avoidance of doubt the working papers of the relevant Advisers);

(b) give or procure that the parties or their Advisers are given contact with the relevant members of the finance and management teams of each party and each member of the Target Group; and

(c) generally provide each other or their respective Advisers with such other information and assistance as they may reasonably require, in relation to the preparation or review of the draft Completion Accounts and Other Adjustment Amounts, draft Completion Accounts Amount and agreement or determination of the final Completion Accounts and Other Adjustment Amounts and the agreement or determination of the Completion Accounts Amount and the adjusted Consideration.

7.             The parties are permitted to share all information provided pursuant to this Schedule 5 with their respective Advisers.

Part 2

Accounting Policies

1.            1.                                    The Completion Accounts and Other Adjustment Amounts for the purposes of determining the Completion Accounts Amount shall be prepared using:

(a)      the specific accounting principles, policies, procedures, categorisations, asset recognition bases, definitions, methods, practices and techniques set out in paragraph 2 to 28 below;

(b)      to the extent not inconsistent with paragraph 1(a) above, the accounting principles, policies, procedures, categorisations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the Accounts as at the Accounts Date; and

(c)      to the extent not otherwise addressed in paragraphs 1(a) and 1(b) above, IFRS in force as at 31 December 2016;

For the avoidance of doubt, paragraph 1(a) shall take precedence over paragraph 1(b) and paragraph 1(c), and paragraph 1(b) shall take precedence over paragraph 1(c).

2.            The Completion Accounts and Other Adjustment Amounts shall be drawn up as at immediately prior to Completion (the ‘Effective Time’) in accordance with this Schedule 5 and shall set out the Cash, Debt, Working Capital, Company Expenses, London One Fit Out Expenditure and Funded Capital Investments of the Target Group.

3.            The Completion Accounts will be prepared on a consolidated basis for the Target Group, with intra-company balances reconciled and eliminated. For the avoidance of doubt, the Completion Accounts and Other Adjustment Amounts shall reflect the assets and liabilities of all members of the Target Group.

4.            The Completion Accounts and Other Adjustment Amounts shall be drawn up as if the Effective Time were the end of a tax and accounting period using year end close the book processes (for the avoidance of doubt including, but not limited to, a detailed assessment of prepayments and accruals), but always subject to the specific policies in this Schedule 5 Part 2.

5.            The Completion Accounts and Other Adjustment Amounts will be presented in US dollars and the foreign currency exchange rate used to translate any assets and liabilities denominated in foreign currencies will be the functional currency closing mid-point rate per the London edition of the Financial Times on the Completion Date.

6.            No item will be excluded from the Completion Accounts or the Other Adjustment Amounts on the basis of materiality.

7.            The Completion Accounts and Other Adjustment Amounts shall be prepared on the basis that the Target Group is a going concern and shall exclude the effect of change of control or ownership of the Target Group and will not take into account the effects of any post-Completion Date reorganisations or the post-Completion Date intentions or obligations of the Buyer.

8.            The provisions of this Schedule 5 Part 2 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts or Other Adjustment Amounts.

9.            Adjusting Events (as defined in IAS 10) after the Effective Time shall be taken into account up until the delivery of the Completion Accounts and Other Adjustment Amounts by the Buyer to the Sellers’ Representative under paragraph 1 of Part 1 of Schedule 5 (the ‘Cut-off Time’). Regard shall only be given to information available up to the Cut-off Time.

10.    Except as may be provided otherwise in the Agreement, no amounts shall be included in the Completion Accounts or Other Adjustment Amounts in relation to deferred tax liabilities.

11.    A provision shall be made in the Completion Accounts and Other Adjustment Amounts for corporate income taxes as at the Effective Time.

12.    No provisions shall be included in the Completion Accounts or Other Adjustment Amounts in relation to pensions, retirement indemnities or post-retirement benefits.

13.    No amounts shall be included in the Completion Accounts or Other Adjustment Amounts in relation to any contingent liability (as defined per IAS 37).

14.    There shall be no recategorisation of leases, relevant to the Target Group, accounted for as operating leases in the Accounts to finance leases in the Completion Accounts or Other Adjustment Amounts and vice versa. Any leases entered into after 31 December 2016 shall be categorised as a finance lease or operating lease using the same principles as were used in the Accounts consistently applied.

15.    An asset shall be included in Cash in respect of any unpaid VAT recoverable on any capital expenditure incurred by any member of the Target Group as at the Effective Time.

16.    An asset shall be included in Cash for deposits paid to landlords, Segro or ProLogis in relation to the relevant rental agreement held by any member of the Target Group as at the Effective Time.

17.    No asset or liability shall be included in the Completion Accounts in relation to any balance included as part of the calculation of the Other Adjustment Amounts.

18.    No liability or asset shall be included within Cash, Debt, Working Capital, Company Expenses, London One Fit Out Expenditure or Funded Capital Investments with regards to rental incentives whether received or given by any member of the Target Group as at the Effective Time.

19.    Outstanding Indebtedness shall be included within Debt.

20.    To the extent related to a Third Party Financing that will remain in place following Completion pursuant to the terms of the Agreement, an asset or liability (as the case maybe) shall be included in the Debt for the fair value of interest rate derivatives held by any member of the Target Group as at the Effective Time.

21.    No liability shall be included in the Completion Accounts in relation to subscription funds contributed in Investorco as at the Effective Time.

22.    No liability shall be included in the Completion Accounts in relation to equity held under management’s share based incentive scheme held by any member of the Target Group as at the Effective Time.

23.    An asset shall be included in Working Capital for all accrued income of each member of the Target Group in relation to the _____.

24.    Deferred income in Working Capital shall include liabilities for pre-paid rental income and other income, except to the extent there is no remaining service associated with the cash payment previously received by the applicable member of the Target Group.

25.    An asset shall be included in the Completion Accounts Amount for any incurred Funded Capital Investments, but excluding any amounts already included in London One Fit Out Expenditure.

26.    An asset shall be included in the Completion Accounts Amount for any London One Fit Out Expenditure.

27.    All assets in relation to Funded Capital Investments and London One Fit Out Expenditure will be presented in US dollars and the foreign currency exchange rate used to translate any assets and liabilities denominated in foreign currencies will be €1:$1.1814 and £1:$1.3213.

28.    For the avoidance of doubt no liability shall be included within the Completion Accounts or Other Adjustment Amounts for premiums payable by the Target Group as at the Effective Time in relation to the W&I Insurance Policy.

Part 3

Pro forma Completion Accounts Amount in USD

In the event of any conflict, for the avoidance of doubt, the (i) specific principles, policies, bases, practices and methods as per Schedule 5 Part 2 and the definitions set out in clause 1 shall take precedence over (ii) this format of the Completion Accounts as per Part 3 of Schedule 5.

Pro forma Completion Accounts

USD in thousands	Target Group	Cash	Debt	Working Capital	Other
Tangible Fixed Assets	X	-	-	-	X
Intangible Fixed Assets	X	-	-	-	X
A/R From Group Companies	X	-	-	-	X
Financial Assets	X	-	-	-	X
Other Receivables	X	X	-	X	X
Fixed Assets	[ ]	[ ]	-	[ ]	[ ]

Debtors/Receivables	X	X	-	X	X
Other Current Assets	X	-	-	X	-
Cash & Bank	X	X	-	-	-
Total Current Assets	[ ]	[ ]	-	[ ]	[ ]

Total Assets	[ ]	[ ]	-	[ ]	[ ]

Creditors	X	-	-	X	-
Taxation	X	-	-	X	-
Provisions/ (Accruals And Deferred Income)	X	-	-	X	X
Current Liabilities	[ ]	[ ]	[ ]	[ ]	[ ]

A/P To Group Companies	X	-	-	-	X
Bank Loans L/T (> 1Year)	X	-	X	-	-
Derivative	X	-	X	-	X
Finance Lease	X	-	X	-	-
Other Long-Term Liabilities/Deferred Tax	X	-	-	-	X
Long-Term Liabilities	[ ]	[ ]	[ ]	-	[ ]

Net Assets/Liabilities	[ ]	[ ]	[ ]	[ ]	[ ]

Placeholder for any adjustments to reflect either	[ ]	[ ]	[ ]
a) provisions of Part 2 of Schedule 5
b) Definitions in clause 1 to the extent relevant
Company Expenses		[ ]

Cash [A]	[ ]
Debt [B]		[ ]

Net Cash Balance [C = A - B]	[ ]

Working Capital [D]			[ ]
Target Working Capital [E]			[(X,XXX)]

Working Capital Surplus/ Working Capital
Shortage [F = D - E]			[ ]

Part 4

Pro forma Completion Accounts

Funded Capital Investments Schedule

Funded Capital Investment
Zenium
USD
FF1	X
FF2	X
LON 1	X
LON 2	X
Funded Capital Investment	[ ]

Part 5

London One Fit Out Expenditure Schedule

London One Fit Out Expenditure Schedule

London One Fit Out Expenditure
Zenium
USD
FF1	–
FF2	–
LON 1	X
LON 2	–
London One Fit Out Expenditure	[ ]

Part 6

Completion Accounts Amount

Completion Accounts Amount

(a)	the Net Cash Balance; plus	[ ]
(b)	the Working Capital Surplus, if any; minus	[ ]
(c)	the Working Capital Shortage, if any; minus	[ ]
(d)	the Company Expenses; plus	[ ]
(e)	the Funded Capital Investments; plus	[ ]
(f)	the London One Fit Out Expenditure;	[ ]

Completion Accounts Amount		[ ]

SCHEDULE 6

INTERIM COVENANTS

The acts and matters for the purposes of clauses 4.3.2 and 4.3.4 are as follows:

1             Creating, extending, granting or issuing or agreeing to create, extend or issue any mortgage, debenture or other security, other than against any property acquired pursuant to the German Land Purchase Agreement under the Third Party Financing.

2                                       Other than in respect of a capital call from its current shareholders only in respect of the Company, creating, allotting or issuing or agreeing to create, allot or issue, or any redemption or purchase of, any share or loan capital or securities of any member of the Target Group, or giving or agreeing to give any option in respect of such share or loan capital or securities, other than any redemption or purchase of any shares owned by any employee of any member of the Target Group in connection with the termination of such employee’s employment with the Target Group or any redemption or purchase of any shares owned by a consultant of any member of the Target Group in connection with the termination of such consultant’s services with the Target Group.

3             Making any alteration to the provisions of its articles of association or equivalent constitutional documents.

4                                       Departing from the previous scope or manner of conducting its day-to-day trading in any material respect, other than for any matter reasonably undertaken in the case of an emergency or disaster with the intention of minimising any adverse effect to the Target Group (and of which the Buyer will be promptly notified).

5                                       Save for the exceptions set forth in clauses (a), (b) and (c) of paragraph 6 below, paying or agreeing to pay to its directors, officers, or employees or consultants or any of them any remuneration or other emoluments or benefits (including any grant of rights to or payment of any severance or termination pay) other than those required pursuant to their current, respective service contracts or by existing benefit plans, in each case as Disclosed.

6             Making any amendment or variation, including increasing or accelerating vesting, exercisability or funding of any emoluments (including salary, pension contributions, bonuses, commissions, share or other incentive schemes, severance or termination payments, redundancy terms and benefits in kind), to the terms and conditions of employment of any category of employees (including as a result of making any promotion, changing job titles or reclassifying any such individual), save for: (a) annual increases in employees’ base wages or base salary made in accordance with the normal practice of the Target Group, with respect to any employee with respect to any employee whose target annual compensation is not in excess of €150,000 individually, and which increases do not exceed 5% in the aggregate for any individual employee or 3% for all employees of the Target Group, (b) the payment of employee and consultant bonuses in the ordinary course of business; provided that such bonuses shall not exceed the proposed amounts previously Disclosed to the Buyer; and (c) annual increases in consultants labour related fees made in accordance with the normal practice of the Target Group, with respect to any consultant whose target annual compensation is less than €150,000 individually, and which increases do not exceed 5% in the aggregate for any individual consultant or 3% for all consultants of the Target Group.

7                                       Forgive any loans or issue any loans to Employees, other than (a) routine travel advances issued in the ordinary course of business, (b) in connection with the Turkey Entities Extraction or the payment of the Cash Completion Payment, or (c) in respect of the loans to meet the tax liabilities in respect of the gift of shares to Franek Sodzawiczny, Matthew Pullen and Chester Reid as set out in the loan agreements at folder 1.1.1.5 of the Data Room.

8                                       Acquiring any assets on hire-purchase or deferred terms otherwise than in the ordinary course of business or expressly required under the German Land Purchase Agreement.

9             Selling, transferring, assigning, licensing, abandoning, allowing to lapse or expire or otherwise disposing of each or any part of its business and undertakings or any material assets, other than (a) sales and licenses of products and services of the Company and its Subsidiaries in the ordinary course of business, (b) pursuant to a Customer Contract or a Supplier Contract or (c) dispositions of obsolete or immaterial assets.

10                               Unless such terms are materially consistent with those detailed in Data Room document 2.9.10 or are not materially worse than those currently agreed between the Target Group and the applicable customer, entering into, varying, terminating, waiving, compromising, assigning any rights under or making any material amendments (including lease expansions) to any Customer Contract or any agreement which relates to energy supply, power network access or power network connection, in each case, other than in accordance with clause 4.7.  For the avoidance of doubt, the Company must obtain the Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) prior to entering into any contract with salesforce.com, inc. or any of its controlled affiliates.

11                               Entering into any lease expansions with respect to any Customer Contract, other than in accordance with clause 4.7.

12                               Entering into any new line of business.

13                               Paying any charge or fee or any other amount or the transfer of any benefit to, or waiving or deferring any liability of, any Seller or a Sellers’ Associate other than in the ordinary course of business or in connection with the Turkey Entities Extraction.

14                               Incurring any Indebtedness or other liability on account of fees or charges for products or services, in each case other than in the ordinary course of business.

15                               Borrowing any money in excess of £500,000 or amending an existing financing arrangement which would have the same effect (other than the receipt of trade credit in the ordinary course of business pursuant to and in accordance with the limits subsisting at the date of this agreement or in such manner so as to ensure that the business maintains its existing finance arrangements).

16                               Making or committing to make any capital expenditures in an amount in excess of £500,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Target Group from (a) making any necessary capital expenditures reasonably made in connection with an emergency or disaster at any Real Property which (i) do not exceed £100,000 or (ii) are required under any Customer Contract or Supplier Contract in effect as of the date hereof, or (b) making any capital expenditures in accordance with the Capital Investments Schedule or London One Fit Out Expenditure Schedule.

17                               Compromising or settling any legal or arbitration claims, actions or proceedings that would require payment by the Company (or any member of the Target Group) in excess of £100,000 or would obligate the Company (or any member of the Target Group) to take any material action or impose any material restrictions on the business of the Target Group, in each case after Completion.

18                               Making or forgiving any loan or other advance to any person (other than in the ordinary course of business consistent with best practice, if any) other than any loans made to any Seller in connection with the Turkey Entities Extraction or, so long as such loan is repaid at Completion, made to any Seller in respect of any personal tax liability associated with such Seller’s shareholding in the Company.

19                               Reducing the limit on the number of shares that may be allotted (if any) or its issued share or loan capital.

20                               Converting, sub-dividing or consolidating any of the Sale Shares.

21                               Disposing, selling or transferring, purchasing, assigning, or attempting to dispose, sell or transfer, purchase or assign, any interest in any share or other security in the share capital of any member of the Target Group, other than (a) any purchase of any shares owned by any employee of any member of the Target Group in connection with the termination of such employee’s employment with the Target Group or (b) any purchase of any shares owned by any consultant of any member of the Target Group in connection with the termination of such consultant’s services with the Target Group.

22                               Capitalising, repaying or making any other form of distribution of any amount standing to the credit of any reserve or redeeming or purchasing any of its own shares or making any other re-organisation of share capital, other than (a) any purchase of any shares owned by any employee of any member of the Target Group in connection with the termination of such employee’s employment with the

Target Group or (b) any purchase of any shares owned by any consultant of any member of the Target Group in connection with the termination of such consultant’s services with the Target Group.

23                               Admitting any person whether by subscription or transfer as a new shareholder.

24                               Directly or indirectly agreeing to amalgamate or merge the Company or member of the Target Group with any other company or concern or directly or indirectly agreeing to acquire any shares in any other company or participating in any partnerships or joint venture.

25                               Acquiring or disposing of any interest in any freehold or leasehold property or granting or acquiring any option relating to any such interest, save in the ordinary course of business or as to the extent the Company is contractually required to do so pursuant to any Customer Contract in existence prior to the date of this agreement or pursuant to the German Land Purchase Agreement.

26                               Entering into any new lease or agreement, or amending, modifying, renewing, extending, surrendering or terminating any lease or agreement, in each case with respect to the Real Property (except for any renewal or extension right exercised in accordance with the existing terms of any lease with respect to the Real Property).

27                               (a) Making any application to any Competent Authority for any planning consent,  change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any Real Property, or (b) settling any insurance claims in excess of £100,000 or agree to any material condemnation or payment of material condemnation proceeds.

28                               Giving any guarantee or indemnity (other than in the ordinary course of business or to a member of the Target Group).

29                               Altering any mandate given to its bankers relating to any matter concerning the operation of the bank account.

30                               Delegating any of the powers or duties of the board of directors.

31                               Appointing new auditors or removing the existing auditors.

32                               Making any change to the accounting procedures, policies or treatment or reference to which its accounts or other financial statements are prepared, in each case other than as required by Applicable Law or IFRS.

33                               Changing its residence for Tax purposes.

34                               Any Tax election or settling or compromising any liability to Tax or submitting any Tax return that is inconsistent with past practice.

35                               Making a request for a Tax ruling or entering into a closing agreement or advance pricing agreement in respect of Taxes.

36                               Surrendering any right to claim a refund or offsetting any Taxes.

37                               Agreeing to a waiver or extension of any statute of limitations with respect to Taxes.

38                               Granting any pension or other benefit on retirement, death or disability, the attainment of a specified age, the completion of a specified number of years’ service, or redundancy rights or establishing, adopting, terminating or amending in any material respect any other plan, agreement or arrangement in respect of employee benefits.

39                               Becoming a party to, establishing, adopting, amending, commencing participation in or terminating any collective bargaining agreement or other agreement with a trade union, works council or similar organisation.

40                               Permitting any insurance cover of the Company to expire without being renewed or replaced by another policy of insurance.

41                               Other than pursuant to clause 4.5 of the agreement, entering into or varying any contract or agreement with any Seller or any Sellers’ Associate other than on arm’s length terms and in the ordinary course of business.

42                               Dismissing or taking any steps to terminate the contract of employment of any Employee (including providing prior written consent to any Employee to terminate his or her employment such that such Employee would be treated as a “good leaver” or any other term of similar import), or taking any steps to employ or offer to employ any new employee or engage any consultant, in each case other than offers of employment or entrance into consulting arrangements in the ordinary course of business consistent with past practice pursuant to which the total remuneration offered to such new employee or consultant shall not exceed £150,000 (and which consulting arrangements may be terminated upon no more than 12 weeks’ notice).

43                               Making any written or oral communication to the directors, officers or employees of the Target Group addressing how existing compensation or benefit matters will or may be affected by the transactions contemplated by this agreement prior to providing Buyer with a copy of the intended communication; provided, that Buyer shall have a reasonable period of time to review and comment on the communication, which comments shall be considered in good faith.

44                               Knowingly committing any act or omission that would amount to a material breach of any Customer Contract.

SCHEDULE 7

Seller Warranties

1                                       TITLE TO SALE SHARES

1.1                           Such Seller is the sole legal and beneficial owner of, and has the right to exercise all voting rights and other rights over, the Sale Shares set out opposite such Seller’s name in Column (3) of the table set out in Part 1 of Schedule 1.  Except for such Sale Shares, such Seller does not own legally or beneficially, or have any interest in or right to acquire, any shares of capital stock of the Company or Manco.

1.2                           Except pursuant to the articles of association of the Company or the comparable governing documents of Manco, the Sale Shares set out opposite such Seller’s name in Column (3) of the table set out in Part 1 of Schedule 1 are free from any Encumbrances and no other person is entitled to, or has made a claim to, enjoy or exercise rights attaching to such Sale Shares and there is no agreement or commitment to give or create any Encumbrance on, over or affecting such Sale Shares, in each case other than this agreement and the other Transaction Documents. No part of the share capital of the Company is listed on an exchange or publicly traded.

1.3                           Except pursuant to the articles of association of the Company or the comparable governing documents of Manco, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any nature under which such Seller is or may become obligated to sell, or giving any person a right to acquire, or in any way dispose of such Sale Shares or any securities or obligations exercisable or exchangeable for, or convertible into, Sale Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Shares.

2                                       CAPACITY OF SUCH SELLER

2.1                           In the case of the Corporate Seller, such Seller is validly incorporated, in existence, in good standing under the Applicable Law in force in its jurisdiction of organisation and duly registered and has the requisite organisational power and authority to enter into and perform its obligations pursuant to this agreement and any agreements to be entered into pursuant to this agreement and any other Transaction Document to which such Seller is a party.

2.2                           In the case of the Corporate Seller, such Seller has obtained or satisfied all corporate approvals necessary to execute, deliver and perform its obligations under this agreement, any other Transaction Document and any agreements to be entered into pursuant to this agreement and any other Transaction Document to which such Seller is a party.

2.3                           Each of this agreement and any agreements to be entered into pursuant to this agreement and any other Transaction Document to which such Seller is a party constitute, and will constitute when delivered, valid and binding obligations of such Seller and will be enforceable in accordance with its terms.

2.4         The execution and delivery of, and the performance by such Seller of its obligations under, this agreement, any other Transaction Document and any agreements to be entered into pursuant to this agreement and any other Transaction Document to which such Seller is a party will not:

(a)                                                so far as such Seller is aware, constitute a breach of any laws or regulations in any relevant jurisdiction;

(b)                                                result in a breach of any provision of the memorandum or articles of association of such Seller;

(c)                                                so far as such Seller is aware, result in a breach of, or constitute a default under, any instrument related to the Sale Shares to which such Seller is a party or by which such Seller is bound;

(d)                                                result in a breach of any order, judgment or decree of any court or Competent Authority by which such Seller is a party or by which the Seller is bound;

(e)                result in the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Seller pursuant to any agreement binding upon such Seller; or

(f)                                                   require the consent of its shareholders (if applicable).

2.5         So far as the Sellers are aware, the execution, delivery and performance by such Seller of its obligations under this agreement, any other Transaction Document and any agreements to be entered into pursuant to this agreement and any other Transaction Document to which such Seller is a party will not require it to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental or regulatory authority which has not been obtained or made at the date of this agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph shall not extend to those consents, waivers or approvals referred to in the Conditions in Schedule 4.

3                                       INSOLVENCY

3.1                           In the case of the Corporate Seller, no receiver, administrative receiver or administrator has been appointed in respect of the whole or any part of the assets or undertaking of the Corporate Seller.

3.2         The Corporate Seller is not in liquidation and no order, petition, application, proceeding, meeting or resolution has been made, presented, brought, called or passed for the purpose of appointing any receiver, administrative receiver or administrator and no such receiver, administrative receiver or administrator has been appointed in respect of the Corporate Seller.

3.3         No order, petition, application, proceeding or meeting has been made and no resolution has been passed for the winding up of the Corporate Seller and no petition has been presented and no meeting has been convened for the purpose of winding up of the Corporate Seller.

3.4     No composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 of the Insolvency Act 1986 in respect of the Corporate Seller.

4                                       LIABILITIES; CONNECTED PERSONS

4.1                           There is not outstanding any indebtedness owing by any Target Group Company to any Seller, or to any director, secretary or other officer of any Target Group Company, or any person connected with any of them, nor is there any indebtedness owing to any Target Group Company by any such person or body.

4.2                           No member of the Target Group is party to any agreement or arrangement with any Seller, or with any director, secretary or other officer of any member of the Target Group, or with any person connected with any of them (excluding any contract of employment which has been Disclosed).

5                                       NO BROKERS

Other than RBC Capital Markets, (a) no broker, finder, investment banker, financial advisor or similar intermediary has acted for or on behalf of any Seller or any of its Associates or the Company or any of its Associates in connection with this agreement or the transactions contemplated hereby, and (b) no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with or any action taken by such Seller or any of its Associates or the Company or any of its Associates.

6                                       INCORPORATION

Each member of the Target Group has been duly incorporated, duly registered and is validly existing and in good standing under the laws of its respective jurisdiction and has full corporate or similar power and authority to carry on its business as it is carried on at the date of this agreement.

7                                       CAPITALISATION AND SUBSIDIARIES

7.1                           The Direct Shares, together with the shares of the Company owned by Manco constitute the whole of the allotted and issued share capital of the Company and are fully paid up or credited as fully paid up.

7.2                           The Company or another member of the Target Group, to the extent set forth in Schedule 2, is the sole legal and beneficial owner, directly or indirectly, of the entire issued share capital of each of the Subsidiaries (“Subsidiary Shares”).

7.3                           Except pursuant to the shareholders agreement and articles of association of the Company, there are no pre-emptive or other outstanding rights, options, warrants,

conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except pursuant to the shareholders agreement and articles of association of the Company, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  Except pursuant to the shareholders agreement and articles of association of the Company, there are no voting trusts or other agreements or understandings to which any of the Company or its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or its Subsidiaries.

7.4                           The Subsidiary Shares have been validly issued, validly exist and constitute the whole of the allotted and issued share capital of the Subsidiaries and are fully paid up.

7.5                           Except pursuant to the organisational documents of the applicable Subsidiary in effect as of the date hereof and which have been Disclosed, the Subsidiary Shares are free from any Encumbrances and no other person is entitled to, or has made a claim to, enjoy or exercise rights attaching to the Subsidiary Shares and there is no agreement or commitment to give or create any Encumbrance on, over or affecting the Subsidiary Shares, in each case other than this agreement and the other Transaction Documents.

7.6     Other than this agreement and the other Transaction Documents, there are no agreements, commitments or arrangements outstanding which provide for the issue, allotment or transfer of, or grant or accord a right (whether conditional or otherwise) to any other person to call for the issue, allotment or transfer of share or loan capital, or any debentures in or securities of any member of the Target Group. No claim has been made by any person to be entitled to any of the foregoing.

7.7         Except pursuant to the shareholders agreement and articles of association of the Company or the comparable governing documents of Manco, neither the Sale Shares nor the Subsidiary Shares are subject to any rights of pre-emption or restrictions on transfer and there are no circumstances existing which would give rise to a restriction being placed on any of the Sale Shares or the Subsidiary Shares.

7.8         No member of the Target Group is party to any agreement which obliges it to subordinate its management or transfer its profit or loss to a third party.

8                                       ACCURACY OF INFORMATION

The information set out in Schedule 1, Parts 1 and 2 of Schedule 2 and Schedule 3 is true, complete and accurate.

9                                       THE BUSINESS

9.1                           No option, right to acquire, mortgage, charge, pledge, lien or other form of Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) over or affecting the whole or any part of the undertaking or assets of any member of the Target Group is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

9.2                           Each member of the Target Group will, as at Completion, own or be entitled to use all the material assets (including Intellectual Property) that are used to carry on the business or operations of each member of the Target Group as at the date of this agreement.

9.3                           No member of the Target Group has agreed to acquire any material asset on terms that the property in it does not pass until full payment is made.

9.4         No member of the Target Group owns any legal or beneficial interest in any shares, securities or participation interests of any kind in any undertaking, other than in another member of the Target Group.

10                               THE ACCOUNTS

10.1                   The Accounts:

(a)                                                were prepared at the Accounts Date, in accordance with Applicable Law and IFRS at the time they were audited;

(b)                                                subject to paragraph (a), were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements for the previous two financial periods;

(c)                                                include adequate provision for bad and doubtful debts as required under IFRS in force as at the Accounts Date;

(d)                                                present fairly in all material respects the consolidated state of affairs of the Company at the Accounts Date and of the consolidated results of operations and comprehensive income, cash flows and shareholders’ equity of the Company at the Accounts Date; and

(e)                                                except as the Accounts expressly disclose, are not affected by any extraordinary, exceptional or non-recurring items.

10.2                   At the Accounts Date, no member of the Target Group had any material liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the Accounts as required under IFRS in force as at the Accounts Date (except for liabilities that arise from, or are permitted or contemplated by, this agreement).

11                               THE MANAGEMENT ACCOUNTS

11.1                   The Management Accounts:

(a)                                                have been prepared in good faith and with due care and attention and on a basis consistent with that employed both quarter-on-quarter and, with regard to the purpose for which it has been prepared, the preparation of the Accounts, it being acknowledged that the Management Accounts are not year-end accounts; and

(b)                                                are not affected by any extraordinary, exceptional or non-recurring items unless as disclosed in the Management Accounts; and

(c)                                                does not materially misstate the state of affairs of each Group Company and their results for the period from the Accounts Date to the Management Accounts Date.

12                               BORROWINGS AND INDEBTEDNESS

12.1                   Complete and accurate details of all agreements or arrangements in respect of, or providing for, monies borrowed by any member of the Target Group (including the amounts and terms of all borrowings) are included in the Data Room.

12.2                   The Third Party Financing is all of the third party debt for borrowed money of the Target Group that remains outstanding.

12.3                   No member of the Target Group has outstanding any borrowing or other indebtedness in the nature of borrowing, including any bank overdraft, other than disclosed in the Accounts.

12.4                   There is no Outstanding Indebtedness or other liability (whether actual or contingent) owing by any Seller or any member of its Group to any Target Group Company or by Company to any Seller or any member of its Group, in each case other than disclosed in the Accounts.

12.5      No demand or notice to repay has been received under, and no event has occurred or been alleged which is, or which would reasonably be likely to become or result in an event of default, any early repayment or a material breach of the terms of or under any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Target Group and no change in the direct or indirect control of any member of the Target Group will or would reasonably be likely to result in such an event of default, early repayment or material breach.

12.6                   The total amount borrowed by each member of the Target Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant member’s articles of association.

12.7                   The Target Group has no obligations or liabilities pursuant to any guarantees, charges, pledges, liens, warranties, security interests, bonds, sureties, indemnities,

securities, or comfort letters and no other person on behalf of the Target Group has given or entered into similar obligations to or in favour of any other person.

12.8      No mortgage, charge, pledge, lien, hedging transactions or similar arrangements or other security arrangement has been given or entered into by any Sellers or any Associate thereof, in respect of any obligations of any member of the Target Group. No mortgage, charge, pledge, lien, hedging transactions or similar arrangements or other security arrangement has been given or entered into by any member of the Target Group in respect of any obligations of another person other than another member of the Target Group.

13                               POSITION SINCE THE ACCOUNTS DATE

13.1                   Since the Accounts Date:

(a)          there has been no material adverse change in the financial position of the Target Group taken as a whole or in the financial position of any member of the Target Group (in each case as carried on at the date of this agreement);

(b)          the business of each member of the Target Group has been carried on in the ordinary course, without any material interruption, so as to maintain the same as a going concern;

(c)                                                no member of the Target Group has borrowed or raised any money (other than by way of a capital call) or taken up any financial facilities nor has it repaid any borrowing or indebtedness in advance of its stated maturity;

(d)                                                no shareholder resolution of any member of the Target Group has been passed (in general meeting, by way of written resolution or otherwise);

(e)                                                no change in the accounting reference period of any member of the Target Group has been made;

(f)                                                   no member of the Target Group has declared or made any distribution to any person other than another member of the Target Group;

(g)                                                no member of the Target Group has entered into any transactions other than in the ordinary course of business;

(h)                                                no member of the Target Group has offered price reductions or discounts or allowances on services or provided them at less than cost to an extent which may materially affect its profitability;

(i)                                                     no member of the Target Group has acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any liability otherwise than in the ordinary course of business or pursuant to the German Land Purchase Agreement;

(j)           no member of the Target Group has entered into any commitment to make capital expenditure in an aggregate amount in excess of £50,000, except as set out in the Capital Investments Schedules or the London Fit Out Schedule; and

(k)                                                no member of the Target Group has taken any action which, if it had been taken during the Interim Period, would be restricted in accordance with clause 4.3.1 or clause 4.3.3.

14                               COMPLIANCE WITH LAWS

14.1                   Each member of the Target Group, and each of the officers of each member of the Target Group (during the course of their duties), has complied in all material respects with all Applicable Law, legal and regulatory requirements applicable to it.

14.2      Since 1 January 2015, no member of the Target Group has received any written notice from any Competent Authority or, to the knowledge of the Sellers, other communication from any Competent Authority indicating or alleging that any member of the Target Group is in actual or possible violation of any Applicable Law.

14.3                   So far as the Sellers are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any Competent Authority in the United Kingdom, Germany or any other applicable jurisdiction in respect of the affairs of any member of the Target Group.

14.4                   Since 1 January 2015, no member of the Target Group has done or omitted to do anything which is a contravention of any Applicable Law giving rise or which may give rise to any material fine, penalty or other liability or sanction on the part of the Company.

15                               LICENCES

15.1                   All material licences, authorisations, consents, permits and other permissions and approvals (public and private) required for or in connection with the carrying on of the business of the Target Group as at the date of this agreement have been obtained, have been and are being complied with in all material respects, and all applicable fees and assessments due and payable in connection therewith have been paid.

15.2                   All material licences, consents and other permissions and approvals required under this paragraph 15 are valid and in full force and effect, are not subject to any material administrative or judicial proceeding that could result in any modification, termination, stay, enjoinment, annulment, reversal, suspension or revocation thereof and, as far as the Sellers are aware, no suspension or cancellation of any such licences, consents or other permissions or approvals is threatened.

15.3      The transactions contemplated by this agreement will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any licence, authorisation, consent, permit or other permission or approval referred to in paragraph 15.1. No written notice has been received by any member of the Target

Group that any such licence, authorisation, consent, permit or other permission or approval may be suspended, cancelled, varied, terminated or not renewed, and the Sellers are not aware of any circumstances which would reasonably be expected to lead to any such suspension, cancellation, variation, termination or non-renewal.

16                               CONSTITUTIONAL DOCUMENTS

16.1                   Each member of the Target Group has the right, power and authority to conduct its business and affairs as they are currently conducted. The business and affairs of each member of the Target Group has been carried on in accordance with the requirements of its constitutional documents.

16.2                   Copies of the memorandum and articles of association, certificates of incorporation, bylaws or other constitutional documents (including any shareholders agreements or similar agreements) of each member of the Target Group are included in the Data Room and are accurate and complete and, to the extent required by Applicable Law, fully set out the rights and restrictions attaching to each class of share capital of the member of the Target Group to which they relate.

16.3                   The information on each member of the Target Group registered with the respective company register under the laws of any jurisdiction in which any member of the Target Group is incorporated is complete and accurate.

16.4                   The register of members and shareholder lists of each member of the Target Group are accurate and complete and have been properly kept and maintained in accordance with the requirements of its constitutional documents and Applicable Law. No notice or allegation in writing that any of them is incorrect or should be rectified has been received by the Company or any member of the Target Group.

16.5                   The Books and Records of the Target Group are accurate and complete in all material respects and have been properly kept and maintained in accordance with the requirements of its constitutional documents and Applicable Law. No notice or allegation in writing that any of them is incorrect or should be rectified has been received by the Company or any member of the Target Group. The Books and Records are held at the Real Property and are in the possession and under the control of the Target Group.

16.6                   All returns, particulars, resolutions and documents required by any Applicable Law to be filed in respect of any member of the Target Group have been duly prepared, kept and filed and are correct.

16.7                   All material documents which should have been delivered by any member of the Target Group to the registrar of companies, commercial register or equivalent registry in each member of the Target Group’s relevant jurisdiction have been properly so delivered. No such information has been delivered which is not yet available on a search of the relevant registry.

17                               INSOLVENCY

17.1                   No order, petition or application has been made, no proceeding or meeting has been held and no resolution has been passed for the winding up of any member of the Target Group or for a provisional liquidator to be appointed in respect of any member of the Target Group and no petition has been presented and no meeting has been convened for the purpose of winding up any member of the Target Group.

17.2                   No administration order has been made and no petition or application for administration (whether out of court or otherwise) has been made in respect of any member of the Target Group, nor has any administrator been appointed in respect of any member of the Target Group, nor has any notice of intention to appoint any such administrator been given, nor have any other steps been taken by any person (including any member of a Target Group or its directors) to appoint such an administrator. None of the members of the Target Group has ceased or suspended payments or considers or has agreed to any debt settlement arrangements with any of its creditors.

17.3                   No receiver (including any administrative receiver) has been appointed, nor has any person appointed or threatened in writing to appoint a receiver (including any administrative receiver) in respect of a member of the Target Group or any of its assets.

17.4    No composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 of the Insolvency Act 1986 in respect of any member of the Target Group.

17.5                   No event analogous to any of the above has occurred in respect of any member of the Target Group in any jurisdiction, and there are no facts in existence of which the Sellers are aware which are likely to lead to any of the events above or to any such analogous event.

17.6                   No circumstances have arisen which could reasonably be expected to result in:

(a)                                                a transaction to which any member of the Target Group is party being set aside; or

(b)                                                a third-party claim involving any asset owned or used by any member of the Target Group being made in respect of any insolvency legislation.

17.7                   No unsatisfied judgment is outstanding against any member of the Target Group.

18                               CONTRACTS

18.1                   Save for the Disclosed Customer Contracts, the Disclosed Supplier Contracts and the German Land Purchase Agreement, no member of the Target Group is or has agreed to become, or has been (with continuing obligations), a party liable or subject to:

(a)                                                any agreement or arrangement (including any Customer Contract or Supplier Contract) which is a Material Agreement in the context of the business of any member of the Target Group;

(b)             any material agency, distributorship, marketing, manufacturing, information sharing, consultancy, servicing, maintenance, inspection, testing or Intellectual Property licensing agreement or arrangement;

(c)                                                any agreement or arrangement entered into by the Company otherwise than by way of bargain at arm’s length and otherwise in the ordinary course of the business of any member of the Target Group;

(d)                                                any contract or arrangement which restricts the freedom of any member of the Target Group to carry on its business in any part of the world or to use, sell, supply or distribute any product or service or otherwise has the effect of restricting in any material respect any member of the Target Group, from carrying on its business in the territory in which it operates;

(e)                                                any agreement or arrangement that grants any right of first refusal or right of first offer in favor of a third party or that materially limits the ability of any member of the Target Group to sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(f)                 any joint venture agreement, partnership, consortium, joint development, shareholders’ agreement, limited liability company or any other agreement or arrangement under which it participates with any other person in any business;

(g)                any contract or arrangement calling for payments by any party thereto in excess of US$25,000 in any one year (for Customer Contracts), US$250,000 in any one year (for Supplier Contracts) or US$750,000 (in aggregate);

(h)                                                any agreement relating to the acquisition, holding, disposition or management of the Real Property;

(i)                                                     any guarantee, indemnity, surety or equivalent form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

(j)                                                     any agreement or arrangement which involves, requires or confers any rights to require, the allotment, sale or issue of shares, debentures or other securities of any member of the Target Group now or at any future time;

(k)                                                any material agreement which involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

(l)                  any agreement which relates to energy supply, power network access or power network connection;

(m)              any agreement that involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the relevant member of the Target Group to any obligation;

(n)                                                any agreement that involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

(o)                                                any agreement: (i) relating to the disposition or acquisition by any member of the Target Group of any business (whether by merger, amalgamation, consolidation or otherwise) or (ii) pursuant to which the Target Group will acquire or is obligated to acquire any interest or make an investment in any third party;

(p)                any agreement with respect to the acquisition or disposition of any person (whether by merger, amalgamation, consolidation or otherwise) pursuant to which the Target Group has (i) material continuing indemnification obligations (other than in the ordinary course of business in connection with the development, sale or licensing of products), or (ii) any “earn-out” or similar contingent payment obligations;

(q)                any supply agreement that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Target Group;

(r)                 other than instruments providing for Outstanding Indebtedness that would not, in the aggregate, exceed $US100,000, any agreement that (i) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for Outstanding Indebtedness (including obligations under any capitalised leases but excluding agreements between the members of the Target Group) or pursuant to which the Target Group guarantees any such Outstanding Indebtedness of any other person, (ii) materially restricts the Target Group’s ability to incur Outstanding Indebtedness or guarantee the Outstanding Indebtedness of others or (iii) grants a lien or restricts the granting of liens on any property or asset of the Target Group that is material to the Target Group;

(s)                                                 any collective bargaining agreement and each contract with any labor union, works council or similar organisation;

(t)                                                    any agreement pursuant to which (i) any member of the Target Group is granted a license, covenant not to sue or other right under any third-party Intellectual Property right that is material to the conduct of the businesses of the Target Group (other than software license agreements for any third-party commercially available off-the-shelf software), (ii) a member of the Target Group grants to a third party a license, covenant not to sue or other right under any owned Intellectual Property that is material to the conduct of the businesses of the Target Group (other than non-material non-exclusive licenses entered into in the ordinary course of business);

(u)                                                any agreement which by virtue of Completion would result in: (i) any member of the Target Group being in default or losing any benefit, right or licence which it currently enjoys; or (ii) a liability or obligation of a member of the Target Group being created or increased;

(v)                                                any agreement that provides for a settlement or conciliation (i) with any Competent Authority that (A) restricts or imposes material obligations upon the Target Group or (B) materially disrupts the business of the Target Group as currently conducted, or (ii) that could require the Target Group to pay consideration of more than US$50,000 after the date of this Agreement;

(w)                                             any contract or arrangement which can be terminated or amended in the event of any change in the underlying ownership or control of such member or whose terms, upon the event of such change of control, are or could be materially different from those which apply prior to such event; nor

(x)                                                any bid, tender, proposal or offer which, if accepted, would result in any member of the Target Group being committed to any agreement or arrangement of a kind described in this paragraph 18.

18.2                   The copies of the Disclosed Customer Contracts and Disclosed Supplier Contracts in the Data Room are true and complete copies of the original Disclosed Customer Contracts and Disclosed Supplier Contracts.

18.3      No Target Group Company is in material breach of any Customer Contracts, Supplier Contracts or Material IP Contracts which material breach is outstanding and has not been remedied and, so far as the Sellers are aware, no counterparty to any such contract is in material breach of such contract. All sums due to be paid by each member of the Target Group under any of the Customer Contracts, Supplier Contracts or Material Agreements have been paid.

18.4                   No material covenant or material obligation on the part of (or other material matter binding on) any counterparty to a Customer Contract, Supplier Contract or Material IP Contract has been waived in writing.

18.5                   All Customer Contracts, Supplier Contracts and Material IP Contracts are in full force and effect and are valid and binding on the relevant member of the Target Group in accordance with their terms.

18.6                   Since 1 January 2015, no written notice has been served on any member of the Target Group of, and the Seller is not aware of any material breach (or other breach giving a right to terminate) of or any intention to terminate, cancel or not renew or breach any Material Agreement or Material IP Contract to which any member of the Target Group is party to, or to cease trading with, or materially reduce its supplies to or orders from, any member of the Target Group.

18.7                   Since 1 January 2015, no written notice has been received by any member of the Target Group from a Tenant of any intention to terminate any Disclosed Customer Contract which any member of the Target Group is party to or to cease trading with, or materially reduce its orders from such member.

18.8                   Since 1 January 2015, there have been no material changes to any principal terms of any Disclosed Supplier Contracts or Disclosed Customer Contracts or any material discounts, over-riders or rebate arrangements agreed in respect of any Disclosed Customer Contract which has not been Disclosed.

18.9                   For the purposes of this paragraph 18, “Material Agreement” means a Customer Contract or a Supplier Contract which accounts (in the 12 months immediately preceding the date of this agreement) for ten (10) per cent or more by expenditure or revenue of the Target Group’s annual supply or sales, as the case may be, or which is a Customer Contract or Supplier Contract which falls below this financial threshold but the absence of which would have a material effect on the ability of any Target Group Company to operate its business in the ordinary course.

18.10           During the twelve (12) months ending on the date of this agreement, no party that has contracted with any Target Group Company under a Material Agreement has ceased or substantially reduced its business with any Target Group Company, and, so far as the Sellers are aware, there are no circumstances which could reasonably be expected to give rise to any such change, cessation or reduction.

19                               INSURANCE

19.1                   The insurance policies relating to the business, properties and/or assets of the Target Group have been Disclosed and are valid and in full force and effect, no written notice of cancellation has been received, and nothing has been done or omitted by the Target Group which might invalidate them and all premiums payable have been paid up to date.  The Target Group maintains mandated insurance policies as required by Applicable Law. Details of all insurance claims made against the Target Group’s insurance policies in the last two years have been Disclosed.

19.2                   No claim under a policy of insurance taken out in connection with the business or assets of any member of the Target Group is pending or outstanding and so far as the Sellers are aware, no event has occurred which might give rise to any claim and all premiums due and payable have been paid.

20                               LITIGATION AND INVESTIGATIONS

20.1      No member of the Target Group is engaged, whether as claimant or defendant or otherwise, in any legal action, litigation, tribunal, hearing, claims or other proceedings or adjudication or arbitration or administrative or criminal proceedings and no Target Group is being prosecuted for any criminal offence.

20.2                   No such proceedings as are described in paragraph 20.1 (a) are currently pending or, so far as the Sellers are aware, have been threatened in writing against any member of the Target Group or any person for whose acts or defaults any such member is vicariously liable, or (b) would, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the consummation of the transactions.

20.3                   So far as the Sellers are aware, there is no event which has occurred that is reasonably likely to lead to proceedings such as those described in paragraph 20.1.

20.4      There is no order, decree, arbitral award, decision or judgment of any court, tribunal, arbitrator, mediator, adjudicator, expert or any Competent Authority outstanding against any member of the Target Group, and no member of the Target Group is party to any undertaking given to any court, tribunal or other person in connection with any legal action or other proceedings.

20.5                   Neither the Company nor any member of the Target Group has been notified that it is the subject of any investigation, enquiry or enforcement proceedings by or on behalf of any Competent Authority and no such investigations are pending.

20.6                   There are and have been no requests, enquiries or demands for monitoring, interception or the provision of information made by, or on behalf of any Competent Authority, in the United Kingdom, Germany, or any other applicable jurisdiction.

21                               ANTI-BRIBERY AND IMPROPER PAYMENTS

21.1                   The members of the Target Group maintain on an ongoing basis, and have complied with, written anti-corruption procedures and internal accounting controls which are designed to ensure compliance by the members of the Target Group, and their respective directors, officers and employees with all Anti-bribery Laws. In particular, the Target Group has in place and has complied with adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent its associated persons for the purposes of the Bribery Act 2010 (“Associated Persons”) from undertaking any conduct which might lead to any member of the Target Group being in breach of section 7 of the Bribery Act 2010.

21.2                   No member of the Target Group nor, so far as the Sellers are aware, any of its or their respective directors, officers, employees or other persons who comprise Associated Persons has, in connection with the business of the Target Group, breached any Anti-Bribery Laws or any applicable anti-money laundering or anti-corruption law, rule or regulation or any books and records offences of any relevant jurisdiction relating directly or indirectly to a bribe or, in breach of any Anti-Bribery Laws:

(a)                                                offered, promised or given, directly or indirectly, a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a foreign public official, intending to influence that person in his official capacity and to obtain or retain business, or a business advantage, in each case including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws; or

(b)                                                requested, agreed to receive or accepted a financial or other advantage, intending that it would induce or reward, or where it actually induced or rewarded, improper performance of a relevant function or activity, or where the relevant request, agreement to receive or acceptance itself constituted such improper performance or that performance was made in anticipation of it.

21.3                   For the purposes of paragraph 21, “Anti-Bribery Laws” means, in each case to the extent that they have been applicable to a member of the Target Group at any time prior to the date of this agreement: (a) the UK Bribery Act 2010; (b) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (c) the U.S. Currency and Foreign Transaction Reporting Act of 1970, (d) the U.S. Money Laundering Control Act of 1986, (e) any applicable law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (f) any other applicable law, rule or regulation having legal effect of similar purpose and scope in any jurisdiction, including books and records offences relating to anti-corruption offences.

22                               DATA PROTECTION; CYBERSECURITY

22.1                   Each member of the Target Group has complied with all relevant requirements of all Applicable Laws concerning data protection and privacy, in each of the jurisdictions in which it carries on business or activities and in each jurisdiction from which it otherwise collects or receives Personal Information, at all times while the Applicable Law was in force, and has maintained accurate and up-to-date and notifications of processing of Personal Information as required by Applicable Law.

22.2                   No member of the Target Group has received a notice, complaint or allegation from the Information Commissioner or a comparable authority in any jurisdiction, or from a data subject, alleging non-compliance with any Applicable Laws concerning data protection or privacy, prohibiting any transfer of data or requesting rectification or erasure of Personal Information and no circumstances have occurred which are reasonably likely to require or give rise to a requirement for such a notice, complaint or allegation.

22.3     Each member of the Target Group has established and implemented written policies and organisational, physical, administrative and technical measures regarding privacy, cybersecurity and data protection and such policies are Disclosed.

22.4                   Since 1 January 2015, each member of the Target Group has (a) complied in all material respects with all of their respective Privacy and Security Policies and contractual and fiduciary obligations regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, and (b) used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information.  So far as the Sellers are aware, no person has gained unauthorized access to or misused any Personal Information in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to any member of the Target Group or an obligation to notify any Competent Authority of such occurrence.

23                               POWERS OF ATTORNEY AND AUTHORITIES

No member of the Target Group has given any power of attorney or other authority (express, implied or ostensible) which will, following Completion, still be outstanding or effective to any person to enter into any contract, agreement, instrument or arrangement on behalf of such member of the Target Group.

24                               EMPLOYEES

24.1                   A complete and accurate list of all of the Employees employed and Consultants engaged by the Target Group as of the date of signing of this agreement is attached to the Disclosure Letter.

24.2                   The Disclosure Letter contains the names, job titles, employing entities, details of the basic salary or wages, commission and bonus (including the expected bonus payable in respect of the 2017 fiscal year), or other incentive-based compensation opportunity (if any), remuneration and other benefits (including pension contributions), start date of employment and contractual notice periods of every Employee. Details of all loan arrangements with any Employee have been Disclosed.

24.3                   Other than the employee benefits set out in the Disclosure Letter, no Employee is entitled to any other benefits or bonus arising from or in connection with their employment with the Target Group.

24.4                   The contract of employment of each Employee may be terminated by their employing company without damages or compensation (other than that payable by statute) by giving at any time no more than three months’ notice.

24.5                   Details of all agreements with Consultants, including their principal terms and conditions, length of assignment and notice provisions have been Disclosed. So far as the Sellers are aware, no such individual has the status of an employee or worker of any member of the Target Group. No Consultant or former consultant or Tax Authority has brought, or so far as the Sellers are aware, threatened to bring, a claim or challenge in relation to employee or worker status at any time in the three years preceding the date of this agreement. Other than the Consultants, no member of the Target Group uses the services of an agency or other self-employed persons, contracted labour or agents.

24.6                   Since the Accounts Date or where such employment or engagement or notice or change has not yet taken effect or expired:

(a)                                                no person has been employed or engaged or offered employment or engagement by any member of the Target Group;

(b)                                                no notice of termination has been given to or received from any of the Employees or Consultants and, so far as the Sellers are aware, no action has been taken which may result in an Employee asserting that they have been constructively dismissed; and

(c)                                                no material change has been made, agreed or proposed by the relevant Target Group Company to the terms of: (i) employment of any of the Employees; and (ii) engagement of any of the Consultants.

24.7                   There are no terms or conditions of compensation, employment or engagement (whether contractual or not) for any Employee or Consultant, which are in any way linked to or dependent on the transaction contemplated by this agreement, and no notice or communication has been given or statement or representation made to any Employee or Consultant concerning the sale and purchase of the Sale Shares or which concerns or may affect the compensation, employment or engagement of any Employee or Consultant after Completion.

24.8                   No member of the Target Group recognises any trade union, other employee representative body or works council. So far as the Sellers are aware, there are no activities or proceedings by any individual or group of individuals, including representatives of any trade union or other employee representative body, to organize any of the Employees.

24.9                   No member of the Target Group is a member of an employer association or party to any collective bargaining agreement or works agreement or any other agreement with unions, workers’ councils and similar organisations.

24.10           No member of the Target Group is involved, or has during the twelve months prior to the date of this agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

24.11           No member of the Target Group is involved, or has in the last two years been involved, in any legal proceedings, material disputes or grievances, or investigations or procedures with any of its Employees or Consultants or former employees or consultants (or with any trade union, works council or other representative of such person) and, so far as the Sellers are aware, there are no present circumstances in existence which could reasonably be expected to give rise to any such legal proceedings, material disputes or grievances, investigations or procedures.

24.12           In respect of every Employee and Consultant of any member of the Target Group, details and rules have been Disclosed for all share options and incentive schemes; profit sharing, bonus, commission or other incentive schemes; any other scheme under which pay varies (other than normal overtime and on-call or standby time); and any other employee benefit scheme.

24.13   No member of the Target Group operates or has operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for early retirement, payments greater than those required by statute or (other than in accordance with Applicable Law) for notice periods greater than those set out in contracts of employment or engagement.

24.14           There are no Employees who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays of no more than four weeks or absence of no more than one week due to illness), or, so far as the Sellers are aware, whose ability to carry out their duties is impaired by reason of illness, disability or otherwise.

24.15           Each member of the Target Group has complied (and will until the Completion Date comply) in all material respects with the terms of all relevant contracts of employment, policies, benefit or bonus schemes and all Applicable Law, codes of conduct, collective agreements, orders, declarations and awards relevant to their employees or other personnel and no amount due in respect of any Employee or former employee is in arrears or unpaid other than his salary for the month current at the date of this agreement, holiday pay for the current holiday year and in respect of the reimbursement of expenses.

24.16           Each member of the Target Group which is incorporated in England and Wales has in relation to all present and former employees who commenced employment on or after 29 February 2008 complied with the requirements of section 15 of the Immigration, Asylum and Nationality Act 2006.

24.17   Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated by this agreement could, either alone or in combination with another event (a) entitle any current or former director, officer, employee, independent contractor, consultant of any member of the Target Group to any remuneration or benefits (or any material increase thereto) (b) accelerate the time of payment or vesting, or trigger any payment or funding or forgiveness of indebtedness of any remuneration of benefits or trigger any other material obligation with respect to employee benefits, or (c) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

24.18           No member of the Target Group is a party to any agreement, plan or arrangement or is otherwise obligated to compensate, gross-up or indemnify any Employee or Director for any Tax obligation.

25                               PENSIONS

25.1                   Other than the Pension Schemes and any requirements specified in the Disclosure Letter to contribute to statutory retirement benefit arrangements in accordance with Applicable Law, there is no obligation, agreement or arrangement, contractual commitment (whether funded or unfunded) or custom or practice to or in respect of which the Target Group contributes, or has contributed, or may become liable to contribute to, or is, has become, or may become liable to satisfy, under which Relevant Benefits are or may be payable.

25.2                   Each of the Pension Schemes is a recognised arrangement for the purposes of the tax regime under which it operates and, so far as the Sellers are aware, there is no reason why such recognition might be withdrawn or might cease to apply.

25.3                   Full, accurate and current details of the Pension Schemes are contained in the Data Room including details of the entitlement to benefits under the Pension Schemes and the amounts or rates at which the relevant members of the Target Group and the Employees contribute.

25.4                   All benefits (other than fully insured lump sum benefits on death in service) payable under the Pension Schemes are Money Purchase Benefits.

25.5                   No proposal or assurance (whether oral or written) has been announced or given to any Employee or Consultant regarding the continuance, discontinuance, introduction, increase, decrease or other alteration of any Relevant Benefit (whether or not in connection with the Pension Schemes).

25.6                   There is no amount due and payable to the Pension Schemes (including any contribution, insurance premium, tax or expense) which is unpaid.

25.7                   Each member of the Target Group has at all times complied with all applicable UK and European legal and regulatory requirements so far as they impose obligations on them in respect of:

(a)                                                the operation of the Pension Schemes; and

(b)                                                its obligations under Part 1 of the Pensions Act 2008 on and from the date those provisions apply to it.

25.8                   No compliance notice, third party compliance notice, unpaid contributions notice, fixed penalty notice or escalating penalty notice has been issued and no regulatory action (including a request for action) has been, or is reasonably likely to be, taken in connection with any member of the Target Group’s actions under the Pensions Act 2008.

25.9                   No claim, dispute, complaint or investigation has arisen in relation to the provision of any Relevant Benefits in respect of any present or former Employee and, so far as the Sellers are aware, there are no circumstances that are reasonably likely to give rise to any such claim, dispute, complaint or investigation.

25.10           No Employee whose employment has previously transferred to any member of the Target Group under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 has a right to enhanced benefits on redundancy or on early retirement, or to a set amount of employer contributions that is higher than as set out in the Disclosure Letter.

25.11           No member of the Target Group has contractually enrolled any workers into Pension Schemes and, since its staging date, each member of the Target Group has only enrolled automatically into Pension Schemes those workers whom it has been required to enroll automatically into an automatic enrolment scheme under the Pensions Act 2008.

26                               REAL PROPERTY

In this paragraph:

“Permit” means any planning permission, building permit, listed building consent, building regulation consent or any other licence, registration or consent issued by a Competent Authority under the Planning Acts;

“Planning Acts” means the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; the Planning Act 2008; the Localism Act 2011; the Housing and Planning Act 2016; the Hessian Building Ordinance (Hessische Bauordnung); Federal Building Code (Baugesetzbuch); Federal Emission Control Act (Bundesimmissionsschutzgesetz); Federal Building Usage Ordinance (Baunutzungsverordnung); the relevant zoning plan (Bebauungsplan) and any other legislation from time to time regulating the construction and use of a building or the use or development of land; and

“Statutory Agreement” means an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; section 38 and section 278 of the Highways Act 1980 and any other legislation (later or earlier) similar to these statutes in any jurisdiction.

26.1                   Schedule 3 Part 1 sets forth a true, complete and accurate list of all real property owned by the Target Group (the “Freehold Property”) and (a) the Target Group has good and valid title to the Freehold Property, materially free and clear of any Encumbrance and (b) no member of the Target Group has granted any outstanding options or rights of first refusal to purchase the Freehold Property, or any portion of the Freehold Property or interest therein.

26.2                   Schedule 3 Part 2 sets forth a true, complete and accurate list of the Leasehold Property and (a) the Target Group has good and valid title to the Leasehold Property, and (b) so far as the Target Group is aware, there exists no default or event of default on the part of the Target Group, as applicable, under the Leasehold Properties.

26.3                   Schedule 3 Part 1 sets forth a list of all real property owned by the Target Group and Schedule 3 Part 1 and Part 2 are true, complete and accurate in all material respects and the Real Property are the only properties owned, used, leased or occupied by the members of the Target Group or in which any member of the Target Group has an interest other than pursuant to the German Land Purchase Agreement.

26.4                   No default or event of default exists on the part of a Target Group member under the Real Property.

26.5     Complete originals of all deeds and documents relating to the Real Property (including, without limitation, the Customer Contracts and the Supplier Contracts) are in the possession or control of the Target Group’s appointed notary and have been Disclosed to the Buyer or the Buyer’s Solicitors.

26.6                   The Company or a Target Group Company is the sole legal and beneficial owner of the Freehold Property and the relevant owner has good and marketable freehold or fee simple title to the Freehold Property.

26.7                   The Freehold Property and Property Frankfurt 3 are not encumbered in sections II and III of the land register other than as either set out in the Land Register Excerpts or with encumbrances created in accordance with the German Land Purchase Agreement and there are no pending applications for registrations in the land register other than those foreseen in the German Land Purchase Agreement. So far as the Sellers are aware, there are no easements under historic law (altrechtliche Dienstbarkeiten) encumbering the Freehold Property and Property Frankfurt 3.

26.8                   No Target Group Company owns, uses, occupies or has any estate or interest in any real property other than the Real Property or has any actual or contingent liability in respect of any estate or interest in real property whether arising as original tenant, assignee, guarantor or otherwise, other than in respect of the Real Property or pursuant to the German Land Purchase Agreement.

26.9                   No Target Group Company is bound by any obligation to dispose of the Freehold Property or acquire an interest in real property. There are no outstanding options or rights of first refusal to purchase the Freehold Property, or any portion of the Freehold Property or interest therein.

26.10           The Real Property is not subject to:

(a)                                                any covenant, condition, agreement, restriction, reservation or right adversely affecting the Real Property or its present use or value; or

(b)                                                any lease, agreement for lease, agreement for sale, estate contract, tenancy, licence to occupy, mortgage or charge (legal or equitable, fixed or floating), option, right of pre-emption or first refusal or other Encumbrance or other disposition of any interest in it, except for the Disclosed Customer Contracts and as set out in the Land Register Excerpts.

26.11           No Target Group Company has received written notification of any material breach or non-compliance with any covenants, obligations, restrictions and stipulations which affect the Real Property or the Property Frankfurt 3 (including Disclosed Customer Contracts) or any claim under the Offices Shops and Railway Premises Act 1963, the Health and Safety at Work etc. Act 1974, the Regulatory Reform (Fire Safety) Order 2005 or any other relevant statutory requirements or orders, consents or permissions given thereunder, and so far as the Sellers are aware there are no circumstances rendering any of the foregoing likely.

26.12           No claims have been made against any member of the Target Group in respect of repairs, dilapidations or any similar liability, and no other monetary claim or liability is outstanding, in each case in relation to the Real Property.

26.13           All sums due in respect of business rates or other outgoings in respect of any of the Real Property and, so far as the Sellers are aware, the Property Frankfurt 3, have been paid to date.  No measures are or have been carried out for which a contribution obligation according to the Hessian Municipal Tax Act (Hessisches Kommunalabgabengesetz) has arisen or can arise.

26.14           In respect of such of the Real Property that are let or occupied otherwise than by a Target Group Company, the material sums payable under the occupancy agreements and Disclosed Customer Contracts have been paid to date and all other obligations due have been complied with.

26.15           All written replies to CPSE enquiries are true and accurate.

26.16           The Real Property is not subject to an order, resolution or proposal for compulsory acquisition.

26.17           So far as the Sellers Are aware, no certificate, variance, permit or license from any Competent Authority over the Real Property or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on the Real Property or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress from and to the Real Property has failed to be obtained or is not in full force and effect, and no member of the Target Group has received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, permit or license.

26.18           All buildings at the Real Property have been constructed (or are being constructed) and are being used and operated in compliance in all material respects with the Planning Acts and all Permits and applicable regulations (e.g. fire protection) relating to or required for their construction, occupancy and their respective purpose or use in all material respects and the Company is not aware of any fact or circumstance that is reasonably likely to give rise to the revocation or modification of any such Permits or which is reasonably likely to prevent compliance with or give rise to any breach of such Permits or the Planning Acts or to the relocation or demolition of any of the buildings presently at the Real Property.

26.19           No Target Group Company is a party to any agreement pursuant to which a Target Group Company manages the development of any real property for any person other than the Target Group.

26.20           The Seller has Disclosed a list of the parties currently providing third-party property management or facility maintenance services to the Real Property and a list of the Real Property currently managed or maintained by each such party. True, correct and complete copies of all agreements pursuant to which such parties provide such third-party property management or facility maintenance services to the Real Property

(together with all amendments and modifications and all renewals and extensions exercised related thereto), in each case in effect as of the date of this agreement, have been made available to the Buyer.

26.21           Except as Disclosed, there are no outstanding conditions, requirements or obligations contained in any Permits or in the Planning Acts which remain to be satisfied before the buildings presently at the Real Property may lawfully be constructed, occupied and used for their purpose of use.

26.22           So far as the Sellers are aware, there has not been used in the Real Property any substances which are not in conformity with the relevant British, German or European standards or codes of practice or which are generally known to be deleterious to health and safety.

26.23           The Sellers have Disclosed a true, complete and correct list of (i) the Real Property that is under construction and/or development as of the date of this agreement and describes the status of such construction and/or development as of the date of this agreement (each, a “Development Property”) and (ii) all properties currently proposed for development or commencement of construction prior to Completion by the Target Group pursuant to binding agreements. With respect to each Development Property, the Target Group has obtained all necessary and appropriate certificates, permits (including all building permits), licenses, agreements, easements and other rights which are necessary to permit the construction and development thereof, including all utilities, driveways, roads and other means of egress and ingress from and to any such Development Property as necessary for such construction and development and the lawful use and operation thereof upon Completion. So far as the Sellers are aware, no notice of any intention on the part of any person to cancel, suspend or modify any of such certificates, permits, licenses, agreements, easements or other rights has been received by the Target Group. With respect to each Development Property, the Sellers have Disclosed (w) the total budgeted costs of development and construction for such Development Property, (x) the total amount spent or incurred by the Target Group (in aggregate) in connection therewith as of the date of this agreement, (y) the Target Group’s good faith estimate of the aggregate costs to complete such Development Property in accordance with the current plans and specifications therefor and (z) whether, to the knowledge of the Seller, there are any anticipated material cost overruns (including the nature and amount thereof, if any) or material change orders.

26.24           So far as the Sellers are aware, no claim or liability (contingent or otherwise) under the Planning Acts in respect of the Real Property or the Property Frankfurt 3, or any Statutory Agreement affecting the Real Property, is outstanding and no material obligations of any Statutory Agreement remain to be observed or performed.

26.25           So far as the Sellers are aware, in relation to any of the Real Property or the Property Frankfurt 3 there are no notices or disputes between any member of the Target Group and any third party (including public bodies) which have had or may have a

Material Adverse Effect on either the use of any Real Property for the business carried on by the Target Group or the value of any Real Property.

26.26           No notice of breach of any of the tenant’s obligations under the lease has been received from the landlord by a Target Group Company and there has been no refusal to accept rent, and so far as the Sellers are aware, there are no circumstances rendering any of the foregoing likely.

26.27           Save for pursuant to the Disclosed Customer Contracts, the Target Group Companies are in exclusive and undisputed occupation of the whole of the Real Property.

26.28           There are no Infrastructure Agreements affecting the Real Property other than such Infrastructure Agreements as are reasonable and customary and entered into in the ordinary course and which do not impose material obligations on the Target Group. The Target Group holds such right, title and interest in and to the Infrastructure Agreements as is reasonably necessary to conduct its business as presently conducted, and no member of the Target Group has experienced any material unresolved disputes or issues related to the Infrastructure Agreements that have arisen in connection with the Infrastructure Agreements. So far as the Sellers are aware, no Target Group Company nor any other party thereto is (a) in material breach or material violation of, or material default under, any Infrastructure Agreement, (b) no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Infrastructure Agreement and (c) each Infrastructure Agreement is legal, valid and binding on the member of the Target Group that is a party thereto, and is in full force and effect.

26.29           True and complete copies of the German Land Purchase Agreement have been Disclosed in folder 3.1.30.1 of the Data Room. There are no amendments or other agreements relating to the transaction which are the subject of the German Land Purchase Agreement.

26.30           All notarial fees, land register fees and other costs which have been triggered by the German Land Purchase Agreement and are to be paid by a member of the Target Group under or in connection with the German Land Purchase Agreement have been fully paid or will be paid when due if due prior to Completion.

26.31           So far as the Sellers are aware, the representations and warranties pursuant to Section 6 of the German Land Purchase Agreement are true and accurate.

26.32           Before entering into the German Land Purchase Agreement, the Sellers have conducted a satisfactory (for an institutional real estate investor) and in-depth inspection of the Property Frankfurt 3, including a due diligence investigation customary for this type of transaction, and agreed to acquire Property Frankfurt 3 without relying on any express or implied representations, guarantees, warranties, undertakings or similar obligations except those expressly provided for in the German Land Purchase Agreement.

26.33  The Target Group has implemented appropriate and documented security standards in line with good industry practice for ensuring the security of the Real Property and the confidentiality and integrity of all data and equipment stored and residing in them.

26.34  There are and have been no claims (including claims for any service credits), disputes or proceedings arising or, so far as the Sellers are aware, threatened in writing under any Customer Contract.

26.35  The Real Property is operated on a carrier neutral basis and no communications operator has been prevented or restricted from providing connectivity to and/or from any of the Target Group Company’s customers.

27      ENVIRONMENTAL MATTERS

In this paragraph:

“EHS Consents” means any permission, approval, authorisation, notification, allowance, certificate, credit, waiver, exemption, licence, registration or consent required under EHS Laws for the carrying on of the business of the Target Group or any former business of the Target Group or for the carrying on by any member of the Target Group of any activities or operations at the Real Property or any property formerly owned or operated by any member of the Target Group.

“EHS Laws” means all applicable laws, statutes, regulations, secondary legislation, by-laws, common law, directives, treaties, judgments and decisions of any court or tribunal, codes of practice and guidance notes, each of which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to EHS Matters.

“EHS Matters” means all matters relating to:

(a)      pollution or contamination of the Environment;

(b)      the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)      the exposure of any person to Hazardous Substances or Waste;

(d)      the health and safety of any person including any accidents, injuries, illnesses and diseases;

(e)      the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; and/or

(f)       the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

“Environment” means the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) supported by those media.

“Harm” means any material harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property.

“Hazardous Substances” means any material, substance or organism which alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

“Waste” means any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

27.1    Each member of the Target Group has at all times since 1 January 2015 been in material compliance with and so far as Sellers are aware has not incurred any liability under any EHS Laws.

27.2    No member of the Target Group has in relation to the Real Property or the Property Frankfurt 3 received any written notices in relation to any breach of or liability relating to EHS Laws and so far as the Sellers are aware no member of the Target Group or any of their respective officers, agents or employees has done any act (or omission) which could lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

27.3    No member of the Target Group has given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

27.4    All EHS Consents necessary in order to fully carry on the business of the Target Group (including in respect of the Real Property) have been obtained and all such EHS Consents have been and are being complied with and are in full force and effect. Copies of all EHS Consents have been Disclosed.

27.5    So far as the Sellers are aware, there are no Hazardous Materials used, stored, transported or disposed of or otherwise existing at the Real Property except in compliance with EHS Laws and EHS Consents and, so far as the Sellers are aware, there have been no releases of Hazardous Substances from, into or onto any Real Property or at any other location that would reasonably be expected to give rise to a liability for any member of the Target Group under EHS Laws or in relation to EHS Matters.

27.6    Copies of all site condition and other environmental reports prepared in relation to any of the Real Property have been Disclosed.

28      INTELLECTUAL PROPERTY; INFORMATION TECHNOLOGY

28.1    The Target Group is the sole legal and beneficial owner, free from Encumbrances, or otherwise receives a licence pursuant to a valid and binding written contract which has been Disclosed, all the Intellectual Property necessary in order to fully carry on the business of each member of the Target Group as currently conducted. So far as the Sellers are aware, all such Intellectual Property owned by the Target Group is not subject to amendment, challenge, opposition, interference, removal, surrender or attack by any third party or by any relevant registry and all fees due in respect of the registrations or applications, filing, maintenance and renewal have been paid. So far as the Sellers are aware, there are no grounds on which any person is or will be able to seek cancellation, rectification, revocation or any other modification of any registration or would prejudice the ability to enforce the intellectual Property owned by the Target Group. There is nothing that might prevent any applications for registration of Intellectual Property owned by the Target Group from being granted.

28.2    Details of all (a) Registered Intellectual Property owned or registered in the name of any member of the Target Group (other than domain names) and (b) all other material Registered Intellectual Property licensed to or under which any member of the Target Group obtains any benefit, or are bound, or which otherwise relates to the Intellectual Property owned by any member of the Target Group, have been Disclosed. The Data Room at folder 11.1.1 contains a complete and accurate list of all Registered Intellectual Property and such other material unregistered Intellectual Property owned by the Target Group and/or used in the business of the Target Group or which have been applied for, including the jurisdictions in which each such asset has been issued, registered or applied for (and such list specifies the person(s) (including any joint owners) who own(s) such Intellectual Property, and if not owned by the Target Group, the basis of such use by the Target Group).

28.3    The Data Room at folder 11.4 contains a complete and accurate list of all domain names which are held by, registered on behalf of, or are used in the business of any member of the Target Group. A member of the Target Group is the registrant in respect of each of such domain names, and such listed domain names are the only domain names used by the Target Group to operate its business.

28.4    All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Registered Intellectual Property referred to in paragraph 28.2 owned by any member of the Target Group have been paid or taken. There have been no written claims contesting or challenging the validity, enforceability or ownership of any such Registered Intellectual Property.  The Target Group has received no written claims contesting or challenging the validity, enforceability or ownership of (a) any such registered Intellectual Property or (b) any unregistered Intellectual Property owned by the Target Group.

28.5    No obligation exists for a member of the Target Group to pay royalties or any other remuneration to any third party (including former and current employees of a member of the Target Group) with respect to the Target Group’s use or commercialisation of any Intellectual Property used in its business, other than with respect to agreements granting the Target Group rights to use off-the-shelf software on commercially available standardised terms and having annual payment obligations not more than £50,000 in any one year.

28.6    No member of the Target Group is in material breach of any Material IP Contract. No Material IP Contract is invalid, there are no written claims alleging or advocating and,

so far as the Sellers are aware, there exists no grounds for, termination, rescission, avoidance or repudiation of any such Material IP Contract.

28.7    So far as the Sellers are aware at the date of this Agreement, no third party is infringing or making unauthorised use of, or has, since January 1, 2015, infringed or made unauthorised use of any Intellectual Property owned by any member of the Target Group. No member of the Target Group has received any written notice alleging that the operations of any member of the Target Group have infringed, infringe or are likely to infringe the Intellectual Property of any third party or any other third party rights.

28.8    The activities of the Target Group, including the use, provision or other exploitation of the products or services offered as part of the business of the Target Group, do not infringe or make unauthorised use of, and have not, since January 1, 2015, infringed or made unauthorised use of, any Intellectual Property or rights in Personal Information owned by any third party.

28.9    Any person engaged or commissioned by any member of the Target Group who, either alone or with others, creates, develops, invents or has created, developed or invented, any material Intellectual Property on behalf of a Target Group Company has entered into a written agreement which has assigned all such Intellectual Property to a Target Group Company.

28.10  So far as the Sellers are aware, no confidential business information or know-how proprietary to any member of the Target Group has been disclosed to, or otherwise become known by, any third party other than under a valid and binding written obligation of confidentiality.

28.11  Details of all material Information Technology owned or used by any member of the Target Group are Disclosed and the specified member of the Target Group is the sole legal and beneficial owner of such Information Technology or has the right to access or use such Information Technology free from all charges, options and other Encumbrances, and no licences, agreements or arrangements to use any of the Information Technology used in the business of any member of the Target Group are capable of termination, modification or acceleration as a result of the change in the underlying ownership or control of any member of the Target Group.

28.12  No member of the Target Group is in breach of any Information Technology licence, agreement or arrangement disclosed in paragraph 28.11. No such licence, agreement or arrangement is invalid. All Information Technology of the Target Group: (a) is in good working order; (b) is operated and maintained in accordance with good industry practice; and (c) has been scanned using industry standard software to check that it does not contain any computer virus or malicious code, and has not within the previous two (2) years been infected by any computer virus or malicious code of which the Sellers are aware. The relevant member of the Target Group has an agreement in writing to use or access Information Technology which is not owned by the Target Group.

28.13  The Target Group has not experienced any disruption in its operation as a result of (a) any security breach or other unauthorised access or acts in relation to any Information Technology; or (b) any failure of any Information Technology howsoever arising, including disaster recovery and business continuity plans. The members of the Target Group have implemented appropriate procedures, including disaster recovery and business continuity plans that are intended to enable the business of the members of the Target Group to continue if there were significant damage to or destruction of some or all of the Information Technology, in accordance with good industry practice for ensuring the security and continuity of any Information Technology owned or used by the Target Group and the integrity and confidentiality of all data stored in it.

28.14  Each member of the Target Group has the benefit of maintenance and other support related agreements in respect of the Information Technology. All maintenance providers of Information Technology maintenance services to the Target Group have, since 1 January 2015, fulfilled their obligations under those agreements in accordance with their terms.

28.15  The Target Group has not received any notice to terminate any Information Technology Supplier Contract and no circumstances exist which would reasonably be expected to result in a counterparty to an Information Technology Supplier Contract having a right of termination.

28.16  Since 1 January 2015, there have been no claims, disputes or proceedings arising or, so far as the Sellers are aware, threatened under any Information Technology Supplier Contract.

28.17  The Target Group has all necessary licences and consents in place to enable each member of the Target Group to make use of the elements of the Information Technology that are not owned by a member of the Target Group.

28.18  The Target Group has implemented appropriate and documented security standards in line with good industry practice for ensuring the security of the Information Technology owned by the Target Group or used by or on behalf of the Target Group and the confidentiality and integrity of all data stored therein.

28.19  Each member of the Target Group has in place a disaster recovery plan which is fully documented and is intended to enable the business of the members of the Target Group to continue if there were significant damage to or destruction of some or all of the Information Technology.

28.20  No software (or Information Technology containing software) sold, licensed, conveyed or distributed by the Target Group is derived from or links to any software that is governed by any license that requires, as a condition of modification, licensing, conveyance or distribution of software subject to such license, that such software or other software combined, linked or distributed with or derived from such software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form or on a royalty-free basis (including for the purpose of making additional copies or derivative works).

28.21  The data storage capability, functionality and performance of the Information Technology owned by the Target Group or used by or on behalf of the Target Group are satisfactory for the business of the members of the Target Group as it is now conducted.

28.22  Copies (or in the case of unwritten licences, agreements or arrangements, details) of all material licences, agreements and arrangements relating to (a) Intellectual Property, or (b) Information Technology, in each case entered into by any member of the Target Group, (such licenses, agreements and arrangements as described in this paragraph 28.22, “Material IP Contracts”) are set out in folder 7.5 and documents 11.5, 11.6 and 11.3.2 of the Data Room. All such licences, agreements and arrangements (x) are valid and binding; (y) are in full force and effect, no written notice having been given to terminate them; and (z) have, where required, been duly recorded or registered.

29      TAX

Tax returns, payments and compliance

29.1    All notices, returns, accounts, computations, assessments (including self-assessments), registrations and any other information submitted or required to be submitted by each member of the Target Group or Manco (collectively, the “Purchase Entities” and individually a “Purchase Entity”) to any Tax Authority for the purposes of Tax have been so submitted within applicable time limits and were when submitted accurate and complete.

29.2    Each Purchase Entity has paid all Tax which it is required to have paid to the appropriate Tax Authority, has made all such deductions, withholdings and retentions of or on account of Tax (including, without limitation, under the PAYE system) as it was or is obliged or entitled to make and has accounted for all such amounts to the relevant Tax Authority, in each case, within applicable time limits and without making any application for postponement. There are no liens for Taxes upon the property or assets of any Purchase Entity.

29.3    Neither any Purchase Entity, nor any director or officer of a Purchase Entity (in his capacity as such) has any liability for any fine, penalty, interest, supplement, default surcharge or other similar payment chargeable pursuant to any statute relating to Tax. None of them has received any default surcharge liability notice or any notice requiring security for any Tax.

29.4    No Purchase Entity has made, nor is it liable to make, any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of the current or any preceding accounting period.

29.5    No Purchase Entity has been subject to any enquiry, visit, audit, investigation or discovery or access order by any Tax Authority.

29.6    No Purchase Entity is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

29.7    No Purchase Entity has in effect any waiver or extension of any statute of limitations with respect to Taxes, and no Purchase Entity has granted to any person any power of attorney that is in force with respect to any matter pertaining to Taxes.

29.8    No Purchase Entity has received, filed, or has pending, any ruling requests with any Tax Authority relating to Taxes, including any request to change any accounting method which is still in effect.

U.S. Tax

29.9    No Purchase Entity is or has been engaged in a trade or business in the United States within the meaning of Section 864 or 882 of the Code.

29.10  There are no shares, debt instruments, or other financial instruments or other interests of the Company or Manco that are treated as an equity interest in the Company or Manco, as applicable, for U.S. federal income Tax purposes that are not being acquired by Buyer pursuant to this Agreement.

Tax records, claims, dispensations and clearances

29.11  Each Purchase Entity has maintained and has in its possession and under its control all records, documents and information that it is required by any Tax Legislation to maintain and preserve and all such records, documents and information are complete and accurate in all material respects and such records, documents and information are sufficient to calculate correctly and evidence any Tax arising, or as the case may be, any profit, gain, loss, debit, credit, balancing charge or balancing allowance which for Tax purposes arises or is treated as arising on or after Completion.

29.12  Each Purchase Entity has in its possession and under its control Tax accounting systems which are in satisfactory working order, fit for the purpose for which they are being used, satisfactorily integrated together and which fulfil current and foreseeable business and legal requirements.

29.13  Each Purchase Entity is able to calculate correctly its Tax Liability or Relief including, without limitation, that arising on any disposal since the Accounts Date (or which would arise if there were a disposal at the date hereof) of any asset owned by a Purchase Entity.

29.14  Each Purchase Entity has duly submitted within applicable time limits all claims, disclaimers, elections and notices in respect of Tax the making of which have been assumed for the purposes of the Accounts and all claims for Relief which it is or has been entitled to make.  So far as the Sellers are aware no such claim, disclaimer, election or notice has been disputed or withdrawn.

29.15  No transaction in respect of which any formal consent or clearance was required or sought from any Tax Authority has been entered into or carried out by a Purchase Entity without such consent or clearance having first been validly obtained.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent.

29.16  The Disclosure Letter contains details of any concession, dispensation or other special arrangement relating to Tax (being an arrangement which is not based on a strict application of the relevant legislation or on generally published statements of practice or generally published extra statutory concessions) which has been relied upon by any Purchase Entity, granted to any Purchase Entity by any Tax Authority or made between any Purchase Entity and any Tax Authority.

29.17  The Disclosure Letter contains full particulars of all matters relating to Tax in respect of which any Purchase Entity is, or at completion, will be entitled to:

29.17.1    make any claim (including a supplementary claim), disclaimer or election for relief under any Tax Legislation or other provision; and/or

29.17.2    appeal against any assessment or determination relating to Tax; and/or

29.17.3    apply for a postponement of Tax.

Provisions for Tax in the audited Accounts

29.18  Proper provision or reserve (in accordance with generally accepted accounting principles) has been made in the Accounts for all Tax for which any Purchase Entity is liable or accountable in respect of periods ended on or before the Accounts Date including but not limited to:

29.18.1    any income, profits or gains for any period which ended on or before the Accounts Date; or

29.18.2    any distributions made on or before the Accounts Date or provided for in the Accounts; or

29.18.3    any Event occurring on or before the Accounts Date.

29.19  No accounting period of any Purchase Entity has ended since the Accounts Date.

Tax relief for revenue expenditure

29.20  No expense of a revenue nature incurred by any Purchase Entity including, without limitation, any interest, annual payment, rent, royalty or any payment or benefit provided to any current, former or prospective officer or employee of any Purchase Entity, has been disallowed in whole or part in computing the taxable profits of the relevant Purchase Entity. No Purchase Entity is under any obligation to make any future payment which will be prevented from being deductible for the purposes of any Tax that is imposed on net income or profits.

Chargeable gains, capital allowances and intangible fixed assets

29.21  No Purchase Entity has, since the Accounts Date, disposed of or realised (and no Purchase Entity intends to dispose of or realise) in whole or in part any capital asset.

Distributions

29.22  No distribution has been made by any Purchase Entity except dividends shown in its audited accounts and no Purchase Entity is bound to make any such distribution.

29.23  No Purchase Entity has received, nor on or before Completion will any Purchase Entity receive, a distribution which would attract Tax when received.

Loan relationships

29.24  For all accounting periods which commenced on or after 1 January 2005, each Purchase Entity has accounted for each of its loan relationships on an amortised cost basis.

29.25  Since the Accounts Date:

29.25.1      all discounts, premiums and amounts of interest paid or payable and all loan relationship debits of Purchase Entity are or will be fully deductible for Tax purposes in respect of the relevant member’s current accounting period;

29.25.2      no Purchase Entity has had any loan relationship which is a connected companies relationship (within the meaning of s.348 CTA 2009).

29.26  No loan relationship of, or debt owed by or to, any Purchase Entity has been (nor on or before the Completion Date will be) waived or released in whole or in part in circumstances where such waiver or release has given or could give rise to a Tax Liability or to the recognition for Tax purposes of any profit, gain or credit.

Disallowance of losses or charges

29.27  No event or series of events occurred before Completion which might cause the disallowance of or the carry forward or back of losses, or excess charges of any Purchase Entity for Tax purposes.

Groups of companies

29.28  No Purchase Entity has in the last six years:

29.28.1    entered into or agreed to enter into any election pursuant to reallocate any gain or loss to another Purchase Entity;

29.28.2    made or received:

(i)        any claim or surrender of group relief pursuant to Part 5 CTA 2010 (or any local equivalent in the jurisdiction in which the relevant member is resident for Tax purposes);

(ii)        any payment or refund in respect of such claim or surrender.

29.29  Since the Accounts Date no Relief previously claimed (or which for the purposes of the Accounts it was assumed would be claimed) has ceased to be available or has been withdrawn.

29.30  Within the period of three years ending with the date of this agreement, there has been no cessation of, or major change in the nature or conduct of, any trade or business (as defined for these purposes in s.673 of CTA 2010) carried on by any Purchase Entity.

No withdrawal of reliefs

29.31  The entering into and implementation of this agreement will not give rise to a charge to Tax for any Purchase Entity or a clawback of relief or exemption from Tax previously obtained by any Purchase Entity or the reduction or elimination of any provision for deferred tax in the Completion Accounts.

Close Company

29.32  No Purchase Entity is nor at any time has any Purchase Entity been a close company (within the meaning of section 439 CTA 2010 or Part 13 of the Taxes Consolidation Act 1997) in respect of any accounting period.

29.33  No distribution within section 1064 of CTA 2010 has been made by any Purchase Entity during the six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and the date of this agreement.

29.34  Any loans or advances made, or agreed to be made, by any Purchase Entity within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. No Purchase Entity has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

Tax sharing and secondary Tax liabilities

29.35  No Purchase Entity is a party to, or otherwise bound by, any Tax sharing or Tax allocation agreement (including without limitation any arrangement under which Tax losses and/or Tax reliefs are surrendered or agreed to be surrendered or claimed) or any indemnity, covenant or warranty in respect of Tax.

29.36  No Purchase Entity is liable to pay any Tax, or an amount in respect of Tax, which was, or has been treated as, due from some other person nor has any Purchase Entity been (nor is it liable to be) assessed to Tax as the permanent establishment, agent or representative of any other person nor has any Event occurred in consequence of which any Purchase Entity is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person, firm or company (other than another Purchase Entity).

Transfer pricing

29.37  All transactions or arrangements made by a Purchase Entity have been made on fully arm’s length terms.

29.38    The Purchase Entities maintain contemporaneous transfer pricing documentation and no Tax Authority has challenged any transactions or arrangements on transfer pricing grounds.

Tax Avoidance

29.39    No Purchase Entity has entered into any transaction (or series of transactions), scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of any liability to Tax.

29.40    So far as the Sellers are aware, no person, acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017 (“CFA 2017”)) has committed:

29.40.1      a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

29.40.2      a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

29.41    No Purchase Entity and, so far as the Sellers are aware, none of their Associated Persons (as defined in paragraph 29.40) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017 and no such investigation, inquiry or enforcement proceedings have been threatened or are pending (in relation to Associated Persons of the Sellers, so far as the Sellers are aware) and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings (in relation to Associated Persons of the Sellers, so far as the Sellers are aware).

Company residence and foreign taxes

29.42    No Purchase Entity has ever been resident for Tax purposes in any place outside the jurisdiction in which it was incorporated or had any place of business, office or permanent establishment outside such jurisdiction.

29.43    No Purchase Entity has been a party to any transaction or arrangement whereby it is, or may become, liable for Tax by virtue of sections 971 and 972 of the Income Tax Act 2007 (or regulations made under them).

Incentive Schemes

29.44    No Purchase Entity has established or participated in any share option, share incentive, profit sharing, bonus, commission or other scheme or arrangement under which pay varies for the benefit of any of its current or former directors or officers or employees or consultants or persons connected with any of them.

29.45    No former or current director or officer or employee or consultant (nor any person connected therewith) has acquired or has any right to acquire any securities in connection with which any Purchase Entity has incurred or may incur a Tax Liability.

Disguised remuneration

29.46    The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Purchase Entities by an employee benefit trust or another third party, falling within the provisions of Part 7A of Income Tax (Earnings and Pensions) Act 2003.

Stamp duty, registration and transfer tax

29.47    All documents which are required to be stamped or are subject to a registration or transfer tax and which are in the possession or control of any Purchase Entity, or by virtue of which any Purchase Entity has any right, have been duly stamped or (as the case may be) such registration or transfer tax has been paid in respect of such documents.  Since the Accounts Date, no Purchase Entity has incurred any liability to Tax in respect of any agreement to transfer any assets.

29.48    Since the Accounts Date, no Purchase Entity has been party to any transaction, nor has it entered into any agreement or arrangement, whereby any Purchase Entity has, is or could become liable to pay any stamp duty or transfer tax or to submit a land transaction return of any kind.

29.49    No Purchase Entity is, nor will it become, liable (whether by reason of unascertained, deferred or contingent consideration or otherwise), to pay any or any further transfer tax or stamp duty after Completion in respect of any Real Property.

29.50    No land transaction return or self-certificate has been made since the Accounts Date or is outstanding and no Purchase Entity will be required to make any land transaction return (including any further or amending return) or any self-certificate in respect of any Real Property.

29.51    The shares in each Purchase Entity are not chargeable securities for the purposes of section 99 of the Finance Act 1986.

Value added tax

29.52    Each Purchase Entity has complied with any obligations to register for the purposes of VAT and each Purchase Entity has complied in all material respects with its obligations under any Tax Legislation relating to VAT.

29.53    Full, complete and up-to-date records, invoices and other documents appropriate or required for the purposes of any Tax Legislation relating to VAT have been made, given, obtained and kept by the appropriate member or members of the Purchase Entities. Full details of any claim made by any Purchase Entity for bad debt relief under any Tax Legislation relating to VAT have been Disclosed. No Purchase Entity has made any exempt supplies in its current or preceding VAT periods.

29.54    No Purchase Entity is, and no Purchase Entity has been, treated as a member of a group for VAT purposes with a company which is not a Purchase Entity.

Gift tax

29.55    No Purchase Entity has made any transfer or received any asset by way of gift.

SCHEDULE 8

Tax Covenant

1             DEFINITIONS AND INTERPRETATION

1.1         In this Schedule and in the Tax Warranties, unless the context requires otherwise:

“Accounts Relief” means:

(c)          a Relief the availability of which has been shown, treated or taken into account as an asset in preparing the Completion Accounts; or

(d)          a Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred tax in the Completion Accounts;

“Auditors” means the auditors of the relevant Purchase Entity from time to time;

“Buyer’s Relief” means:

(e)          any Accounts Relief;

(f)           any Post Completion Relief; and

(g)          any Relief, whenever arising, of the Buyer or any Group Member of the Buyer other than the relevant Purchase Entity;

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Event” means any event, transaction (including Completion) circumstance, action or omission to act and includes the death of any person and a company becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax (and includes any such Event deemed to occur for Tax purposes);

“Income, Profits or Gains” means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed, including income, profits or gains that are deemed to be earned, accrued or received for the purposes of any Tax;

“Post Completion Relief” means a Relief which arises (a) as a consequence of, by reference to or in connection with an Event occurring (or deemed to occur) after Completion, or (b) in respect of a period commencing after Completion (and, for the purposes of this definition, the accounting period of each Purchase Entity which is current at the time of Completion shall be deemed to end at that time and a new accounting period of each Purchase Entity shall be deemed to commence immediately after Completion);

“Purchase Entities” means the entities as defined in paragraph 29.1, Schedule 7, and “Purchase Entity” shall be construed accordingly.

“Relief” means any relief, loss, allowance, exemption, credit, deduction or set off against Income, Profits or Gains or against or in respect of or for the purposes of Tax, and includes any right to a repayment of Tax (together with any repayment supplement or interest in respect thereof);

“Saving” means the reduction or elimination of any liability of the relevant Purchase Entity to make an actual payment of Tax in respect of which the Sellers would not have been liable under this Schedule or under the Tax Warranties, by the use of any Relief (other than a Buyer’s Relief) arising as a result of a Tax Liability in respect of which the Sellers are liable under this Schedule or under the Tax Warranties;

“Straddle Period” means the accounting period current on the date of Completion;

“Tax” means any form of tax, levy, impost, duty, charge, social security contribution, deduction or withholding, VAT or governmental charge (national or local), in the nature of tax, whenever imposed and wherever imposed, together with all related fines, penalties, interest, costs, charges and surcharges (including any fine, penalty, interest, costs, damages and surcharges relating to any failure to file any document relating to Tax or filing such document late) and any related liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge, regardless of whether or not:

(a)          any such amounts are directly or primarily chargeable against, recoverable from or attributable to, a Purchase Entity or any other person; or

(b)          a Purchase Entity has, or may have, any right of reimbursement against any other person);

“Tax Authority” means any authority with the responsibility for or competence to impose, collect and/or administer any form of Tax; and

“Tax Authority Claim” means any claim, counterclaim, assessment, self-assessment, notice, letter, determination, demand, return, account or other document issued or action taken by or on behalf of any Tax Authority, from which it appears that a Tax Liability has been, or is likely to be, imposed on a Purchase Entity and in respect of which the Buyer has or is likely to have a claim against the Sellers under this Schedule or for breach of the Tax Warranties.

1.2         References to any “Tax Liability” of a Purchase Entity include a liability of the relevant Purchase Entity to make a payment of, or in respect of, Tax (an Actual Tax Liability) and also:

1.2.1           the loss of an Accounts Relief (other than by reason of utilisation); and

1.2.2           the utilisation or setting off against an Actual Tax Liability or against Income, Profits or Gains earned, accrued, or received on or before Completion of any Buyer’s Relief, in circumstances where, but for such utilisation or setting off, the relevant Purchase Entity would have had an

Actual Tax Liability in respect of which the Sellers would have been liable under this Schedule;

and so that the amount of the Tax Liability shall be (i) in the case of paragraph  1.2.1, where the Accounts Relief lost was a right of repayment of Tax, the amount of the repayment which would otherwise have been obtained and in all other cases, the amount of Tax which could have been saved had the Accounts Relief not been so lost (on the basis of the Tax rates current at the Completion Date); or (ii) in the case of paragraph 1.2.2 the amount of Tax which has been saved in consequence of the utilisation or setting off of the Buyer’s Relief.

1.3         In this Schedule:

1.3.1           references to “Income, Profits or Gains” having been earned, accrued or received on or before a particular date or event or in respect of a particular period include Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received on or before that date or event or (as the case may be) in respect of that period;

1.3.2           any payments made pursuant to this Schedule shall, so far as possible, be treated as an adjustment to the consideration paid by the Buyer for the Sale Shares; and

1.3.3           references to paragraphs are, unless stated otherwise, references to paragraphs of this Schedule.

2             COVENANT

2.1         The Sellers covenant to pay to the Buyer an amount equal to:

2.1.1           any Tax Liability of a Purchase Entity to the extent that it has arisen or arises:

(a)          in consequence of or by reference to an Event which occurred on or before Completion; or

(b)          in respect of or by reference any Income, Profits or Gains which were earned, accrued or received on or before, or in respect of a period ended on or before, Completion; or

(c)          in respect of or by reference to any payment or benefit provided or to be provided to the Sellers under this Agreement including the payment or satisfaction of any part of the Consideration; or

(d)          any Tax Liability of a Purchase Entity in respect of or arising from any Event occurring after Completion in pursuance of a legally binding obligation or arrangement entered into on or before Completion, outside the ordinary course of business;

2.1.2           any liability of a Purchase Entity to pay or repay an amount in respect of Tax:

(a)          under any agreement or arrangements relating to the surrender of group relief or tax refund entered into on or before Completion, other than a liability to pay or repay an amount from one Purchase Entity to another Purchase Entity; or

(b)          under any indemnity, covenant or warranty entered into on or before Completion;

2.1.3           any Tax Liability which is primarily the liability of another person (the Primary Person) for which a Purchase Entity is liable in consequence of:

(a)          the Primary Person at any time failing to discharge such Tax Liability; and

(b)          the relevant Purchase Entity at any time on or before Completion:

(i)           having been a member of the same group of companies as the Primary Person; or

(ii)          having had control of, having been controlled by, or having been otherwise connected with, the Primary Person or having been controlled by the same person as the Primary Person,

for the purposes of any Tax; and

2.1.4           any Tax Liability arising out of any reorganisation or restructuring of any Purchase Entity or the ownership, operation, or disposition of the business in Turkey effected on or before Completion; and

2.1.5           any Tax Liability in respect of income or earnings of any Purchase Entity with respect to the 2016 or 2017 taxable years; and

2.1.6           any Tax Liability arising from transactions or arrangements entered into by a Purchase Entity prior to January 1, 2017 by virtue of those transactions being on non-arm’s length terms.

2.2         The Sellers covenant to pay to the Buyer an amount equal to any reasonable costs and expenses properly incurred by the Buyer or the relevant Purchase Entity in connection with:

(i)           any Tax Liability or amount for which the Sellers are liable under any of paragraph 2.1, including the costs and expenses of investigating assessing or contesting any Tax Authority Claim in respect thereof; or

(ii)          taking any action, including the defence of any Tax Authority Claim, at the request or direction of the Sellers; or

(iii)         any successful Tax Claim.

2.3         Each of the covenants contained in this paragraph 2 shall be construed as giving rise to separate and independent obligations and shall not be restricted by the other save that (for the avoidance of doubt) any payment by the Seller in respect of a liability under one covenant will discharge any liability under the other to the extent of such payment and insofar as it relates to the same Tax Liability.

2.4         The Sellers shall be severally (not jointly or jointly and severally) liable for any amount arising under this paragraph 2.

3             EXCLUSIONS AND LIMITATIONS

3.1         The Sellers shall not be liable under this Schedule or the Tax Warranties in respect of any Tax Liability or other amount to the extent that:

3.1.1           provision or reserve in respect of the Tax Liability was made in the Completion Accounts;

3.1.2           the Tax Liability was paid or discharged on or before Completion and such payment or discharge was reflected in the Completion Accounts;

3.1.3           the Tax Liability directly results from or is increased or extended by any change on or after Completion to:

(a)          the accounting reference date of the Company; or

(b)          the accounting policies, bases or practice of the relevant Purchase Entity or Tax reporting practices of the relevant Purchase Entity,

except where such change is necessary to comply with the law or generally accepted accounting practice as it applied to the relevant Purchase Entity at Completion;

3.1.4           the Tax Liability arises or is increased as a result of:

(a)          a change in Tax rates or in legislation (including any subordinate legislation) made after Completion or a change in generally accepted accounting principles; or

(b)          a change or withdrawal after Completion of any published practice, concession or interpretation of any Tax Authority;

(in each case) announced after Completion which has retrospective effect;

3.1.5           the Tax Liability would not have arisen but for a voluntary act or transaction carried out by, or an omission of, the Buyer or (after Completion) the

Company or any Member of its Group, agent, representative or adviser of the Buyer or the Company, which the Buyer knew or ought reasonably to have known would give rise to such Tax Liability, other than an act, transaction or omission which was:

(a)          required by any Applicable Law, whether coming into force before, on or after Completion;

(b)          made pursuant to a legally binding obligation of a Purchase Entity created or entered into on or before Completion; or

(c)          effected by the relevant Purchase Entity in the ordinary course of business as carried on at Completion; or

(d)          carried out at the express written direction of the Sellers; or

(e)          otherwise permitted in accordance with the terms of the Transaction Documents.

For the avoidance of doubt, a disclosure to any Tax Authority shall not constitute a voluntary act or transaction.

3.1.6           the Tax Liability would not have arisen but for any delay or failure at any time by the Buyer or, after Completion, by a Purchase Entity, to make any claim, election, surrender or disclaimer or to give any notice where, in each case:

(a)          the making of such claim, election, surrender or disclaimer or (as the case may be) the giving of such notice was taken into account in the Completion Accounts; and

(b)          the need for such claim, election, surrender or disclaimer to be made or (as the case may be) the need for such notice to be given, and the relevant actions to be taken by the Buyer and/or any Purchase Entity, were notified to the Buyer by the Sellers in writing at least fifteen Business Days prior to the last date upon which such action could be taken so as to achieve the desired effect;

in which case, this exclusion shall only apply to that part of the Tax Liability which relates to such delay or default;

3.1.7           the Buyer has made recovery in respect of the Tax Liability under any other provision of this Agreement; or

3.1.8           an amount in respect of the Tax Liability has already been recovered by a Purchase Entity from another person (not being the Buyer or a member of the Buyer’s Group or the relevant Purchase Entity), or has been compensated for without cost to the Buyer or a member of the Buyer’s Group or the relevant Purchase Entity.

3.2         Clause 9 sets out certain further limitations which are relevant to the covenants contained in this Schedule to the extent expressly provided therein. Compliance with the matters set out in clause 9 hereof is not a condition precedent to the Seller’s liability under this Schedule.

4             OVERPROVISIONS, SAVINGS AND TAX REFUNDS

4.1         The Sellers may instruct (and the Buyer shall procure that the Company co-operates with such instruction) the Auditors to determine in writing (at the Sellers’ cost) whether:

4.1.1           any provision for Tax contained in the Completion Accounts (excluding any provision for deferred Tax) is an overprovision, save to the extent that the overprovision is due to:

(a)          a change in generally accepted accounting practice, a Change in Law or a Change in Practice, including a reduction in the rates of any Tax, made after Completion;

(b)          any Buyer’s Relief or Saving; or

(c)          any act or omission of the Buyer or a Member of its Group or a Purchase Entity carried out or made after Completion;

(an Overprovision); or

4.1.2           a Saving has arisen.

4.2         If the Auditors, acting reasonably, determine in writing that an Overprovision or Saving has arisen and such determination has been duly notified to the Buyer, then an amount equal to the amount (so determined in writing) of such Overprovision or Saving shall be:

4.2.1           set off against any payment then due from the Sellers under this Schedule or the Tax Warranties; and

4.2.2           to the extent there is any excess, the excess shall be set off against any payment subsequently due from the Sellers under this Schedule in chronological order until exhausted.

4.3         If any member of the Buyer’s Group (including after Completion, the Company) becomes aware of the existence of, or circumstances which may give rise to, an Overprovision or a Saving, the Buyer shall promptly notify the Sellers.

4.4         For the purposes of this paragraph 4, the Auditors shall act as experts and not as arbitrators.

5             CONDUCT OF TAX AUTHORITY CLAIMS

5.1         If the Buyer or the relevant Purchase Entity becomes aware of a Tax Authority Claim, the Buyer will (or will procure that the relevant Purchase Entity will) as soon as reasonably practicable give written details of the relevant matters to the Sellers but for the avoidance of doubt the giving of such notice shall not be a condition precedent to the Sellers’ liability.

5.2                           The Buyer shall have sole conduct of Tax Authority Claims.

5.3                           To the extent it gives rise to a Tax Liability for which the Sellers may be liable under this Schedule, the Buyer will ensure that the Sellers are kept reasonably informed of all matters that it considers, at its discretion, to be material in relation to a Tax Authority Claim.

6                                       DUE DATE FOR PAYMENT

The Sellers shall pay (in cleared funds) any sum required to be paid by them under paragraph 2 of this Schedule:

6.1                           in respect of an Actual Tax Liability on the later of:

6.1.1                                  the date seven Business Days before the last date on which the amount in question can be paid to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it; and

6.1.2                                  the date seven Business Days following the date on which notice giving written details of the amount due is received by the Sellers from the Buyer;

6.2                           in respect of any Tax Liability which is not an Actual Tax Liability on the date seven Business Days after the date on which the Sellers receive written details of the amount of the liability from the Buyer, or if later:

6.2.1                                  the date on which the relevant Purchase Entity would otherwise have received the repayment of Tax (in the case of a Tax Liability referred to at paragraph 1.2.1 where the relevant Accounts Relief is a right to a repayment of Tax);

6.2.2                                  seven Business Days before the date on which the relevant member of the Buyer’s Group is due to pay any Tax which it would not have had to pay but for the loss of an Accounts Relief (in the case of a Tax Liability referred to at paragraph 1.2.1 where the relevant Accounts Relief is not a right to a repayment of Tax); or

6.2.3                                  the date on which the relevant Purchase Entity would have had to pay the relevant Tax but for the utilisation or setting off of the Buyer’s Relief (in the case of a Tax Liability referred to at paragraph 1.2.2); or

6.2.4                                  in respect of any required sum under paragraph 2 which is not a Tax Liability, on the date seven Business Days following the date on which notice giving written details of the amount due is received by the Sellers from the Buyer.

7                                       CONDUCT OF PRE COMPLETION TAX AFFAIRS

7.1                           For all accounting periods of the Purchase Entities ended before Completion, and in respect of all Straddle Periods, the Buyer shall in each case (to the extent not done before Completion) procure that each Purchase Entity:

7.1.1           Prepares, authorises and signs each return, computation, claim disclaimer, election, notice and surrender and promptly submits the same to the relevant Tax Authority within the applicable time limit, with a copy to the Sellers; in each case redacting, to the extent necessary, any information not relevant to any Tax Liability for which the Sellers may be liable under this Schedule; and

7.1.2         furnishes or causes to be furnished to the Sellers, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchase Entities as is reasonably requested for the filing of any United States Tax filings (including Forms 5471 and information sufficient to calculate the “subpart F income” (within the meaning of the Code) and “earnings and profits” (within the meaning of the Code) of any Purchase Entity.

8                                       DEDUCTIONS FROM PAYMENTS

8.1                           All sums payable by the Sellers to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings of any kind save only as may be required by law.

8.2                           If the Sellers are required by law to make a deduction or withholding from any payment referred to in paragraph 8.1, the Sellers shall pay to the Buyer such sum as will, after the making of any such deduction or withholding, leave the Buyer with the same amount as it would have received had no deduction or withholding been made.

8.3                           If any sum payable by the Sellers to the Buyer under this Schedule will be subject to Tax in the hands of the Buyer the amount payable shall be increased so as to ensure that the net amount retained by the Buyer after taking such Tax into account is equal to the full amount which would have been retained but for such Tax.

9                                        BUYER RESTRICTIONS

9.1                           The Buyer shall not, without the prior written consent of the Sellers (which may, in their sole and absolute discretion, withhold such consent), undertake, or cause to be undertaken, any action on or after the Completion through the end of the current taxable year of any Purchase Entity that is a “controlled foreign corporation” (within the meaning of the Code) that would be reasonably expected to generate “subpart F income” (within the meaning of the Code) that would be recognized by the Sellers (or their direct and indirect owners).

9.2                           The Buyer shall not, without the prior written consent of the Sellers (which may, in their sole and absolute discretion, withhold such consent) undertake, or cause to be undertaken, any action on or after the Completion with respect to any Purchase Entity that would be reasonably expected to generate “earnings and profits” (within the meaning of the Code) outside of the ordinary course that would be taken into account by the Sellers (or their direct and indirect owners) under Section 1248 of the Code.

9.3                           The Buyer shall not cause or permit an election under Section 338 of the Code (or any comparable applicable provision of U.S. state, local or non-U.S. Tax law) to be made with respect to any Purchase Entity in connection with the transactions contemplated by this Agreement.

10                               RECORDS AND PROVISION OF INFORMATION

10.1                   The Buyer shall procure that each Purchase Entity preserves and keeps in its possession or under its control, as required by law, all accounting and tax books, records, documents and information which relate to periods ended on or before the Completion Date or to the Straddle Period.

10.2                   The Sellers shall provide promptly to the Buyer, on request by the Buyer:

10.2.1                          copies of all relevant enquiries, correspondence and other communications received from or sent to the relevant Tax Authority; and

10.2.2                          such access (within normal business hours) to:

(a)                             relevant books, records, documents and information in their possession or under their control (and the right to copy the same); and

(b)                             those of their officers and employees with relevant knowledge of the Tax affairs of the Purchase Entities (and the right to ask them reasonable questions).

11                               INTEREST ON LATE PAYMENTS

If any payment required to be made by the Sellers under this schedule is not made by the due date for payment thereof, then that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 3 per cent above the base rate from time to time of the Bank of England compounded quarterly.

12                                TREATMENT OF AMOUNTS UNDER THIS SCHEDULE

Any adjustments and amounts paid or payable under this Schedule will be treated as an adjustment to the Consideration under the terms of this agreement so far as permitted under Applicable Law.

SCHEDULE 9

Manco Warranties

Part 1

Manco Warranties

1                                       MANCO

Manco is a corporation validly existing and in good standing under the laws of England and Wales.

2                                       MANCO SHARES

2.1                           The Manco Shares constitute the whole of the allotted and issued share capital of Manco and are fully paid, or credited as fully paid.

2.2                           The Manco Warrantors are the sole legal and beneficial owners of, and have the right to exercise all voting rights and other rights over, the Manco Shares and are entitled to transfer the legal and beneficial title to the Manco Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3                           The Manco Warrantors have all requisite corporate or similar power and authority to own, pledge or dispose of the Manco Shares.

2.4                           No Encumbrance has been granted to any person or otherwise exists affecting the Manco Shares or any unissued shares, debentures or other unissued securities of Manco, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.5         No shares in the capital of Manco have been issued and no transfer of any such shares has been registered except in accordance with all applicable laws and the Memorandum and Articles of Association of Manco and all such transfers have been duly stamped (where applicable).

2.6                           No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, grant, sale, transfer or conversion of any share or loan capital of Manco under any option, other agreement or otherwise (including under conversion rights or rights of pre-emption).  Except for this agreement and the Manco Warrantor’s constitutional documents, no Manco Warrantor is a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of Manco stock.

3                                       COMPANY SHARES

3.1                           Manco is the sole legal and beneficial owner of 40,649 B Ordinary Shares in the Company and has the right to exercise all voting rights and other rights over such shares in the Company, which shares are fully paid, or credited as fully paid.

3.2                           Manco has all requisite corporate power and authority to own, pledge or dispose of such 40,649 B Ordinary Shares in the Company.

3.3                           The 40,649 B Ordinary Shares in the Company owned by Manco are free from any Encumbrances and no other person is entitled to, or has made a claim to, enjoy or exercise rights attaching to such 40,649 B Ordinary Shares and there is no agreement or commitment to give or create any Encumbrance on, over or affecting such 40,649 B Ordinary Shares, in each case other than this agreement and no claim has been made by any person to be entitled to any such Encumbrance.

3.4                           Other than this agreement, there are no agreements, commitments or arrangements outstanding which provide for the issue, allotment or transfer of, or grant or accord a right (whether conditional or otherwise) to any other person to call for the issue, allotment or transfer of share or loan capital, or any debentures in or securities of Manco. No claim has been made by any person to be entitled to any of the foregoing.

3.5         There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Manco is or may become obligated to sell, or giving any person a right to acquire, or in any way dispose of the Manco Shares or any securities or obligations exercisable or exchangeable for, or convertible into, Manco Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Shares.

4                                       EMPLOYEES

Manco does not have any employees or individuals engaged on a consultancy basis and has never had any employees or individuals engaged on a consultancy basis.

5                                       INSOLVENCY

5.1                           No receiver, administrative receiver or administrator has been appointed over the whole or any part of the assets or undertaking of Manco.

5.2                           Manco is not in liquidation and no order, petition, application, proceeding, meeting or resolution has been made, presented, brought, called or passed for the purpose of appointing any receiver, administrative receiver or administrator and no such receiver, administrative receiver or administrator has been appointed in respect of Manco.

5.3         No order, petition, application, proceeding, or meeting has been made and no resolution has been passed for the winding-up of Manco and no petition has been presented for the purpose of winding-up of Manco and no petition has been presented and no meeting has been convened for the purpose of winding-up of Manco and so far as the Manco Warrantors are aware, there are no circumstances which are likely to give rise to the same.

5.4       No composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 of the Insolvency Act 1986 in respect of Manco.

5.5         No event analogous to those specified in paragraph 5 of this Schedule has occurred in relation to Manco and so far as the Manco Warrantors are aware there are no circumstances which are likely to give rise to the same.

6                                       MANCO ACCOUNTS

6.1                           The Manco Accounts:

(a)                                                have been prepared in good faith and with due care and attention and on a basis consistent with that employed both month-on-month and in the preparation of the Accounts;

(b)                                                are not affected by any extraordinary, exceptional or non-recurring items unless as disclosed in the Manco Accounts; and

(c)                                                do not materially misstate the state of affairs of Manco and its results for the period from the Accounts Date to date of the most recent Manco Accounts.

6.2                           Manco has no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not disclosed or provided for in the Manco Accounts.

7                                       LIABILITIES

7.1                           There is not outstanding any indebtedness owing by Manco to any director, secretary or other officer of Manco, the Manco Warrantors or any person connected with any of them, nor to any other person or body for any reason whatsoever nor is there any indebtedness owing to Manco by any such person or body.

7.2                           There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or threatened in writing against Manco or against such Manco Warrantor that (a) relate to the Manco Shares, (b) challenge the validity or enforceability of such obligations under this agreement or (c) would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions. Such Manco Warrantor is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Competent Authority that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions and the other transactions contemplated by this agreement.

8                                       PARTICULARS OF THE COMPANY

The particulars of Manco set out in Part 3 of Schedule 2 are true, complete and accurate in all respects.

9                                       TRADING

Save for holding the shares in the Company, Manco has not carried on business and has not traded.

SIGNED as a DEED on behalf of CYRUSONE LP, a Maryland limited partnership

By: CyrusOne GP, a Maryland statutory trust,

its general partner

By: CyrusOne Inc., a Maryland corporation, as its sole trustee, in the presence of a witness:

) ) ) )

/s/ Gary J. Wojtaszek
Gary J. Wojtaszek

President and Chief Executive Officer of CyrusOne Inc.

Signature of Witness:		/s/ Robert M. Jackson

Name:		Robert M. Jackson

Address:		2101 Cedar Springs Road, Suite 900, Dallas, TX 75201

Occupation:		Executive Vice President

SIGNED as a DEED on behalf of QUANTUM STRATEGIC PARTNERS LIMITED acting by an authorized signatory in the presence of a witness:	) ) )
/s/ Thomas L. O’Grady
Thomas L. O’Grady
Attorney-in-Fact

Signature of Witness:		/s/ Emily Veillette

Name:		Emily Veillette

Address:

Occupation:		Legal Analyst

SIGNED as a DEED on behalf of ZTL SELLER REP, LLC acting by an authorized signatory of its managing member, QUANTUM STRATEGIC PARTNERS LIMITED, in the presence of a witness:	) ) ) )
/s/ Thomas L. O’Grady
Thomas L. O’Grady
Attorney-in-Fact

Signature of Witness:		/s/ Emily Veillette

Name:		Emily Veillette

Address:

Occupation:		Legal Analyst

SIGNED as a DEED on behalf of ZENIUM TOPCO LIMITED acting by a director in the presence of a witness:	) ) )
/s/ Franek Sodzawiczny
Director

Signature of Witness:		/s/ Jennifer Kay Willson

Name:		Jennifer Kay Willson

Address:

Occupation:		Dog Groomer

SIGNED as a DEED on behalf of CYRUSONE DUTCH HOLDINGS B.V. in the presence of a witness:	))) )
/s/ Luke Joseph Frutkin
Name: Luke Joseph Frutkin

Title: Managing Director A

Signature of Witness:		/s/ Robert M. Jackson

Name:		Robert M. Jackson

Address:		2101 Cedar Springs Road, Suite 900, Dallas, TX 75201

Occupation:		Executive Vice President

/s/ Liselotte Francina Maria Heine
Name: Liselotte Francina Maria Heine

Title: Managing Director B

Signature of Witness:		/s/ E. Denekamp

Name:		E. Denekamp

Address:

Occupation:		Manager

SIGNED as a DEED by FRANEK SODZAWICZNY in the presence of a witness:	) ) )

/s/ Franek Sodzawiczny
Franek Sodzawiczny

Signature of Witness:		/s/ Jennifer Kay Wilson

Name:		Jennifer Kay Wilson

Address:

Occupation:		Dog Groomer

SIGNED as a DEED by MATTHEW PULLEN in the presence of a witness:	) ) )

/s/ Matthew Pullen
Matthew Pullen

Signature of Witness:		/s/ Kelly Bergman

Name:		Kelly Bergman

Address:

Occupation:		Accountant

SIGNED as a DEED by LOUISE JARVIS in the presence of a witness:	) ) )

/s/ Louise Jarvis
Louise Jarvis

Signature of Witness:		/s/ Kelly Bergman

Name:		Kelly Bergman

Address:

Occupation:		Accountant

SIGNED as a DEED by JULIAN KING in the presence of a witness:	) ) )

/s/ Julian King
Julian King

Signature of Witness:		/s/ Kelly Bergman

Name:		Kelly Bergman

Address:

Occupation:		Accountant

SIGNED as a DEED by NIGEL ROGERS in the presence of a witness:	) ) )

/s/ Nigel Rogers
Nigel Rogers

Signature of Witness:		/s/ Teresa Veronica Katrin

Name:		Teresa Veronica Katrin

Address:

Occupation:

SIGNED as a DEED by CHESTER REID in the presence of a witness:	) ) )

/s/ Chester Reid
Chester Reid

Signature of Witness:		/s/ Kelly Bergman

Name:		Kelly Bergman

Address:

Occupation:		Accountant

SIGNED as a DEED by MIKE VENABLES in the presence of a witness:	) ) )

/s/ Mike Venables
Mike Venables

Signature of Witness:		/s/ Neil Hunt

Name:		Neil Hunt

Address:

Occupation:		BMS Controls Engineer

SIGNED as a DEED by MARK O’KEEFE in the presence of a witness:	) ) )

/s/ Mark O’Keefe
Mark O’Keefe

Signature of Witness:		/s/ Kelly Bergman

Name:		Kelly Bergman

Address:

Occupation:		Accountant

SIGNED as a DEED by ASLIHAN GÜREŞÇIER in the presence of a witness:	) ) )

/s/ Aslihan Güreşçier
Aslihan Güreşçier

Signature of Witness:		/s/ Tevfik Onur Okay

Name:		Tevfik Onur Okay

Address:

Occupation:		Driver

SIGNED as a DEED by KEITH CRONSHAW in the presence of a witness:	) ) )

/s/ Keith Cronshaw
Keith Cronshaw

Signature of Witness:		/s/ Gary Neate

Name:		Gary Neate

Address:

Occupation:		Project Manager

SIGNED as a DEED on behalf of PENSION PARTNERSHIP SSAS TRUSTEES LIMITED acting by a director in the presence of a witness:	) ) )

/s/ Adam Wilkinson
Director

Signature of Witness:		/s/ Mary Patricia Robinson

Name:		Mary Patricia Robinson

Address:

Occupation:		Administrator

SIGNED as a DEED on behalf of ZENIUM INVESTORCO LIMITED acting by a director in the presence of a witness:	) ) )

/s/ Catherine French
Director
For Maitland Director (IOM) Limited

Signature of Witness:		/s/ Maxine Lace

Name:		Maxine Lace

Address:

Occupation:		Chartered Accountant